Exhibit (c)(ii)

Report on State Finances

2011-12

About this Report

The 2011-12 New South Wales Report on State Finances includes:

•	the audited Consolidated Financial Statements of the General Government and Total State Sectors and

•

the Outcomes Report on Government Finances for the general government, public non-financial corporation, public financial corporation and the non-financial public sectors, prepared in accordance with the Uniform Presentation Framework adopted by all Australian governments.

The Consolidated Financial Statements of the General Government and Total State Sectors shows the financial position and the result of operations of the State in comparison to the previous year. It also includes a full set of note disclosures required by Australian Accounting Standards. Included in this report are budget estimates and variance information.

The Outcomes Report allows readers to compare the financial results for New South Wales with other States.

These reports and associated commentary provide a comprehensive review of the State’s financial position.

A reference to one billion dollars is one thousand million dollars.

Table of Contents

Page

Highlights	1 - 1

Review of Financial Performance	2 - 1

Budget Result	2 - 1

Total State Sector Statement of Comprehensive Income	2 - 3

Total State Sector Statement of Financial Position	2 - 5

Fiscal Targets and Principles	2 - 11

Scope of Reporting	3 - 1

Developments in Financial Reporting	4 - 1

Total State Sector Accounts: Audited Consolidated Financial Statements of the NSW General Government and Total State Sectors	5 - 1

Statement of Compliance	5 - 3

Independent Auditor’s Report Total State Sector Accounts	5 - 4

Statements of Comprehensive Income	5 - 6

Statements of Changes in Equity	5 - 8

Statements of Financial Position	5 - 9

Statements of Cash Flows	5 - 10

Notes to the Financial Statements – Table of Contents	5 - 11

Uniform Presentation Framework: Outcomes Report	6 - 1

Statements of Financial Position	6 - 4

Sector Reports

General Government Sector	6 - 6

Public Non-Financial Corporations Sector	6 - 20

Non-Financial Public Sector	6 - 26

Public Financial Corporations Sector	6 - 32

Loan Council Allocation	6 - 37

Highlights

General Government Sector

•

A Budget surplus for 2011-12 of $680 million. This is an improvement of $1,398 million from the original Budget estimate and a $1,017 million improvement on the estimate contained in the 2012-13 Budget.

•

The improvement in the final Budget result compared with the result published in June 2012 was mainly due to earlier payment of Commonwealth National Partnership Payments, higher Sales of Goods and Services revenue, tight expenditure controls, favourable actuarial adjustments to Worker Compensation and Police Death and Disability liabilities and lower depreciation charges.

•	Total revenues were $59,032 million. This is $6 million higher than the original budget estimate. This reflects:

•	lower GST grants of $936 million

•	higher other grants and subsidies of $631 million

•	higher dividends and income tax equivalent payments and distributions of $204 million

•	higher taxation revenues of $102 million and

•	higher sale of goods and services revenues of $104 million.

•	Total expenses were $58,352 million. This is $1,392 million lower than the original Budget estimate and reflects:

•	lower grants and subsidies of $797 million reflecting a range of delays to programs and reclassifications

•	lower employee costs (excluding superannuation) of $609 million and

•	higher other operating expenses offset by lower depreciation and amortisation and interest expenses.

•

On a cash basis the 2011-12 result was a deficit of $5,731 million. The major driver of this variation was the impact of a post budget decision to inject an additional $4,582 million to pay down superannuation liabilities.

•

General Government Sector capital expenditure for 2011-12 was $5,880 million compared with an original budget estimate of $6,841 million. Poor weather conditions and delays in gaining Commonwealth approvals were the main contributors to the lower outcome.

•

General Government Sector net debt grew to $14,127 million or 3.1 per cent of GSP in June 2012. The increase in net debt includes the impact of the additional unbudgeted superannuation employer contributions of $4,582 million.

•	General Government Sector net lending result was a deficit of $2,024 million, reflecting the impact of the $5,880 million capital program.

Report on State Finances 2011-12	1 - 1

Highlights

Total State Sector

•	Net operating balance of the Total State Sector was a surplus of $1,699 million.

•

Net worth of the Total State Sector fell by $20,399 million to $145,511 million for the year ended June 2012. This was driven by a superannuation actuarial loss of $21,574 million reflecting the impact of historically low interest rates.

•	The State entered into a prepaid finance lease transaction of the Sydney Desalination Plant Pty Ltd on 1 June 2012 with a private sector consortium for proceeds of $2.3 billion.

•	Total State Sector net financial liabilities grew to $117,277 million reflecting higher superannuation liabilities and increased borrowings.

•	Total State Sector cash deficit of $7,436 million included the impact of the $4,582 million additional unbudgeted superannuation employer contribution.

•	Total State Sector capital expenditure for 2011-12 of $13,076 million.

•	Total State Sector net lending result was a deficit of $5,135 million, reflecting the impact of the $13,076 million state capital program.

Figure 1

Budget Result

(General Government Net Operating Balance)

For the Year ended 30 June

.......... Break in time series from the adoption of AASB 1049 affects the net operating balance, but not the balance sheet.

1 - 2	Report on State Finances 2011-12

Highlights

Figure 2

Total State Sector Net Worth

at 30 June

Figure 3

Total State Sector Net Financial Liabilities as

% Gross State Product at 30 June

Report on State Finances 2011-12	1 - 3

Highlights

Key Financial Indicators

			2010-11	2011-12
General Government Sector
Budget Result	$	m	1,340	680
Cash Result	$	m	(1,035)	(5,731)
Cash Result excluding additional superannuation contribution	$	m	(1,035)	(1,149)
Net Lending	$	m	(2,910)	(2,024)

			June 2011	June 2012
Net Debt	$	m	7,952	14,127
Net Debt as a % of GSP		%	1.8	3.1
Net Unfunded Superannuation Liability	$	m	32,333	47,181
Net Financial Liabilities (NFL)	$	m	49,694	72,624
NFL as a % of GSP		%	11.3	15.8

			2010-11	2011-12
Total State Sector
Net Operating Balance	$	m	1,249	1,699
Operating Result	$	m	4,733	(4,817)
Cash Result	$	m	(4,543)	(7,436)
Cash Result excluding additional superannuation contribution	$	m	(4,543)	(2,854)
Net Lending	$	m	(6,376)	(5,135)

			June 2011	June 2012
Net Debt	$	m	32,428	43,739
Net Debt as a % of GSP		%	7.4	9.5
Net Unfunded Superannuation Liability	$	m	34,054	50,922
Net Financial Liabilities (NFL)	$	m	87,152	117,277
NFL as a % of GSP		%	19.9	25.5
Total Assets	$	m	295,755	304,136
Total Liabilities	$	m	129,845	158,625
Net Worth	$	m	165,910	145,511

Throughout this Report NSW Treasury has estimated 2011-12 Gross State Product (GSP). The Australian Bureau of Statistics has yet to publish its 2011-12 estimate of GSP.

1 - 4	Report on State Finances 2011-12

Review of Financial Performance

Budget Result

The Budget Result refers to the Net Operating Balance for the General Government Sector. The Budget Result for 2011-12 is a surplus of $680 million and represents an improvement of $1,398 million on the original Budget estimate for 2011-12.

	Budget $m	Actual $m	Variation $m
Total Revenues	59,026	59,032	6
Total Expenses	59,744	58,352	(1,392)

Budget Result	(718)	680	1,398

A summary of the result compared to the original Budget estimate is outlined below and in Note 38 to the audited Consolidated Financial Statements.

Revenues

Total revenues of $59 billion were on budget.

•

Grants and subsidies in total were $305 million lower than budgeted. Commonwealth general purpose payments were $916 million less than expected mainly due to lower GST revenue ($936 million). This reflects weaker economic activity and a shift in spending to GST exempt goods and services. Commonwealth funding for natural disasters was also delayed, offset by various additional Commonwealth grants brought forward into 2011-12.

•

Taxation revenues were above budget by $102 million. Transfer Duty was higher ($100 million) due to large commercial transactions, while higher payroll tax revenue ($112 million) reflected stronger wages and employment growth. These increases were partly offset by reductions in Government Guarantee Fees ($76 million) associated with lower than forecast debt and interest rates, with land tax impacted by lower than expected land values ($132 million).

•

Dividends, taxes and other distributions exceeded budget by $204 million in 2011-12. Dividends include notional payments under the Gentrader contracts of $73 million compared with an original estimate of $30 million.

•

Sales of goods and services exceeded the Budget estimate by $104 million due to higher than forecast patient revenues and sales of medical supplies by the Ministry of Health. This higher revenue has offsetting expenditures.

Report on State Finances 2011-12	2 - 1

Review of Financial Performance

Expenses

Total expenses in 2011-12 were $1,392 million or 2.3 per cent below budget.

•

Employee Expenses were $609 million lower than budget. Legislative changes in both the Workers Compensation and in Police Death & Disability reduced expenses ($450 million) and delays in finalising various awards also reduced expenses ($100 million).

•

Superannuation Interest and Other Superannuation Costs were $1 million lower than budget. Superannuation costs do not include the actuarial loss of $19 billion resulting from the drop in bond yields. This loss is included in other economic flows which impacts on the net worth of the State.

•

Capital and Current Grants and Subsidies and Other Transfers Expense were $797 million lower than budget. This included reductions in expenditure associated with the Barangaroo pedestrian tunnel ($50 million), reduced provisions for liquidated damages associated with the electricity transaction ($22 million), lower than expected uptake in the Make Sydney Liveable scheme ($40 million), lower expenses associated with the Climate Change Fund ($110 million), and delays in Education expenditure ($120 million) as fewer additional students than expected participated in the Productivity Places National Partnership Program.

Expenses associated with Light Rail were less than budgeted ($100 million) due to a reclassification to capital expenditure. Under-expenditure also occurred in a number of industry assistance programs and as a result of the number of Aboriginal Land Claims processed being less than expected.

These reductions were offset by increased costs of Natural Disasters due primarily to the floods in Northern NSW ($25 million), and the increased costs of the Home Warranty Scheme ($95 million).

Further Budgetary Information

A detailed analysis of variances between the Budget Result and the original 2011-12 Budget is also included in Note 38 of the audited Consolidated Financial Statements (Page 5-157).

2 - 2	Report on State Finances 2011-12

Review of Financial Performance

Total State Sector Statement of Comprehensive Income

The 2011-12 Total State Sector Statement of Comprehensive Income is prepared in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The statement reports several key aggregates:

•	Net Operating Balance

•	Operating Result

•	Comprehensive Result

•	Net Lending/Borrowing

The statement of comprehensive income is located at Pages 5-6 and 5-7 of the Consolidated Financial Statements.

Note 37 to the report includes information on the convergence differences between the AASB 1049 aggregates and the GFS equivalents.

The following analysis is for the Total State Sector. It compares actual results for 2011-12 and 2010-11.

Net Operating Balance

The Net Operating Balance for the Total State Sector was a surplus of $1,699 million compared to a $1,249 million surplus in 2010-11. The Net Operating Balance is also referred to as the net result from transactions (total revenues less total expenses).

Revenue

Total revenues for 2011-12 were $71,229 million, an increase of 3.8 per cent over 2010-11.

Revenues include Commonwealth grants, taxes, fines, fees, sales of goods and services and interest and dividends.

Note 2 to the Consolidated Financial Statements details the revenues by class and their components.

The following revenue areas had significant movement in 2011-12 compared with 2010-11:

•	Taxation - up $540 million

•	Sale of goods and services - up $816 million and

•	National Agreements and National Partnership Payments - up $690 million.

The rise in taxation includes an increase in payroll tax by $332 million reflecting employment growth and a rise in average wages.

Report on State Finances 2011-12	2 - 3

Review of Financial Performance

In December 2008 the Commonwealth and all States and Territories (the States) signed the Intergovernmental Agreement on Federal Financial Relations (IGA) establishing a new framework for Federal financial relations. The IGA sets out a framework for Commonwealth payments to the States. There are three types of payments: general purpose payments (mainly GST), National Agreements (NAs) and National Partnership (NP) payments.

Total Commonwealth grants revenue rose by 4.3 per cent compared to 2010-11. GST revenue provided to New South Wales increased by $389 million, but was $936 million less than budgeted in 2011-12.

Commonwealth National Partnership payments to NSW were $733 million higher in 2011-12. The increase principally relates to funding for transport infrastructure.

Figure 5

Total State Sector Revenue 2011-12

(2010-11 in brackets)

Expenses

Total State Sector expenses grew by $1,741 million or 2.6 per cent in 2011-12.

Employee expenses (excluding superannuation) grew by 5.8 per cent during 2011-12 to $29,204 million. The growth in employee expenses is a function of increases in wage rates, employee numbers and workforce pay-grade creep.

Depreciation and amortisation expense rose by $150 million or 2.5 per cent during 2011-12 due to the expansion in the capital stock associated with high levels of capital expenditure and asset revaluations.

Grants and subsidies fell overall by $973 million or 11.8 per cent in 2011-12. This mainly reflects the transfer last year of properties valued at $946 million (nil in 2011-12) to community housing providers.

2 - 4	Report on State Finances 2011-12

Review of Financial Performance

Operating Result

The Operating Result comprises the Net Operating Balance adjusted for ‘Other Economic Flows included in the Operating Result’. Note 4 to the Consolidated Financial Statements details the impact of other economic flows on the result.

The Operating Result for 2011-12 is a deficit of $4,817 million. It mainly comprises a net operating surplus of $1,699 million (explained above) adjusted for the net loss of $5,074 million resulting from fair value adjustments to financial instruments. This is mainly attributed to a fair value adjustment in T-Corp borrowings of $3,930 million resulting from historically low interest rates.

Comprehensive Result

The Comprehensive Result comprises the Operating Result adjusted for other economic flows direct to equity. The 2011-12 Comprehensive Result was a deficit of $20,399 million. It mainly comprises the $4,817 million operating deficit, a $21,574 million actuarial loss on superannuation and a $6,193 million increment from asset revaluations. The superannuation actuarial loss was primarily driven by the fall in the liability discount rate. Explanations of the superannuation loss and asset increments can be found at Note 24 ‘Superannuation Provisions’ and Note 15 ‘Property Plant, and Equipment’.

Net Lending/(Borrowing)

The net lending result represents the financing requirement of the government, calculated taking into account both recurrent and capital transactions.

In 2011-12 the net lending result was a deficit of $5,135 million, reflecting the impact of the $13,076 million state capital program.

Total State Sector Statement of Financial Position

Total State Sector Net Worth was $145,511 million in June 2012, a decrease of $20,399 million or 12.3 per cent on the previous year.

The decrease in Net Worth mainly reflects fair value adjustments in TCorp borrowings and an increase in superannuation liabilities. Both the valuation of debt and superannuation have been affected by historically low interest rates.

The General Government Net Worth of $145,511 million is the same as the Total State Sector because the general government sector records an equity investment in the net assets of the Public Non-financial Corporation (PNFC) and Public Financial Corporation (PFC) sectors.

Non-Financial Assets

Non-financial assets represent such items as public schools, hospitals, roads, bridges, transport, public housing and sporting facilities, as well as the infrastructure of the State’s commercial authorities such as electricity power stations and distribution assets, dams and water pipelines and ports infrastructure.

Report on State Finances 2011-12	2 - 5

Review of Financial Performance

The State’s non-financial assets were valued at $262,788 million at 30 June 2012, an increase of $9,726 million on the previous year. This included an increase in investments in property and infrastructure of $8,781 million, an increase in intangibles of $423 million, an increase in the valuation of inventories of $111 million and an increase in the assets classified as Held for Sale of $211 million.

Capital expenditure on property and infrastructure in 2011-12 included investments in:

•	educational facilities	$ 684 million

•	hospitals and equipment	$ 754 million

•	roads and maritime services	$ 2,812 million

•	public housing	$ 364 million

•	public transport	$ 2,378 million

•	energy infrastructure	$ 3,553 million

•	water infrastructure	$ 915 million

Several agencies performed cyclical revaluations of their property, plant and equipment during the financial year. As a result, the value of these assets increased by $5.5 billion. Refer to Note 15 ‘Property, Plant and Equipment’ and Note 16 ‘Intangibles’ for further information on the annual movements in these asset classes.

Net Financial Liabilities

Net Financial Liabilities (NFLs) reflect the financial obligations of the Government. They comprise net debt, unfunded superannuation and other employee provisions, insurance obligations and other liabilities, after deducting receivables and other financial assets.

Total State Sector NFL as a share of gross state product (GSP) increased to 25.5 per cent in June 2012 from 19.9 per cent in June 2011 (Refer Figure 6) substantially due to the revaluation of superannuation liabilities due to historically low bond yields and partial debt funding of capital expenditure. In dollar terms, NFL rose to $117 billion.

2 - 6	Report on State Finances 2011-12

Review of Financial Performance

Figure 6

Total State Sector

Net Financial Liabilities as a Percentage of

Gross State Product at 30 June

Net Financial Liabilities (NFL) comprise:

	June 2012 $m	June 2011 $m
Net Debt	43,739	32,428
Superannuation Liabilities	50,922	34,054
Employee Provisions	15,289	13,737
Insurance Obligations	7,427	6,833
Other net liabilities / (assets)	-100	100

Net Financial Liabilities	117,277	87,152

Net Debt

Net Debt comprises borrowings, advances received and deposits held, less cash and cash equivalent assets, financial assets and advances paid.

Total State Sector Net Debt increased by $11,311 million to $43,739 million for the year ended 30 June 2012 reflecting capital expenditure of $13,076 million and additional unbudgeted superannuation contributions of $4,582 million.

The Net Debt of the State as a percentage of GSP increased from 7.4 per cent in June 2011 to 9.5 per cent June 2012 (Refer Figure 7). This is after the State made an additional unbudgeted contribution of $4,582 million to superannuation which includes $3,782 million from the proceeds of the electricity transaction.

Report on State Finances 2011-12	2 - 7

Review of Financial Performance

Figure 7

Total State Sector

Net Debt as a Percentage of

Gross State Product at 30 June

Superannuation Liabilities

Superannuation liabilities represent the actuarially assessed obligations for past and present employees less the net market value of scheme assets set aside to meet these obligations. During 2011-12, net unfunded superannuation liabilities increased by $16,868 million to $50,922 million. This increase in unfunded liabilities over the twelve months to 30 June 2012 is largely explained by the effect of several factors:

•	a fall in the discount rate used to value liabilities from 5.28 per cent to 3.06 per cent.

•	State Super Fund earnings below long term average fund earnings.

•	an increase in the accrued benefits due to an additional year of service being provided by current State Super Fund scheme contributors and

•	the unwinding of the discount on the present value of total future benefit payments.

Under AASB 119 a floating discount rate based on Commonwealth long-term government bond yields as at 30 June each financial year is used to estimate the present value of liabilities. Bond yield fluctuations lead to major variations in liability estimates over time. In the current uncertain global environment, AAA rated Commonwealth government bonds are seen as a safe haven for international investors. As a result, yields have fallen to very low levels by historical standards.

2 - 8	Report on State Finances 2011-12

Review of Financial Performance

The increase in liability has been partly offset by an unbudgeted $4,582 million increase in employer contributions for General Government and Total State Sectors. The current low level of interest rates has made it more attractive for the government to place proceeds from the electricity transaction with State Super rather than repay debt.

Employer and employee assets in the defined benefits schemes were $34,488 million at 30 June 2012.

Other Employee Provisions

Other employee provisions include annual and long service leave and self-funded obligations for workers compensation.

These liabilities grew by 11.3 per cent to $15,289 million in June 2012. The significant increase was again due to the valuation of long service leave liabilities using historically low interest rates.

Insurance Obligations

These liabilities primarily comprise obligations of the Treasury Managed Fund (excluding workers compensation) and include liabilities for dust disease claims, lifetime care and support for victims with catastrophic injuries from motor vehicle accidents and closed insurance schemes such as the Transport Accident Compensation Fund (old third party scheme).

Insurance liabilities grew by 8.7 per cent to $7,427 million in June 2012. The growth has been affected by the impact of emerging claims in the relatively new Lifetime Care and Support Scheme. These liabilities are backed by similar levels of cash and investments which have been collected through motor vehicle CTP premiums.

Other net liabilities / (net assets)

Other net assets increased by $200 million during 2011-12.

Net Worth

The movement in various financial and non-financial assets and liabilities, outlined above, resulted in a decrease in Net Worth during 2011-12 of $20,399 million to $145,511 million. This reflected an operating result deficit of $4,817 million and a superannuation actuarial loss of $21,574 million offset by asset revaluation increments of $6,193 million.

Report on State Finances 2011-12	2 - 9

Review of Financial Performance

Future Developments

The proceeds from the following transactions will be invested in Restart NSW – the fund established by the Government to deliver vital infrastructure projects, with 30 per cent of the Fund to be reserved for projects in regional areas.

Long-Term Lease of Port Botany

On 6 September 2011, the NSW Government announced plans to refinance State-owned assets at Port Botany to fund priority infrastructure projects. It is anticipated the Port Botany facility will be refinanced under a 99-year lease with a view to completing the transaction in the first half of 2013.

Port Botany is the sole dedicated container port in NSW and is the State’s major import facility for bulk liquids.

Following Government consideration of a scoping study, an expression of interest process for Port Botany commenced in October 2012.

Port Kembla

On 12 June 2012, the NSW Government announced plans to refinance State-owned assets at Port Kembla to fund priority infrastructure projects across New South Wales.

Port Kembla is already the entry point for imports of all passenger motor vehicles and located only 80 kilometres from the proposed development of the new intermodal terminal at Moorebank.

As a regional port, Port Kembla has significant growth potential that can be more appropriately managed and financed by the private sector.

Following Government consideration of a scoping study, an expression of interest process for Port Kembla commenced in October 2013 with a view to completing the transaction in the first half of 2013.

Like the proposed Port Botany transaction, additional scoping work will be undertaken which will provide recommendations on the best way forward and ensure key public interest outcomes are protected.

An additional $100 million is to be set aside from the proceeds for infrastructure investment in the Illawarra region.

Lottery Scoping Work

On 12 June 2012, the NSW Government announced an investigation of the potential monetisation of part of NSW’s lottery revenue duties to bring forward future revenues for today’s infrastructure needs. The investigation has commenced.

Any transaction will be subject to a further Government decision following the completion of the investigation.

2 - 10	Report on State Finances 2011-12

Review of Financial Performance

Generator Sales

On 24 November 2011, the Government announced the sale of the State’s electricity generators and the Cobbora coal mine development. A scoping study is now underway. Along with providing transaction strategies, the scoping study will also consider the possible timing of any transactions.

The scoping studies are expected to be completed by the end of 2012. Subject to Government consideration and approvals, any transactions are likely to commence in 2013.

Fiscal Targets and Principles

The Fiscal Responsibility Act 2005 set out a number of fiscal principles and targets for the General Government sector. In accordance with the Act, a review was tabled in Parliament in June 2011. The review found that many targets and principles were not met. Performance against the targets and principles of that Act were reported in the 2012-13 Budget papers.

The Government’s fiscal consolidation strategy has been reflected in the Fiscal Responsibility Act 2012, which was tabled in Parliament in June 2012 and assented to on 28 August 2012. This Act replaces the Fiscal Responsibility Act 2005.

The new Act has as its key objective maintaining the State’s triple-A credit rating. There are two targets:

•	Holding expense growth below long-term revenue growth and

•	Eliminating unfunded superannuation liabilities by 2030.

The Act also requires the Government to pursue its objectives in accordance with three principles of sound financial management:

•	Responsible and sustainable spending, taxation, and infrastructure investment

•	Effective financial and asset management and

•	Achieving intergenerational equity.

The Fiscal Responsibility Act 2012 also requires the Budget to include a fiscal strategy statement; a report on performance against the Act’s object, targets and principles; an explanation of any departures from the object, targets or principles along with a plan to restore compliance; and an assessment of the impact of Budget measures on the long-term fiscal gap. Every five years commencing 2016-17 the Budget is to include an updated Long Term Fiscal Pressures Report and reassessment of the long-term fiscal gap.

Report on State Finances 2011-12	2 - 11

Scope of Reporting

The Report on State Finances combines the Consolidated Financial Statements of the NSW General Government and Total State Sectors (the Total State Sector Accounts) and the Outcomes Report as required by Loan Council.

Each report gives a different focus on Government finances. The Consolidated Financial Statements capture the cost of operating Government services including depreciation of non-financial assets and valuation adjustments on assets and liabilities, as well as the stock of assets and liabilities. The statements are presented with full accrual accounting note disclosures.

The Outcomes Report provides similar information but is more focused on comparing the actual result to the original budget. In addition, it provides further disaggregation of key aggregates.

A commentary has been provided on the key results of each report.

Consolidated Financial Statements

The Consolidated Financial Statements are also known as the Total State Sector Accounts. They are prepared in accordance with Australian Accounting Standards, in particular AASB 1049, and are audited.

The Total State Sector Accounts reports on the operating results, financial position and cash flows of the New South Wales General Government and Total State Sectors.

The New South Wales Total State Sector includes both the General Government sector and the State’s Public Non-Financial Corporations (PNFCs) and Public Financial Corporations (PFCs).

PNFCs are responsible for supplying public infrastructure services, including electricity, ports, water and public transport. PNFCs, other than in the transport and housing sectors, are self-funded from user charges and have been given a specific charter to run their businesses on commercial lines including the achievement of a commercial rate of return on the resources employed.

PFCs may accept demand, time or savings deposits and/or have the authority to incur liabilities and acquire financial assets in the market on their own account. An example of a PFC is the NSW Treasury Corporation.

Refer to Note 39 for a full list of consolidated entities.

3 - 1	Report on State Finances 2011-12

Scope of Reporting

For financial reporting and policy framework purposes, NSW Treasury classifies its Government entities under one of three sectors:

•	general government

•	public non-financial corporation or

•	public financial corporation.

Consolidation of entities in these financial statements has been done in accordance with Australian Accounting Standards AASB 127 and AAS 1049, as disclosed in Note 1 to the financial statements.

In 2011-12, the Auditor-General qualified his opinion on the Consolidated Financial Statements:

The State adopts a fair value accounting policy when measuring buildings. Due to the way the accounting policy was applied to certain buildings, I am unable to obtain all the information I require to form an opinion on the value of buildings and related transactions in the Total State Sector Accounts. Consequently, I am unable to form an opinion whether the following items are free from material misstatement:

•	within the statements of financial position:

•	Property, Plant and Equipment (Land and Buildings) - buildings valued at $18.6 billion

•	within the statements of comprehensive income:

•	Revaluations - revaluation increment of $4.9 billion

•	Depreciation and Amortisation - depreciation expense on buildings of $380 million.

As a further consequence, I am unable to form an opinion on the State’s Net Operating Balance/Budget Result, Operating Result, and Comprehensive Result in the statement of comprehensive income.

Certain parcels of land within New South Wales and related infrastructure may be controlled by the State, but these have not been recognised in the Total State Sector Accounts. The value of land and infrastructure that potentially should be recognised is estimated between $500 million and $1.5 billion but may be outside this range. I am unable to obtain all the information I require to form an opinion on the value of land assets and any related infrastructure that should be recognised in the Total State Sector Accounts. Consequently, I am unable to form an opinion whether Property, Plant and Equipment (Land and Buildings) in the statements of financial position are free from material misstatement. My opinion for the year ended 30 June 2011 was similarly qualified.

The State has recognised the value of certain archives in the Total State Sector Accounts for the first time. Although these archives have been valued at $938 million, I have been unable to obtain all the information I require to form an opinion on their existence and value. Consequently, I am unable to form an opinion whether Property, Plant and Equipment (Plant and Equipment) in the statements of financial position are free from material misstatement.

Report on State Finances 2011-12	3 - 2

Scope of Reporting

In 2010-11, the Auditor-General qualified his opinion on the Consolidated Financial Statements:

Certain parcels of land within New South Wales and related infrastructure may be controlled by the State, but these have not been recognised in the financial statements. The State is currently identifying and valuing which parcels it controls. Until this exercise is complete, I am unable to obtain all the information I require to form an opinion on the value of land assets and any related infrastructure that should be recognised in the financial statements. My opinion for the year ended 30 June 2010 was similarly qualified.

In 2011-12, the State concluded a project to identify and recognise controlled Crown reserve land, buildings, and infrastructure. As a result $201 million of property was recognised for the first time and the audit qualification was removed.

The Independent Auditor’s Report for 2010-11 included an emphasis of matter, which is not an audit qualification. The emphasis of matter refers to a matter appropriately presented or disclosed in the financial report that, in the auditor’s judgement, is of such importance that it is fundamental to users’ understanding of the financial report.

The emphasis of matter was as follows:

Significant Uncertainty regarding Collection of Taxation Receivable

I draw attention to Note 6(c) to the financial statements. In 2006-07, the Chief Commissioner of State Revenue received an objection from a taxpayer to an assessment issued under the Duties Act 1997. The matter is subject to appeal in the Supreme Court. Until such time as the matter is resolved, the ultimate outcome and impact on the Net Operating Balances, Operating Results and Net Borrowings presented in the Total State Sector Accounts remains uncertain. My opinion is not qualified in respect of this matter.

This matter was settled in 2012, and the uncertainty has been removed. Refer to footnote (c) of Note 6 ‘Receivables’ for further information.

Outcomes Report

The May 1991 Premiers’ Conference agreed to the introduction of the Uniform Presentation Framework (UPF).

The primary objective of the UPF is to ensure that Commonwealth, State and Territory governments provide a common ‘core’ of financial information. The UPF requires the release of a budget presentation, a mid year update and an end of year Outcomes Report.

The Outcomes Report is based on the AASB 1049 reporting standard to harmonise GFS with accounting standards. It provides a suite of financial statements (without detailed notes) for the various sectors of Government.

The Outcomes Report provides a consistent minimum reporting base for all States and Territories.

3 - 3	Report on State Finances 2011-12

Developments in Financial Reporting

Public Accounts Committee Inquiry into the Quality and Timeliness of Financial Reporting

On 8 October 2010 the Public Accounts Committee of the Legislative Assembly (PAC) made a number of recommendations to improve the quality and timeliness of financial reporting in the public sector.

The Committee’s five recommendations and the Government’s response in April 2011 was as follows:

1.	The Committee recommends that the Treasurer require all agencies to conduct a hard close of their accounts at 31 March from 2011.

Response:

The Government supports the principle underpinning the recommendation that agencies should conduct accounts preparation work as early as possible to minimise any likelihood of misstatements in material submitted to the Auditor-General for audit.

Last year Treasury consulted with the Auditor-General and agencies that piloted hard close procedures. The main lesson from the pilot is that a full hard close is not cost efficient or practical for all agencies as it can cause significant duplication with the year-end close.

Accordingly, Treasury has implemented a progressive rollout of early close procedures. Early close procedures involve conducting certain aspects of the financial statement preparation process early (for example, developing pro-forma financial statements and resolving significant accounting policy issues) but not conducting all aspects of a hard close. In 2011-12, Treasury required all agencies to perform early close procedures (small agencies were only required to prepare pro-forma early close statements as a minimum), and prepare their year-end financial statements earlier than in previous years. Treasury views the early close program as iterative, with agencies learning and improving each year.

The Government believes that these initiatives will address the Committee’s concerns about the quantity of misstatements in agency accounts, in a cost efficient manner.

2.	The Committee recommends that the Treasurer propose amendments to the Public Finance and Audit Act 1983 requiring chief financial officers to certify their financial reporting systems.

Response:

The Government supports the principle that chief financial officers are made more explicitly accountable for the quality of financial information produced by their agencies.

Treasury requires all Chief Financial Officers (CFOs) to express annually a formal opinion as to the effectiveness of internal controls over the financial information prepared by their agencies.

Current Status: In the 2011-12 Treasury provided guidance to agencies in support of the certification process. These statements for 2011-12 were due to Treasury by 12 August 2012. Almost 85 per cent of the 130 agencies required to submit a response have provided certifications. Treasury has written to the remaining agencies to remind them of their obligation in this regard.

Report on State Finances 2011-12	4 - 1

Developments in Financial Reporting

3.	The Committee recommends that the Premier ensure that accountability for accurate and timely financial reporting is included in all chief executive officers’ performance agreements.

Response:

The Government supports this recommendation and it will be incorporated as part of a broader reform of accountability of chief executive officers.

Current Status: CEO performance agreements for principal departments now include a requirement for accurate and timely financial reporting.

4.	The Committee recommends that the Treasurer develop and implement a program to bring forward the deadline for the tabling of annual reports in Parliament to three months after the end of the financial year by 2013 at the latest.

Response:

The Government supports this recommendation. Amendments will be required to the statutory reporting deadlines set out in the Public Finance and Audit Act 1983, the Annual Reports (Statutory Bodies) Act 1984 and the Annual Reports (Departments) Act 1985.

The early close procedures currently being adopted will facilitate earlier tabling of annual reports.

5.	The Committee recommends that the Treasurer consider proposing amendments to prescribe minimum qualifications of chief financial officers in the Public Finance and Audit Act 1983.

Response:

The Premier’s Department Circular 99-69 ‘Qualifications for Senior Financial Management and Accounting Positions’ is still current. The Circular prescribes that departmental Chief Financial Officers (and other specified senior financial reporting staff) have formal tertiary and professional accounting qualifications. The Government believes this issue can be managed more flexibly through the current administrative arrangements rather than through legislative amendment.

Early Close Program

In 2011-12, Treasury expanded its ‘Early Close’ Program to all agencies, as well as bringing forward year-end reporting deadlines. The bringing forward of reporting deadlines could not have been achieved without the successful co-operation of staff and management in agencies, the Audit Office, and Treasury. The program will assist the government to achieve the outcomes in recommendations 1 and 4 above.

The purpose of the early close is to reduce errors and improve timeliness in the preparation and audit of the annual financial statements. The early close required agencies to prepare financial statements and notes based on the period to March or April 2012, which facilitates the early performance of audit procedures. Effectively, financial statement preparation and audit work commenced earlier, and concluded earlier.

4 - 2	Report on State Finances 2011-12

Developments in Financial Reporting

The early close program in 2011-12 included:

•	Treasury requiring all agencies adopt early close procedures (small agencies were only required to prepare pro-forma early close statements as a minimum)

•	Treasury issuing its accounting policies and mandates before the end of March 2012

•	agencies resolving key accounting treatments prior to completing their early close statements

•	adopting March or April 2012 as an early close date, and valuing key balances in March/April for example, physical assets and provisions

•	drafting of pro forma statements and notes with year to date information, and preparing analytical review and other supporting work papers

•	agreement not to adjust prior period comparatives unless there are changes that can be demonstrated as material, for which accounting standards require retrospective adjustment

•	the Audit Office reporting its findings to agencies from any audit procedures conducted in respect of early close procedures

•	the Audit Office report providing feedback to the agencies in time for the preparation of June statements

•

agencies preparing their financial statements earlier than in previous years and the Audit Office concluding their audit procedures earlier than previous years. This effectively assists agencies accountability through the more timely release of financial statements and annual reports.

An area of focus identified for 2012-13 is to ensure that the valuation of assets is completed for the early close procedures.

Report on State Finances 2011-12	4 - 3

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Total State Sector Accounts

2011 – 2012

Audited Consolidated Financial Statements

of the NSW General Government

and Total State Sectors

Total State Sector Accounts	5 - 1

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5 - 2	Total State Sector Accounts

Statement of Compliance

In our opinion the Total State Sector Accounts:

•	have been prepared on the basis of the financial reporting requirements as prescribed in the Public Finance and Audit Act 1983; and

•	are in accordance with AASB 1049 Whole of Government and General Government Sector Financial Reporting and all other Australian Accounting Standards.

The Hon. Mike Baird MP	Philip Gaetjens	Catherine Trivers
Treasurer	Secretary	Director
	The Treasury	The Treasury

22 October 2012

Total State Sector Accounts	5 - 3

INDEPENDENT AUDITOR’S REPORT

New South Wales General Government and Total State Sectors

To Members of the New South Wales Parliament

I have audited the accompanying financial statements of the New South Wales General Government and Total State Sectors (the Total State Sector Accounts), which comprise the statements of financial position as at 30 June 2012, the statements of comprehensive income, statements of changes in equity and statements of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information.

Basis for Qualified Opinion

The State adopts a fair value accounting policy when measuring buildings. Due to the way the accounting policy was applied to certain buildings, I am unable to obtain all the information I require to form an opinion on the value of buildings and related transactions in the Total State Sector Accounts. Consequently, I am unable to form an opinion whether the following items are free from material misstatement:

•	within the statements of financial position:

•	Property, Plant and Equipment (Land and Buildings) – buildings valued at $18.6 billion

•	within the statements of comprehensive income:

•	Revaluations – revaluation increment of $4.9 billion

•	Depreciation and Amortisation – depreciation expense on buildings of $380 million.

As a further consequence, I am unable to form an opinion on the State’s Net Operating Balance/Budget Result, Operating Result, and Comprehensive Result in the statement of comprehensive income.

Certain parcels of land within New South Wales and related infrastructure may be controlled by the State, but these have not been recognised in the Total State Sector Accounts. The value of land and infrastructure that potentially should be recognised is estimated between $500 million and $1 .5 billion but may be outside this range. I am unable to obtain all the information I require to form an opinion on the value of land assets and any related infrastructure that should be recognised in the Total State Sector Accounts. Consequently, I am unable to form an opinion whether Property, Plant and Equipment (Land and Buildings) in the statements of financial position are free from material misstatement. My opinion for the year ended 30 June 2011 was similarly qualified.

The State has recognised the value of certain archives in the Total State Sector Accounts for the first time. Although these archives have been valued at $938 million, I have been unable to obtain all the information I require to form an opinion on their existence and value. Consequently, I am unable to form an opinion whether Property, Plant and Equipment (Plant and Equipment) in the statements of financial position are free from material misstatement.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the Total State Sector Accounts are prepared, in all material respects, in accordance with Australian Accounting Standards and section 6 of the Public Finance and Audit Act 1983 (the PF&A Act). My opinion should be read in conjunction with the rest of this report.

Level 15, 1 Margaret Street, Sydney NSW 2000 | GPO Box 12, Sydney NSW 2001 | t 02 9275 7101 | f 02 9275 7179 | e mail@audit.nsw.gov.au | audit.nsw.gov.au

5 - 4	Total State Sector Accounts

Treasurer’s Responsibility for the Total State Sector Accounts

The Treasurer is responsible for the preparation of the Total State Sector Accounts in accordance with Australian Accounting Standards and the PF&A Act and for such internal control as the Treasurer determines is necessary to enable the preparation of the Total State Sector Accounts that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the Total State Sector Accounts based on my audit. I conducted my audit in accordance with Australian Auditing Standards. Those standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the · audit to obtain reasonable assurance about whether the Total State Sector Accounts are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor con.siders internal control relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial statements.

I believe the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

My qualified opinion does not provide assurance:

•	about the future viability of the New South Wales General Government and Total State Sectors

•	that the Sectors’ activities have been carried out effectively, efficiently and economically

•	about the effectiveness of the Sectors’ internal control

•	about assumptions used in formulating the Budget figures disclosed in the financial statements

•	about security and controls over the electronic publication of the audited financial statements on any website where they may be presented

•	about other information that may have been hyperlinked to/from the financial statements.

Independence

In conducting my audit, I have complied with the independence requirements of the Australian Auditing Standards and relevant ethical pronouncements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•

mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their roles by the possibility of losing clients or income.

Peter Achterstraat

Auditor-General

22 October 2012

SYDNEY

Total State Sector Accounts	5 - 5

The NSW Consolidated Statements of Comprehensive Income for the Year Ended 30 June 2012

		General Government Sector		Total State Sector
		2011-12	2010-11	2011-12	2010-11
FROM CONTINUING OPERATIONS	Note	$m	$m	$m	$m
Revenue from Transactions
Taxation	2	20,660	20,395	19,858	19,318
Grants and Subsidies
Commonwealth General Purpose	2	14,289	13,900	14,289	13,900
Commonwealth National Agreements	2	6,806	6,860	6,817	6,860
Commonwealth National Partnership Payments	2	4,948	4,215	4,948	4,215
Other Grants and Subsidies	2	700	642	500	439
Sale of Goods and Services	2	4,961	4,658	18,625	17,809
Interest	2	530	468	1,203	1,477
Dividend and Income Tax Equivalents from Other Sectors	2	2,138	1,982	—	—
Other Dividends and Distributions	2	410	430	446	446
Fines, Regulatory Fees and Other	2	3,590	3,594	4,543	4,180

		59,032	57,144	71,229	68,644

Expenses from Transactions
Employee	3	25,425	24,277	29,204	27,593
Superannuation
Superannuation Interest Cost	3	821	835	758	773
Other Superannuation	3	2,294	2,210	2,709	2,623
Depreciation and Amortisation	3	2,978	2,818	6,078	5,928
Interest	3	2,061	1,826	4,188	4,149
Other Property		1	1	1	1
Other Operating	3	13,409	12,438	19,418	18,575
Grants and Subsidies
Current Grants and Subsidies	3	9,220	8,905	6,620	6,634
Capital Grants	3	2,143	2,494	657	1,616

		58,352	55,804	69,633	67,892

TRANSACTIONS FROM DISCONTINUING OPERATIONS	35	—	—	103	497

NET RESULT FROM TRANSACTIONS -
NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)		680	1,340	1,699	1,249

5 - 6	Total State Sector Accounts

The NSW Consolidated Statements of Comprehensive Income for the Year Ended 30 June 2012

		General Government Sector		Total State Sector
		2011-12	2010-11	2011-12	2010-11
	Note	$m	$m	$m	$m

NET OPERATING BALANCE		680	1,340	1,699	1,249

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	4	(1,074)	86	(1,133)	86
Other Net Gains/(Losses)	4	(824)	72	(5,429)	3,544
Share of Earnings from Associates (excluding Dividends)		(22)	153	(22)	153
Dividends from Asset Sale Proceeds	4	12	3,406	—	—
Deferred Income Tax from Other Sectors	4	(727)	(174)	—	—
Other	4	96	(304)	94	(305)
Discontinuing Operations - Other Economic Flows		—	—	(26)	6

Other Economic Flows - included in Operating Result		(2,539)	3,239	(6,516)	3,484

OPERATING RESULT		(1,859)	4,579	(4,817)	4,733

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations		5,838	935	5,647	4,948
Share of Earnings from Associates from Revaluations		546	41	546	41
Actuarial Gain/(Loss) from Superannuation		(19,407)	447	(21,574)	425
Net Gain/(Loss) on Equity Investments in Other Sectors		(5,479)	4,347	—	—
Net Gain/(Loss) on Financial Instruments at Fair Value		3	—	(97)	71
Other		(41)	46	(104)	177

Other Economic Flows - other comprehensive income		(18,540)	5,816	(15,582)	5,662

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS		(20,399)	10,395	(20,399)	10,395

KEY FISCAL AGGREGATES
COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS		(20,399)	10,395	(20,399)	10,395

Less: Net Other Economic Flows		21,079	(9,055)	22,098	(9,146)

NET OPERATING BALANCE		680	1,340	1,699	1,249

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets		5,782	6,537	12,747	14,321
Sales of Non-financial Assets		(384)	(283)	(641)	(776)
Less: Depreciation		(2,978)	(2,818)	(6,078)	(5,928)
Plus: Change in Inventories		7	5	22	17
Plus: Other Movements in Non-financial Assets
Assets Aquired Using Finance Leases		98	510	329	547
Other		179	299	455	(556)
Equals Total Net Acquisition of Non-Financial Assets		2,704	4,250	6,834	7,625

EQUALS: NET LENDING/(BORROWING)		(2,024)	(2,910)	(5,135)	(6,376)

The Statements of Comprehensive Income should be read in conjunction with the accompanying notes.

Total State Sector Accounts	5 - 7

The NSW Consolidated Statements of Changes in Equity for the Year Ended 30 June 2012

2011-12	Equity at 1 July 2011 $m	Comprehensive Result $m	Transfers between equity classes $m	Equity at 30 June 2012 $m

General Government Sector
Accumulated funds	30,437	(22,277)	2,490	10,650
Reserves
Asset revaluation surplus	49,497	7,274	(2,523)	54,248
Equity investment revaluation surplus	1,732	547	(10)	2,269
Hedging reserve	—	—	—	—
Available for sale reserve	84,232	(5,943)	—	78,289
Equity relating to assets held for sale	12	—	43	55

	165,910	(20,399)	—	145,511

Total State Sector
Accumulated funds	69,957	(27,899)	2,846	44,904
Reserves
Asset revaluation surplus	94,188	7,050	(2,876)	98,362
Equity investment revaluation surplus	1,732	547	(10)	2,269
Hedging reserve	8	(100)	—	(92)
Available for sale reserve	—	3	—	3
Equity relating to assets held for sale	25	—	40	65

	165,910	(20,399)	—	145,511

2010-11	Equity at 1 July 2010 $m	Changes in Accounting Policy and Corrrections of Errors (a) $m	Comprehensive Result $m	Transfers between equity classes $m	Equity at 30 June 2011 $m

General Government Sector
Accumulated funds	24,329	—	4,220	1,888	30,437
Reserves
Asset revaluation surplus	49,569	938	814	(1,824)	49,497
Equity investment revaluation surplus	58	1,685	41	(52)	1,732
Hedging reserve	—	—	—	—	—
Available for sale reserve	78,912	—	5,320	—	84,232
Equity relating to assets held for sale	24	—	—	(12)	12

	152,892	2,623	10,395	—	165,910

Total State Sector
Accumulated funds	61,927	—	5,456	2,574	69,957
Reserves
Asset revaluation surplus	90,924	938	4,827	(2,501)	94,188
Equity investment revaluation surplus	58	1,685	41	(52)	1,732
Hedging reserve	(56)	—	71	(7)	8
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	39	—	—	(14)	25

	152,892	2,623	10,395	—	165,910

(a)	Refer to Note 28 for further detail of the corrections of errors.

The Statements of Changes in Equity should be read in conjunction with the accompanying notes.

5 - 8	Total State Sector Accounts

The NSW Consolidated Statements of Financial Position as at 30 June 2012

		General Government Sector		Total State Sector
		2012	2011	2012	2011
	Note	$m	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	5	6,576	8,258	9,975	11,758
Receivables	6	6,012	5,785	5,902	6,763
Tax Equivalents Receivable	7	470	408	—	—
Financial Assets at Fair Value	8	7,235	7,577	20,777	19,987
Advances Paid	9	936	891	454	447
Deferred Tax Equivalents Asset	7	4,733	5,363	—	—
Equity
Investments in Other Public Sector Entities	10	78,306	84,232	—	—
Investments in Associates	10	4,224	3,731	4,224	3,731
Other Financial Assets		12	—	16	7
Total Financial Assets		108,504	116,245	41,348	42,693

Non-Financial Assets
Inventories	11	284	276	1,451	1,340
Forestry Stock and Other Biological Assets	12	8	9	746	759
Assets Classified as Held for Sale	13	432	248	504	293
Investment Properties	14	169	236	749	782
Property, Plant and Equipment
Land and Buildings	15	62,020	58,388	113,172	108,400
Plant and Equipment	15	9,828	9,775	14,445	14,065
Infrastructure Systems	15	63,883	59,913	126,692	123,063
Intangibles	16	1,710	1,292	3,251	2,828
Other Non-financial Assets	17	1,495	1,235	1,778	1,532
Total Non-financial Assets		139,829	131,372	262,788	253,062

TOTAL ASSETS		248,333	247,617	304,136	295,755

LIABILITIES
Deposits Held	18	1,233	1,378	1,847	1,858
Payables	19	4,423	3,937	6,053	6,710
Tax Equivalents Payable	7	18	47	—	—
Liabilities Directly Associated with Assets Held for Sale	13	—	—	—	—
Borrowings and Derivatives at Fair Value	20	16	21	69,444	59,271
Borrowings at Amortised Cost	21	26,870	22,509	2,899	2,721
Advances Received	22	755	770	755	770
Employee Provisions	23	12,802	11,627	15,289	13,737
Superannuation Provision	24	47,181	32,333	50,922	34,054
Deferred Tax Equivalent Provision	7	780	660	—	—
Other Provisions	25	6,252	5,878	8,571	7,939
Other Liabilities	26	2,492	2,547	2,845	2,785

TOTAL LIABILITIES		102,822	81,707	158,625	129,845

NET ASSETS		145,511	165,910	145,511	165,910

NET WORTH
Accumulated Funds	27	10,650	30,437	44,904	69,957
Reserves	27	134,861	135,473	100,607	95,953

TOTAL NET WORTH		145,511	165,910	145,511	165,910

OTHER FISCAL AGGREGATES
Net Debt		14,127	7,952	43,739	32,428
Net Financial Liabilities		72,624	49,694	117,277	87,152

The Statements of Financial Position should be read in conjunction with the accompanying notes.

Total State Sector Accounts	5 - 9

The NSW Consolidated Statements of Cash Flows for the Year Ended 30 June 2012

		General Government Sector		Total State Sector
		2011-12	2010-11	2011-12	2010-11
	Note	$m	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation		20,801	20,523	20,089	19,392
Sale of Goods and Services		5,046	5,378	19,605	20,986
Grants and Subsidies		26,640	25,429	26,451	25,369
Interest		521	464	1,185	1,461
Dividends and Income Tax Equivalents from Other Sectors		1,980	2,058	—	—
Other		6,394	5,294	9,020	6,786

Total Receipts		61,382	59,146	76,350	73,994

Payments
Employee Related		(24,755)	(23,384)	(28,214)	(26,722)
Superannuation		(7,673)	(2,988)	(8,097)	(3,444)
Payments for goods and services		(14,728)	(13,665)	(20,906)	(20,840)
Grants and Subsidies		(9,576)	(9,620)	(5,538)	(5,752)
Interest		(1,405)	(1,230)	(3,560)	(3,470)
Other		(3,549)	(3,076)	(5,095)	(4,406)

Total Payments		(61,686)	(53,963)	(71,410)	(64,634)

NET CASH FLOWS FROM OPERATING ACTIVITIES	29	(304)	5,183	4,940	9,360

CASH FLOWS FROM INVESTING ACTIVITIES
Non-financial Assets
Proceeds from Sale of Non-financial Assets		379	271	642	763
Purchases		(5,806)	(6,489)	(13,018)	(14,666)

Net Cash Flows from Investments in Non-financial Assets		(5,427)	(6,218)	(12,376)	(13,903)

Financial Assets (Policy Purposes)
Receipts		323	3,773	2,364	4,065
Payments		(148)	(158)	(211)	(188)

Net Cash Flows from Investments in Financial Assets (Policy Purposes)		175	3,615	2,153	3,877

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments		564	739	574	5,072
Purchase of Investments		(393)	(964)	(1,655)	(262)

Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)		171	(225)	(1,081)	4,810

NET CASH FLOWS FROM INVESTING ACTIVITIES		(5,081)	(2,828)	(11,304)	(5,216)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances received		14	—	16	—
Advances repaid		(54)	(53)	(52)	(51)
Proceeds from borrowings		12,701	3,375	52,213	49,993
Repayments of Borrowings		(8,842)	(1,820)	(47,440)	(49,823)
Deposits received/(paid) - net		(147)	1,362	(146)	1,331
Other - net		12	(36)	(7)	(36)

NET CASH FLOWS FROM FINANCING ACTIVITIES		3,684	2,828	4,584	1,414

NET INCREASE/(DECREASE) IN CASH HELD		(1,701)	5,183	(1,780)	5,558

Opening Cash and Cash Equivalents		8,258	3,071	11,756	6,194
Reclassification of Cash Equivalents		19	4	(37)	4

CLOSING CASH BALANCE	29	6,576	8,258	9,939	11,756

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities		(304)	5,183	4,940	9,360
Net Cash Flows from Investments in Non-Financial Assets		(5,427)	(6,218)	(12,376)	(13,903)

CASH SURPLUS/(DEFICIT)	37	(5,731)	(1,035)	(7,436)	(4,543)

The Statements of Cash Flows should be read in conjunction with the accompanying notes.

5 - 10	Total State Sector Accounts

Notes to the Financial Statements

Notes to the Financial Statements

Note 1:	Statement of Significant Accounting Policies	5 - 12
Note 2:	Revenues	5 - 35
Note 3:	Expenses	5 - 39
Note 4:	Other Economic Flows included in the Operating Result	5 - 41
Note 5:	Cash and Cash Equivalent Assets	5 - 41
Note 6:	Receivables	5 - 42
Note 7:	Income Tax Equivalents	5 - 42
Note 8:	Financial Assets at Fair Value	5 - 43
Note 9:	Advances Paid	5 - 44
Note 10:	Equity Investments	5 - 44
Note 11:	Inventories	5 - 49
Note 12:	Forestry Stock and Other Biological Assets	5 - 50
Note 13:	Non Current Assets Classified as Held for Sale	5 - 51
Note 14:	Investment Properties	5 - 51
Note 15:	Property, Plant and Equipment	5 - 52
Note 16:	Intangibles	5 - 58
Note 17:	Other Non-Financial Assets	5 - 60
Note 18:	Deposits Held	5 - 62
Note 19:	Payables	5 - 62
Note 20:	Borrowings and Derivative Liabilities at Fair Value	5 - 63
Note 21:	Borrowings at Amortised Cost	5 - 64
Note 22:	Advances Received	5 - 64
Note 23:	Employee Provisions	5 - 65
Note 24:	Superannuation Provisions	5 - 66
Note 25:	Other Provisions	5 - 81
Note 26:	Other Liabilities	5 - 85
Note 27:	Net Worth (Equity)	5 - 86
Note 28:	Restated Comparative Financial Statements due to Corrections of Prior Period Errors and Discontinued Operations	5 - 87
Note 29:	Cash Flow Information	5 - 94
Note 30:	Trusts Under Management	5 - 96
Note 31:	Expenditure Commitments	5 - 97
Note 32:	Contingencies - Contingent Liabilities and Contingent Assets	5 - 99
Note 33:	Events after the Reporting Period	5 -108
Note 34:	Financial Instruments	5 -109
Note 35:	Discontinuing Operations	5 -129
Note 36:	Disaggregated Financial Statements	5 -136
Note 37:	Key Fiscal Aggregates and Reconciliations to Government Finance Statistics	5 -151
Note 38:	Budgetary Information on 2011-12 General Government Sector Financial Statements .	5 -157
Note 39:	Details of Consolidated Entities	5 -168
Note 40:	Key Technical Terms Used in the Financial Statements	5 -173

Total State Sector Accounts	5 - 11

Note 1

Note 1:	Statement of Significant Accounting Policies

Scope

The Total State Sector Accounts include the financial statements for the New South Wales Total State Sector and the General Government Sector.

The Total State Sector comprises the General Government Sector, the Public Trading Enterprise Sector and the Public Financial Enterprise Sector. These sectors are determined in accordance with the principles and rules contained in the Australian Bureau of Statistics Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual).

The General Government Sector comprises all government agencies that are controlled and mainly financed by the State that:

•	redistribute income and wealth; and / or

•	provide or distribute goods and services on a non-market basis to individuals and the community.

In New South Wales, the General Government Sector includes government departments and other agencies that have a regulatory function or provide services primarily to other general government agencies.

Public Trading Enterprises (PTEs) are government controlled entities that are largely self-funded from user charges and have a commercial charter. However, they may receive funding from the State Budget for social programs (non-commercial activities). The PTE sector is also referred to by the ABS as the Public Non-financial Corporation Sector. Examples are the water authorities, the electricity distributors, port authorities and other State Owned Corporations.

Public Financial Enterprises (PFEs) are government controlled entities that perform central bank functions, or accept demand, time or savings deposits, or have the authority to incur liabilities and acquire financial assets in the market on their own account. This sector includes NSW Treasury Corporation. The PFE sector is also referred to by the ABS as the Public Financial Corporation Sector.

The New South Wales Total State Sector and General Government are not-for-profit entities for accounting purposes. There are a number of cash generating units, which are effectively represented by for-profit entities, largely in the PTE sector, including the water, electricity and port authorities.

The financial statements of the Total State Sector and General Government Sector for the year ended 30 June 2012 were authorised for issue by the Treasurer on 22 October 2012. This report was issued from:

The Treasury

Level 27

Governor Macquarie Tower

1 Farrer Place,

Sydney NSW 2000

AUSTRALIA

5 - 12	Total State Sector Accounts

Note 1

Basis of Preparation

The financial statements of the Total State Sector is a general purpose financial report. The purpose of these financial statements is to provide users with information about the stewardship by the Government in relation to the Total State Sector and General Government Sector, and information that facilitates assessments of the macroeconomic impact of the State.

The financial statements of the Total State Sector and the General Government Sector are prepared in accordance with:

•

applicable Australian Accounting Standards (which include paragraphs applicable to not-forprofit entities and Australian Interpretations), and in particular Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting, and

•	section 6 of the Public Finance and Audit Act 1983.

In accordance with AASB 1049, the financial statements of the General Government Sector are included as a separate column adjacent to the Total State Sector financial information. AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP/AGAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual. A glossary of key technical terms used in the financial statements, including relevant GFS terminology, is included in Note 40.

Judgements, key assumptions and estimations that management has made in the preparation of the financial statements are disclosed in the relevant notes to the financial statements.

All amounts are rounded to the nearest million dollars and are expressed in Australian dollars.

Impact of New and Revised Accounting Standards

In 2011-12 there are no new or amended standards having a material impact on the financial statements.

Total State Sector Accounts	5 - 13

Note 1

New Accounting Standards issued but not effective

The following accounting standards, amendments and interpretations have been issued, but are not yet effective, and have not been adopted:

AASB 9 and AASB 2010-7 regarding financial instruments

AASB 10 Consolidated Financial Statements

AASB 11 Joint Arrangements

AASB 12 Disclosure of Interests in Other Entities

AASB 13 and AASB 2011-8 regarding fair value measurement

AASB 119 , AASB 2011-10 and AASB 2011-11 regarding employee benefits

AASB 127 Separate Financial Statements

AASB 128 Investments in Associates and Joint Ventures

AASB 1053 and AASB 2010-2 regarding differential reporting

AASB 2010-8 regarding deferred tax

AASB 2010-10 regarding removal of fixed dates for first time adopters

AASB 2011-2 regarding Trans Tasman Convergence – Reduced Disclosure Requirements (RDR)

AASB 2011-3 regarding orderly adoption of changes to the ABS GFS Manual

AASB 2011-4 removing individual key management personnel disclosure requirements

AASB 2011-6 regarding RDR and relief from consolidation

AASB 2011-7 regarding consolidation and joint arrangements

AASB 2011-9 regarding presentation of items of other comprehensive income Interpretation 20 and AASB 2011-12 regarding Interpretation 20 regarding stripping costs in the production phase of a surface mine

AASB 2011-13 regarding AASB 1049, General Purpose Financial Statements (GAAP) and Government Finance Statistics (GFS) harmonisation

As a result of the amendment to AASB 119, which will be applied from 2013-14, the net superannuation interest cost on the defined benefit superannuation schemes is likely to increase, and become more volatile, as the amended Standard will calculate the net interest expense using the government bond rate (i.e. a single discount rate).

In contrast, the net interest expense is currently calculated as the difference between the gross interest cost based on the government bond rate and the expected return on plan assets. The change will increase the net interest expense because the expected return on plan assets is normally higher than the government bond rate, thereby reducing the gross interest income and increasing the net interest expense. The difference between the actual asset returns and the gross interest income based on the government bond rate will be recognised as a re-measurement (actuarial gain/loss from superannuation) in other comprehensive income. Table D-1 of 2012-13 Budget Paper No.2 estimates a negative impact of nearly $1 billion to the 2013-14 budget and operating results. However, the comprehensive result, superannuation liabilities, net financial liabilities and net worth remain unchanged.

Aside from the impact of AASB 119, it is considered impracticable to presently determine the impact of adopting the above listed accounting standards issued, but not effective.

5 - 14	Total State Sector Accounts

Note 1

Principles of Consolidation

The Total State Sector Accounts consolidates all assets, liabilities, equities, revenues and expenses of the New South Wales Government including those of entities controlled by the State, in accordance with AASB 127 Consolidated and Separate Financial Statements.

In contrast, the General Government Sector financial statements consolidate only those entities within the General Government Sector, using the consolidation procedures specified in AASB 127. The General Government Sector financial statements are not required to apply the full requirements of AASB 127 and AASB 139 Financial Instruments: Recognition and Measurement. Instead of consolidating the PTEs and PFEs on a line by line basis, the General Government Sector financial statements recognise an asset, being the equity investment in those entities, and a gain or loss for changes in the carrying amount of the asset.

Entities are considered to be controlled when the State has the capacity to dominate their financial and operating policies in pursuing the Government’s objectives. Entities are not consolidated where the State merely regulates or acts as a trustee, because these fall outside the concept of ‘control’ defined in AASB 127.

Excluded entities include local government bodies, universities, certain reserve trusts created under the Crown Lands Act 1989, hospitals listed under Schedule 3 of the Health Services Act 1977, the State’s Superannuation Funds, the trust funds of the New South Wales Trustee and Guardian, Rental Bond Board, and Workers’ Compensation Insurance Fund, the NSW Aboriginal Land Council and most professional registration and marketing authorities.

All transactions and balances between NSW government agencies (for the Total State Sector Accounts) and between General Government Sector agencies (for the General Government Sector financial statements), have been eliminated. Dissimilar accounting policies adopted by agencies have been amended to ensure consistent policies are adopted in similar circumstances, unless an Accounting Standard permits categorisation of items for which different policies may be appropriate.

Details of consolidated entities are included in Note 39.

Statement of Comprehensive Income Presentation

All amounts included in the comprehensive result (total change in net worth before transactions with owners as owners) are classified as ‘transactions’ or ‘other economic flows’ consistent with the principles in the ABS GFS Manual.

‘Transactions’ result from mutually agreed interaction between parties, such as sales of goods and services. It also includes depreciation. ‘Other economic flows’ result from a change in the volume or value of an asset or liability that does not result from a ‘transaction’, including revaluations resulting from changes in market prices and other gains and losses that result from changes in the volume of assets.

‘Other economic flows’ are separated between those recognised in the GAAP operating result and those recognised as ‘other comprehensive income’, as defined in AASB 101 Presentation of Financial Statements. In some cases, certain items required to be disclosed under Accounting Standards are split into ‘transaction’ and ‘other economic flow’ components.

Total State Sector Accounts	5 - 15

Note 1

Revenue from Transactions

Revenue is measured at the fair value of the consideration or contribution received or receivable, in accordance with AASB 1004 Contributions and AASB 118 Revenue. Additional comments regarding the accounting policies for the recognition of revenue are discussed below.

State Taxation

State taxation is recognised upon assessment as follows:

•	Government-assessed revenues (mainly land tax) are recognised at the time the assessments are issued.

•

Taxpayer-assessed revenues including payroll tax and stamp duty, are recognised when the funds are received by the tax collecting agency. Additional revenues, identified after review of taxpayer returns, are recognised upon amended assessment.

Grants and Subsidies

These are recognised when the State gains control over the grants and subsidies, which is normally obtained when the cash is received.

This primarily comprises Commonwealth general purpose and specific purpose payments.

Sale of Goods and Services

Revenue from the sale of goods is recognised when the State transfers to the buyer the significant risks and rewards of ownership of the assets.

Revenue is recognised from the rendering of services when the service is provided or by reference to the stage of completion.

Rental revenue (including from investment properties and public housing) is treated as a government service and recognised in accordance with AASB 117 Leases on a straight-line basis over the lease term.

Interest Revenue

Interest revenue is recognised as it accrues using the effective interest method in accordance with AASB 139 Financial Instruments: Recognition and Measurement. Net realised or unrealised gains and losses on the revaluation of investments do not form part of ‘revenue / expenses from transactions’ but are reported as part of ‘other economic flows – included in the operating result’.

5 - 16	Total State Sector Accounts

Note 1

Dividends and Income Tax Equivalents from other sectors

The General Government Sector receives dividends and tax equivalent payments (pursuant to National Competition Policy) from some of the State’s PTEs and PFEs. Dividends are recognised as revenue when the right to receive payment is established. Dividend ‘transaction’ revenue excludes dividends paid out of asset sale proceeds, which are treated as ‘other economic flows – included in the operating result’.

Income tax equivalents (represented by the current tax payable / receivable by / from the PTE and PFE sector) are recognised as ‘revenue from transactions’ in the period when earned. Tax equivalent receivables / payables from / to the PTE and PFE sector are also recognised in the General Government Sector, when controlled.

Deferred tax equivalent income and expense are recognised in the General Government Sector as part of ‘other economic flows – included in the operating result’, as well as an asset / liability.

The General Government Sector is the counterparty to the tax effect accounting entries recognised by PTEs and PFEs that are part of the National Tax Equivalent Regime. This treatment is adopted on the basis that the General Government Sector controls these sectors and therefore these amounts.

On consolidation, dividend and income tax equivalent entries are eliminated for the Total State Sector Accounts.

Other Dividends and Distributions

Other dividends include dividends received from investments in entities other than the PTE and PFE sectors and are recognised when the right to receive payment is established. Distributions are mainly represented by distributions from managed fund investments, administered by NSW Treasury Corporation (TCorp). Distributions are recognised as revenue when the right to receive payment is established, which for the managed fund investments is normally on distribution. They exclude fair value movements in the unit price of the investments, which are recognised as ‘other economic flows - included in the operating result’.

Fines, Regulatory Fees and Other Revenue

These revenues are recognised when earned if the monetary amounts can be determined reliably. Otherwise, they are accounted for as follows:

•

Fines issued by the Courts are recognised when the fine is issued. Traffic infringement fines, such as those administered by the State Debt Recovery Office, are recognised when the cash is received. Revenue from enforcement orders is regarded as being reliably measured when the order is issued.

•	Licence fees and royalty revenue are recognised on an accrual basis in accordance with the substance of the relevant agreement.

Total State Sector Accounts	5 - 17

Note 1

Expenses from Transactions

Expenses are recognised when incurred.

Employee Expenses (excluding superannuation)

These expenses include costs related to employment such as salaries and wages, leave entitlements, fringe benefits tax, workers’ compensation, redundancies and other on-costs associated with leave entitlements.

Payroll tax paid by New South Wales general government sector agencies is eliminated in the General Government Sector financial statements, along with the PTE and PFE amounts, on consolidation in the Total State Sector. Some employee-related expenses are capitalised as part of the construction costs of certain non-current physical assets.

The recognition and measurement policy for employee expenses is detailed below in the associated liability policy note.

Superannuation Expense

Superannuation expense comprises:

•	for defined contribution plans, the accrued contribution for the period;

•

for defined benefit plans, the current service cost and gross interest cost less the expected return on plan assets. This excludes the actuarial gains and losses, which are classified as ‘other economic flows – other comprehensive income’.

Depreciation and Amortisation

Each depreciable property, plant and equipment asset is depreciated to allocate the cost or revalued amount (net of its residual value) over its useful life, in accordance with AASB 116 Property, Plant and Equipment. Depreciation is generally allocated on a straight-line basis.

However certain heritage assets, including original artworks and collections and heritage buildings, may not have a limited useful life because appropriate curatorial and preservation policies are adopted. Such assets are not subject to depreciation. Land is not a depreciable asset.

Intangible assets with finite lives are amortised under the straight line method and expensed in the statement of comprehensive income for the period, in accordance with AASB 138 Intangible Assets. Intangible assets with an indefinite life are not amortised, but are tested for impairment annually.

Interest expense

This comprises interest on borrowings and the unwinding of discounts on non-employee provisions. Interest costs, including borrowing costs under AASB 123 Borrowing Costs, are recognised as expenses in the period in which they are incurred.

5 - 18	Total State Sector Accounts

Note 1

Other Property Expenses

This comprises land rent and royalty expenses, which are recognised as expenses in the period in which they are incurred.

Other Operating Expenses

These expenses generally represent the day-to-day running costs incurred in the normal operation of agencies, and include asset maintenance costs paid to external parties. The recognition and measurement policy for other provision expenses is detailed below in the associated liability policy note.

Grants and Transfer expenses

Grants and transfer expenses generally comprise cash contributions to local government authorities and non-government organisations. They are expensed when the State transfers control of the assets. For the General Government Sector, they also include grants and subsidies paid to PTEs and PFEs.

Accounting for the Goods and Services Tax (GST)

In accordance with Interpretation 1031 Accounting for the Goods and Services Tax, revenues, expenses and assets are recognised net of the amount of GST, except:

•

where the amount of GST incurred as a purchaser is not recoverable from the Australian Taxation Office, it is recognised as part of the cost of acquisition of an asset or as part of an item of expense; and

•	receivables and payables are stated with the amount of GST included.

Cash flows are included in the statement of cash flows on a gross basis and the GST component of cash flows arising from investing and financing activities which is recoverable from, or payable to, the Australian Taxation Office is classified as an operating cash flow.

Other Economic Flows

Other economic flows mainly comprise gains and losses on re-measurement of assets and liabilities. This includes realised and unrealised gains and losses, such as gains and losses on asset disposals and sale of businesses, actuarially assessed gains and losses of defined benefits superannuation liabilities, fair value adjustments to physical and financial assets, including investments in other sectors and dividends from asset sale proceeds. These gains or losses are ‘other economic flows’, which are included either in the GAAP ‘operating result’ or ‘other comprehensive income’, in accordance with AASB 101 Presentation of Financial Statements.

Total State Sector Accounts	5 - 19

Note 1

Discontinuing Operations

The financial impact of discontinuing operations is disclosed in summary on the face of the Statement of Comprehensive Income in accordance with AASB 5 Non-Current Assets Held for Sale and Discontinued Operations. Note 35 discloses further detail for each discontinued operation, including the financial impact of transactions (revenues and expenses) and other economic flows, the accounting gain or loss, and the cash flows of the discontinued operation.

Assets

Assets recognised in the statement of financial position are classified into financial and non financial assets, based on a liquidity presentation.

Cash and Cash Equivalents

Cash and cash equivalent assets in the statement of financial position comprise cash at bank and in hand, short-term deposits with an original maturity of three months or less, and deposits in NSW Treasury Corporation’s Hour-Glass Managed Fund Cash Facility.

For the purposes of the Statement of Cash Flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Receivables

Receivables include debtors in relation to goods and services, taxes, fines and levies receivable. Statutory receivables, such as taxes receivable are not classified as financial instruments.

Receivables are recognised initially at fair value, based on the transaction cost or face value, in accordance with AASB 139. Subsequent measurement is at amortised cost using the effective interest method, less an allowance for any impairment.

Reimbursements receivable are recognised as a separate asset when it is virtually certain that the reimbursement will be received if the entity settles the obligation and shall not exceed the amount of the related provision.

Changes in receivables are accounted for when impaired (‘other economic flows – included in the operating result’), derecognised (‘other economic flows – included in the operating result’) or through the amortisation process (‘transaction’).

Short-term receivables with no stated interest rate are measured at the original invoice amount where the effect of discounting is immaterial.

Financial Assets at Fair Value

Financial assets at fair value mainly include certain investments designated at fair value through profit or loss upon initial recognition, including the NSW Treasury Corporation Hour-Glass Investment facilities. In the Total State Sector Accounts, this also includes securities and placements held by NSW Treasury Corporation.

Financial assets at fair value are either classified as ‘held for trading’, ‘available for sale’ (the residual category) or are designated at ‘fair value through profit and loss’, in accordance with AASB 139.

5 - 20	Total State Sector Accounts

Note 1

Changes in fair value for assets classified or designated at fair value through profit and loss are recognised as an ‘other economic flow - included in the operating result’. Changes in fair value for available for sale assets are recognised as ‘other economic flows - other comprehensive income’, until impaired or disposed of. Refer to Note 1 Impairment of Financial Assets and Financial Liabilities for further details.

A change in fair value excludes ‘interest’ and ‘distributions’, which are recognised as ‘revenue from transactions’.

Financial assets designated at fair value through profit or loss, namely the TCorp Hour Glass Investment facilities and the TCorp securities and placements, are designated on the basis that these financial assets are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management strategy, and information about these assets is provided internally on that basis to key management personnel.

Purchases and sales of financial assets under contracts that require delivery of the asset within the timeframe established by convention or regulation are recognised on the trade date i.e. the date that government was committed to purchase or sell the asset.

Advances Paid

Advances paid comprise loans made for public policy purposes. As such, these advances are generally contracted at interest rates that are below market rates. Advances paid are initially measured at fair value plus transaction costs. The difference between the market and the contracted interest rates is recognised in the operating result.

Advances paid consist of non-derivative financial assets with fixed or determinable payments that are intended to be held to maturity or are not quoted in an active market. These financial assets are subsequently measured at amortised cost using the effective interest method, in accordance with AASB 139. Changes in advances paid are accounted for when impaired (‘other economic flows – included in the operating result’), derecognised (‘other economic flows – included in the operating result’) or through an amortisation process (‘transaction’).

Equity Investments in Other Public Sector Entities

In the General Government Sector financial statements, the interest in the PTE and PFE sectors is, in the absence of fair value, accounted for as an equity investment based on the state’s proportional share of the carrying amount of net assets of those sectors (before consolidation adjustments), in accordance with AASB 1049. Any change in the carrying amount of the investment is accounted for as a change in fair value and accounted for in a manner consistent with the treatment of ‘available for sale’ financial assets in AASB 139 and is recognised as an ‘other economic flow – other comprehensive income’. Dividends from the General Government Sector investments in the PTE and PFE sector are accounted for as ‘revenue from transactions’.

Total State Sector Accounts	5 - 21

Note 1

Investments in Associates

Equity investments in joint venture entities and associates are accounted for using the equity method.

Movements in the State’s share of profits are recognised in the operating result, split between dividends recognised as ‘revenue from transactions’ and the share of earnings excluding dividends recognised as ‘other economic flows – included in the operating result’. Movements in the State’s share of revaluations to a reserve are recognised as an ‘other economic flows – other non-owner movement in equity’.

Impairment of Financial Assets

All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139.

An allowance for impairment of receivables is established when there is objective evidence that the State will not be able to collect amounts due.

For financial assets carried at amortised cost, the amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate.

When an available for sale financial asset is impaired, the amount of the cumulative loss is removed from reserves and recognised in profit or loss, based on the difference between the acquisition cost (net of any principal repayment and amortisation) and current fair value, less any impairment loss previously recognised in profit or loss.

Any reversals of impairment losses are reversed through profit or loss, where there is objective evidence, except reversals of impairment losses on investments in an equity instrument classified as ‘available for sale’ which must be made through the reserve. Reversals of impairment losses of financial assets carried at amortised cost cannot result in a carrying amount that exceeds what the carrying amount would have been had there not been an impairment loss.

The amount of the impairment loss is recognised as ‘other economic flows - included in the operating result’. Bad debts are written off as incurred and are treated as ‘expenses from transactions’, where mutually agreed.

De-recognition of financial assets and financial liabilities

In accordance with AASB 139, a financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire, or if the State transfers the financial asset:

•	where substantially all the risks and rewards have been transferred or

•	where the State has not transferred substantially all the risks and rewards, if control has not been retained.

A financial liability is derecognised when the obligation specified in the contract is discharged or cancelled or expires.

5 - 22	Total State Sector Accounts

Note 1

Inventories

Inventories held for distribution are stated at cost, adjusted when applicable for any loss of service potential, in accordance with AASB 102 Inventories. A loss of service potential is recognised where the current replacement cost is lower than the carrying amount.

Inventories (other than those held for distribution) are valued at the lower of cost or net realisable value. Cost is calculated using the weighted average cost or the ‘first in first out’ method. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Where inventories are acquired at no cost or for nominal consideration, cost is the current replacement cost as at the date of acquisition. The current replacement cost is the cost the State would incur to acquire the asset on the reporting date.

Forestry Stock

The fair value of native forest crops, softwood plantations and hardwood plantations is determined using a discounted cash flow approach. The valuation assumes the continuation of existing practices with regard to forest management and silviculture. The market valuation is prepared by professional foresters, employed by Forests NSW using techniques/methods published in scientific journals and accepted by the forestry industry. The net change in fair value (resulting from price and volume movements) from the beginning to the end of the year is recognised as revenue or an expense in the statement of comprehensive income. This method of valuation closely reflects the usual market practice and provides a more accurate view of the value of the assets in terms of future revenue generation.

Assets Classified as Held for Sale

Certain non-current assets (or disposal groups) are classified as held for sale, where their carrying amount will be recovered principally through a sale transaction, not through continuing use. Non-current assets (or disposal groups) held for sale are recognised at the lower of carrying amount and fair value less costs to sell, in accordance with AASB 5 Non-Current Assets Held for Sale and Discontinued Operations. These assets are not depreciated while they are classified as held for sale.

Investment Properties

The State owns properties to earn rentals and/or for capital appreciation. These investment properties are stated at fair value supported by market evidence at the reporting date.

Gains or losses arising from changes in fair value are included in ‘other economic flows – included in the operating result’ for the period in which they arise. No depreciation is charged on investment properties, however, where material, ‘consumption of capital’ is recognised as an ‘expense from transactions’.

Total State Sector Accounts	5 - 23

Note 1

Management has determined that the following be treated as property, plant and equipment, instead of investment properties based on AASB 140 Investment Property:

•	public housing is treated as property, plant and equipment because the properties are held to provide a social service rather than for investment purposes; and

•

properties leased within the NSW public sector by the State Property Authority are treated as property, plant and equipment because the properties are held to provide a service rather than for investment purposes.

Property, Plant and Equipment

Property, plant and equipment comprise three asset classes:

•	Land and buildings

•	Plant and equipment

•	Infrastructure systems.

Land and buildings include public housing, schools, TAFE colleges, hospitals and Crown land.

Plant and equipment include computer hardware, rail rolling stock, public buses and ferries, and museum and library collections.

Infrastructure systems comprise the state’s power stations, dams, electricity and water system assets, ports, major roads and railway lines.

Capitalisation and Initial Recognition

Property, Plant and Equipment is initially recognised at acquisition cost, in accordance with AASB 116 Property, Plant and Equipment. Cost is the amount of cash or cash equivalents paid or the fair value of the other consideration given to acquire the asset at the time of its acquisition or construction or, where applicable, the amount attributed to that asset when initially recognised in accordance with the specific requirements of Australian Accounting Standards.

Assets acquired at no cost or for nominal consideration are initially recognised at their fair value at the date of acquisition. Fair value is the amount for which an asset could be exchanged between knowledgeable, willing parties in an arm’s length transaction.

The cost of assets constructed for own use includes the cost of materials, direct labour, and foreign exchange gains and losses arising during construction as well as an appropriate proportion of variable and fixed overhead costs that can be reliably attributed to the assets.

In general, property, plant and equipment with a value greater than $5,000 is capitalised except for computer equipment which is normally capitalised irrespective of the $5,000 threshold where it is considered to be part of a network of assets.

5 - 24	Total State Sector Accounts

Note 1

Valuation of Property, Plant and Equipment

Property, plant and equipment is valued at fair value in accordance with Australian Accounting Standard AASB 116 and NSW Treasury Policy Paper 07-1 Accounting Policy: Valuation of Physical Non-Current Assets at Fair Value (as amended by NSWTC 12/5 and NSWTC 10/07).

Property, plant and equipment is measured on the basis of the fair value of its existing use, where there are no feasible alternative uses in the existing natural, legal, financial and socio-political environment. However, where there are feasible alternative uses, assets are valued at highest and best use, after taking into account the effect of restrictions on the use of the asset.

Fair value of property, plant and equipment is determined based on the best available market evidence, including current market selling prices for the same or similar assets.

Market-based evidence is available and used for the following types of property, plant and equipment:

•

Land under roads, valued at existing use, based on en globo valuation approach or proxy such as open space land (i.e. as such land generally has no feasible alternative use, is undeveloped and publicly accessible).

•	Other land, including Crown leasehold land, which is valued based on the net present value of the income stream.

•	Non-specialised buildings, which include commercial and general purpose buildings for which there is a secondary market.

•	Certain heritage assets, including artworks, book collections, philately and coin collections.

Where there is no available market-based evidence:

•	The fair value of non-cash generating assets are measured at depreciated replacement cost.

•	The fair value of cash generating assets are estimated using either depreciated replacement cost or an income approach (prior to 2011-12 fair value was based on depreciated replacement cost).

Depreciated replacement cost is based on existing use and the ‘incremental optimised replacement cost’. Optimised replacement cost is the minimum cost, in the normal course of business, to replace the existing asset with a technologically modern equivalent asset with the same economic benefits, adjusting for any overdesign, overcapacity and redundant components. Incremental optimisation means that optimisation is limited to the extent that optimisation can occur in the normal course of business, using commercially available technology.

The income approach is a technique that converts future amounts (cash flows or income and expenses) to single current discounted amount.

Total State Sector Accounts	5 - 25

Note 1

Depreciated replacement cost is used, in the absence of market-based evidence, to revalue non-cash generating:

•

Specialised buildings designed for a specific, limited purpose with no feasible alternative use. This includes hospitals, schools, court houses, emergency services buildings and buildings to house specialised plant and infrastructure and some heritage properties.

•	Heritage assets, including library and museum collections that are of a specialised nature with no feasible alternative use.

However, heritage and cultural assets are not recognised where they cannot be reliably measured.

Non-specialised assets with short useful lives are measured at depreciated historical cost, as a surrogate for fair value.

Revaluation of Property, Plant & Equipment

Revaluations are made with sufficient regularity to ensure that the carrying amount of property, plant and equipment does not materially differ from fair value at the reporting date. Subject to the above, assets are revalued at least every five years.

Where the State revalues non-current assets by reference to current prices for assets newer than those being revalued (adjusted to reflect the present condition of the assets), the gross amount and accumulated depreciation are separately restated.

Otherwise, any accumulated depreciation is generally offset against the gross carrying amount of the assets to which they relate, and the net asset carrying amount is increased or decreased by the revaluation increment or decrement.

Revaluation increments are credited directly to the revaluation surplus, except that, to the extent that an increment reverses a revaluation decrement for that class of asset previously recognised as a loss in the operating result, the increment is recognised as a gain.

Revaluation decrements are recognised immediately as losses, except that they are debited directly to the revaluation surplus to the extent that a credit exists in the revaluation surplus in respect of the same class of asset.

Where an asset that has previously been revalued is disposed of, any balance remaining in the revaluation surplus in respect of that asset is transferred to accumulated funds.

Impairment of property, plant and equipment

The State assesses at each reporting date whether there is any indication that an asset or a cash generating unit may be impaired, in accordance with AASB 136 Impairment of Assets. If such an indication exists, the State estimates the recoverable amount. An impairment loss is recognised where the carrying amount of the asset or cash-generating unit exceeds the recoverable amount. Impairment losses are recognised as ‘other economic flows – included in operating result’.

The recoverable amount of specialised assets that form part of a cash generating unit, in the absence of a market selling price, is the value in use, based on the expected future cash flows.

For not-for-profit entities, where an asset does not belong to or constitute a cash generating unit, impairment should not exist under AASB 136 unless selling costs are material. This is because for not-for-profit entities, AASB 136 modifies the recoverable amount in such circumstances to be the higher of fair value less costs to sell and depreciated replacement cost.

5 - 26	Total State Sector Accounts

Note 1

Intangible Assets

The State recognises intangible assets only if it is probable that future economic benefits will flow to the State and the cost of the asset can be measured reliably. Examples of intangibles include computer software and easements to access privately owned land.

Intangible assets are measured initially at cost, in accordance with AASB 138. Where an asset is acquired at no or nominal cost, the cost is its fair value as at the date of acquisition.

All research costs are expensed. Development costs are only capitalised when certain criteria are met.

Intangible assets are subsequently measured at fair value only if there is an active market. If there is no active market, the assets are carried at cost less any accumulated amortisation.

Intangible assets are tested for impairment where an indicator of impairment exists and in the case of intangible assets with indefinite lives, annually, either individually or at the cash generating unit level.

Easements are estimated to have an indefinite life as the access rights are considered to be permanent.

Other Non Financial Assets

Other non financial assets include prepayments and emerging assets arising from Build-Own-Operate Transfer (BOOT) arrangements. Prepayments represent payments in advance of receipts of goods or services. Emerging assets are discussed separately as part of ‘privately financed projects and service concession arrangements’.

Privately Financed Projects and Service Concession Arrangements

In a privately financed project (PFP), a public sector entity (the grantor) arranges for the private sector (the operator) to design, finance and build infrastructure and provide associated operational or management services for an agreed period (the service period).

Many PFPs include a service concession arrangement (SCA) as described in Interpretation 129 Service Concession Arrangements: Disclosures. An SCA is an agreement under which the public sector (the grantor) grants a concession to the private sector (the operator) to provide services that give the public access to major economic and social facilities. In effect, the SCA operator (rather than the grantor) is the primary provider of the services with the infrastructure and provides the services to the public.

PFPs are accounted for in three different ways, depending on the extent of the grantor’s control of the underlying infrastructure, ie whether the infrastructure is:

•	grantor-controlled from the beginning of the service period

•	operator-controlled during the service period and grantor-controlled thereafter or

•	operator-controlled for its entire useful life.

PFP infrastructure purchased under a deferred payment arrangement or acquired under a finance lease is grantor-controlled from the beginning of the service period. Such infrastructure is recognised as property, plant and equipment and depreciated over its useful life or the term of the lease in accordance with AASB 116 or AASB 117. The payment obligation is recognised as a liability.

Total State Sector Accounts	5 - 27

Note 1

PFP infrastructure subject to a BOOT arrangement is operator-controlled during the service period but grantor-controlled thereafter. The grantor receives the infrastructure in exchange for granting a service concession to the operator under a SCA. At the end of the service period the grantor recognises the transferred infrastructure as property, plant and equipment and commences depreciating it in accordance with AASB 116. At present, BOOT arrangements are the only PFPs to feature SCAs and every BOOT arrangement includes one. See note 17 for details of present SCAs.

PFP infrastructure subject to a Build-Own-Operate (BOO) arrangement is permanently operator-controlled. Therefore the grantor does not recognise the infrastructure as an asset. Interpretation 4 Determining whether an Arrangement contains a Lease is applied where relevant. Any PFP service fees payable to the operator are expensed as incurred.

The principles and guidance in Treasury Policy & Guidelines Paper TPP 06-8 Accounting for Privately Financed Projects apply and are used to determine the grantor’s accounting treatment for a PFP or SCA under existing Australian accounting pronouncements (such as AASB 116, AASB 117 or Interpretation 4).

TPP 06-8 determines which party controls the infrastructure by assessing who has the majority of the associated risks and benefits. Where the grantor controls the infrastructure during the service period, it recognises an asset for the infrastructure and a liability for any associated obligation to pay for it.

An up-front contribution by the operator (or grantor), that is substantively part of the PFP is recognised progressively over the period of consequently reduced payments.

A right to receive the infrastructure for a nominal sum (including zero) at the end of the service period is recognised as revenue and an asset whose value emerges during that period. The accumulated value of the right at the end of the service period equates to the written down replacement cost of the infrastructure at that time. The value is allocated during the service period as if it were the compound value of an annuity discounted at the NSW government bond rate applicable to the purchaser at the commencement of the service period. Any increase or decrease in the fair value of the right to receive the infrastructure that occurs during the service period, is recognised as an asset revaluation, similarly to a revaluation of property plant and equipment.

Emerging rights to receive SCA infrastructure are classified as “other assets” and “other revenue”. Up-front contributions are classified as “other liabilities” (if received from the operator) or “prepayments” (if paid to the operator).

A land lease in connection with a PFP is accounted for in accordance with AASB117 Leases.

Liabilities

Liabilities in the statement of financial position are presented on a liquidity basis.

Deposits held

Deposits held represent liabilities, for customer and contractors’ security deposits for utilities such as electricity and water and for Generation Trading Agreements (GTAs) with Origin and TRUenergy, referred to as ‘GenTraders’. Customer and contractor deposits can be refunded at any time, and in the case of the GenTrader deposits, if certain contractual conditions are not met. These deposits are recognised at no less than the amount payable on demand, in accordance with AASB 139.

5 - 28	Total State Sector Accounts

Note 1

Payables

These amounts represent liabilities for goods and services provided to the State prior to the end of the financial year that are unpaid. Payables include accrued interest, accrued salaries, wages and on-costs, amounts owing for construction or purchase of assets and amounts payable for settlement of financial liabilities under contract.

Payables are recognised initially at fair value, usually based on the transaction cost or face value, in accordance with AASB 139. Subsequent measurement is at amortised cost using the effective interest method.

Short-term payables with no stated interest rate are measured at the original invoice amount where the effect of discounting is immaterial.

Borrowings and Advances Received

The borrowings and advances received liabilities are not held for trading and represent funds raised from the following sources:

•	loans raised by the Commonwealth on behalf of the State under the previous Financial Agreement;

•	advances by the Commonwealth for housing and other specific purposes;

•	domestic and overseas borrowings raised by the NSW Treasury Corporation; and

•	borrowings by public sector agencies (including finance leases).

The General Government Sector borrowings and advances received liabilities include borrowings by General Government Agencies from NSW Treasury Corporation, which is a PFE. These are eliminated in the Total State Sector.

General Government Sector borrowings are direct loans with no market value, and are recognised at amortised cost using the effective interest method, in accordance with AASB 139.

Amortised cost is the face value of the debt less unamortised discount or plus unamortised premiums. The discount or premiums are treated as finance charges and amortised using the effective interest rate method over the term of the debt.

In the Total State Sector, the domestic and overseas borrowings are designated at ‘fair value through profit or loss’ under AASB 139, on the basis that they are managed by NSW Treasury Corporation and evaluated on a fair value basis in accordance with a documented risk management strategy, and information is provided internally on that basis to key management personnel.

Overseas borrowings are translated at exchange rates prevailing at the reporting date.

Gains or losses arising from fair value movements in borrowings ‘designated at fair value through profit or loss’ (excluding interest), foreign exchange and debt restructuring transactions are included as ‘other economic flows – included in the operating result’ in the period in which they arise.

Total State Sector Accounts	5 - 29

Note 1

Lease Liabilities, Assets and Operating Leases

A distinction is made between finance leases, which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to ownership of the leased assets, and operating leases under which the lessor effectively retains substantially all such risks and benefits.

Finance leases are recognised as assets and liabilities at the fair value of the leased property, or if lower, at the present value of the minimum lease payments. The leased asset is amortised on a straight line basis over the term of the lease or, where it is likely that the entity will obtain ownership of the asset, the useful life of the asset to the entity. The finance lease liability is determined in accordance with AASB 117 Leases. Lease payments are allocated between the principal component of the lease liability and the interest expense.

Long term leases of land are classified as finance leases receivable. This recognises that substantially all the risks and rewards incidental to ownership of the land are transferred to the lessee.

Operating lease payments and receipts are charged to the operating result systematically over the term of the lease.

The cost of leasehold improvements is capitalised as an asset and amortised over the remaining term of the lease or the estimated useful life of the improvements, whichever is the shorter.

Derivative Liabilities and Assets

The State has derivative assets and liabilities. Derivatives are held for trading financial instruments (except for designated and effective hedging instruments which are subject to hedge accounting), valued on a fair value basis as at reporting date, in accordance with AASB 139. Gains and losses from one valuation date to the next are recognised as ‘other economic flows – included in the operating result’.

Designated and effective hedges are measured at fair value and are accounted for either as a fair value hedge (i.e. hedge of exposures to changes in fair value) or a cash flow hedge (i.e. hedge of exposure to variability in cash flows). Gains or losses on fair value hedges are recognised as an ‘other economic flow – included in the operating result’. Gains or losses on the effective portion of cash flow hedges are recognised as an ‘other economic flow – other comprehensive income’, until the forecast transaction affects profit or loss and it is recycled into ‘other economic flows – included in the operating result’. The ineffective portion of cash flow hedges is recognised as an ‘other economic flow – included in the operating result’.

Where an active market exists, fair values are determined by reference to the specific market quoted prices / yields at year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the financial instruments to their present value using market yields and margins appropriate to the financial instruments. These margins take into account credit quality and liquidity of the financial instruments.

All derivatives are recognised on the statement of financial position at trade date (the date the State becomes party to the contractual provisions of the financial instrument concerned).

5 - 30	Total State Sector Accounts

Note 1

Employee Provisions (excluding superannuation)

Wages and Salaries, Annual Leave and Sick Leave

Liabilities for salaries and wages (including non-monetary benefits), annual leave and paid sick leave that are due to be settled within 12 months of the reporting date are recognised and measured in respect of employees’ services up to the reporting date at undiscounted amounts based on the amounts expected to be paid when the liabilities are settled.

Long-term annual leave that is not expected to be taken within 12 months is measured at present value in accordance with AASB 119 Employee Benefits. Market yields on government bonds as at 30 June are used to discount long-term annual leave.

Unused non-vesting sick leave does not give rise to a liability as it is not considered probable that sick leave taken in the future will be greater than the benefits accrued in the future.

Amounts consequential to employment, are recognised as liabilities and expenses where the employee benefits to which they relate have been recognised.

Long Service Leave

A liability for long service leave is measured in accordance with AASB 119 at the present value of future payments anticipated for the employee services that the State has taken on at the reporting date, using the projected unit credit method. An actuary calculates this using:

•	expected future wage and salary levels

•	experience of employee departures, and

•	periods of service.

Estimated future cash outflows are discounted using market yields at the reporting date that closely match the term of maturity of government bonds.

A short hand measurement technique is used as allowed by AASB 119, based on employees with five and more years of services, where it is not materially different from the present value, as confirmed periodically by an actuary.

Self funded worker’s compensation

Some government agencies hold a group self-insurer’s licence with the WorkCover Authority for workers’ compensation.

Other government agencies are covered for workers’ compensation by the State’s self insurance scheme, known as the Treasury Managed Fund.

These liabilities are actuarially calculated and measured on a discounted cash flows basis, on a similar basis to ‘other provisions’.

Total State Sector Accounts	5 - 31

Note 1

Superannuation Provision

An unfunded superannuation liability is recognised in respect of the defined benefit schemes, in accordance with AASB 119. It is measured as the difference between the estimated present value of members’ accrued benefits at reporting date and the estimated net market value of the superannuation scheme assets at that date.

The actuaries apply estimating techniques to value the unfunded superannuation liability. The liability is assessed annually and is calculated based on the latest Triennial Review actuarial economic assumptions, except for the discount rate. The discount rate is based on the long term Commonwealth government bond rate as at 30 June which is adjusted annually, to recognise the extra long term nature of superannuation liabilities at the reporting date.

In estimating these liabilities, there are many assumptions, as well as market forces that can impact the liability value over the next financial year.

The present value of accrued benefits is based on expected future payments that arise from membership of the fund to reporting date in respect of the contributory service of current and past New South Wales state government employees.

The accrued benefits amount is calculated having regard to:

•	expected future wage and salary levels;

•	the growth rate in the Consumer Price Index; and

•	the experience of employee departures and their periods of service.

Detailed information regarding the most recent assumptions from the 2009 triennial review is available from the ‘Report on Actuarial Investigation of State Superannuation Schemes 2009’ at http://www.treasury.nsw.gov.au.

Actuarial gains and losses resulting from changes in measurement assumptions (e.g. discount rate and abnormal earning rates) are immediately recognised as part of ‘other economic flows – other comprehensive income’. The other components of the expense are recognised in ‘expenses from transactions’.

Other Provisions

Other provisions exist when:

•	the State has a present legal or constructive obligation as a result of a past event;

•	it is probable that an outflow of resources will be required to settle the obligation; and

•	a reliable estimate can be made of the amount of the obligation.

Other provisions are recognised, in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets, at the estimates of the obligation to pay. If the effect of the time value of money is material, provisions are discounted at a pre-tax rate that reflects the current market assessments of the time value of money and the risks specific to the liability.

5 - 32	Total State Sector Accounts

Note 1

These include the State’s obligations arising from the:

•

schemes managed by the NSW Self Insurance Corporation (SICorp), including home warranty insurance outside the NSW public sector, closed schemes and the Treasury Managed Fund, a self insurance scheme for certain public sector agencies.

•	Workers’ Compensation (Dust Diseases) Board and WorkCover Authority outstanding claims, including claims assumed by the State from some failed insurance companies.

•	Lifetime Care and Support Scheme, which provides treatment, rehabilitation, care and support services to persons catastrophically injured in motor accidents in New South Wales.

In regard to outstanding claims, the liabilities are measured as the present value of the expected future payments, including claims incurred but not yet reported, and the anticipated fund management fees. Expected future payments are estimated on the basis of the ultimate cost of settling claims.

The amount and timing of the actual outflows in relation to the above provisions have a degree of uncertainty. Actual results may depend on a number of factors specific to the type of claim, for example, future economic and environmental conditions may be different to those assumed.

Any changes to the liabilities from the unwinding of the discount due to the passage of time is recognised as interest in ‘expenses from transactions’ in the operating result.

Actuarial gains and losses resulting from changes in measurement assumptions (e.g. discount rate and inflation rate) are immediately recognised as part of ‘other economic flows – included in the operating result’. The other components of the expense are recognised in ‘expenses from transactions’.

Other Liabilities

All other liabilities are recorded at the estimates of obligation to pay.

Up-front payments received in respect of privately financed projects, are deferred and amortised over the term of the arrangement.

The value of a liability for Aboriginal land claims granted has been recognised equivalent to the estimated value of the related assets.

Budgeted Amounts

The budgeted amounts are disclosed for the primary financial statements where they are presented to Parliament. The budget disclosed is the original / first budget presented to Parliament in respect of the financial year, and excludes forward estimates presented previously. The budgeted financial statements are presented on a basis consistent with AASB 1049.

Total State Sector Accounts	5 - 33

Note 1

Disaggregated Sector Information

Disaggregated primary financial statements are provided for the General Government Sector, PTE and PFE sectors as a note to the Total State Sector Accounts. These financial statements are prepared consistent with the accounting policies adopted in the Total State Sector Accounts. This sector information is determined before consolidation eliminations, and includes GFS type fiscal aggregates and reconciliations.

Correction of Prior Period Errors

The 2010-11 financial statements have been revised to reflect corrections of prior period errors in accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors.

AASB 108 requires the correction of prior period errors retrospectively, subject to certain limitations, to permit comparability with the current year. The retrospective adjustment occurs by restating the comparative amount in the prior period, or, if the event occurred before the earliest prior period presented, by restating the opening balances of assets, liabilities, and equity for the earliest prior period presented.

Note 28 to this report includes the 2010-11 financial statements with the line items affected by corrections of prior period errors, and an explanation of the material differences for the amounts reported in the audited 2010-11 Total State Sector Accounts.

Revisions to Estimates

Changes in accounting estimates are recognised in the period when the estimate is revised. Such changes are not adjusted retrospectively to the financial statements. Note 28 to this report includes information on these changes.

Changes in Accounting Policy

In 2011-12, there were no changes in accounting policy that materially impacted the financial statements.

5 - 34	Total State Sector Accounts

Note 2

Note 2:	Revenue

	General Government Sector		Total State Sector
	2011-12 $m	2010-11 $m	2011-12 $m	2010-11 $m
Taxation
Payroll Tax	6,721	6,382	6,497	6,165
Stamp Duties	5,338	5,537	5,334	5,352
Land Tax	2,350	2,289	2,277	2,221
Gambling and Betting	1,815	1,757	1,815	1,757
Other	4,436	4,430	3,935	3,823

	20,660	20,395	19,858	19,318

Grants and Subsidies Revenue
Commonwealth General Purpose (a)	14,289	13,900	14,289	13,900
Commonwealth Specific Purpose	6,806	6,860	6,817	6,860
Commonwealth National Partnership Payments	4,948	4,215	4,948	4,215
Other Grants and Subsidies	700	642	500	439

Total Grants and Subsidies Revenue	26,743	25,617	26,554	25,414

Grants dissected into Current and Capital Components
Current Grants and Subsidies Revenue from the Commonwealth (b)
General Purpose	14,289	13,900	14,289	13,900
National Agreements	6,580	6,633	6,591	6,633
National Partnership Payments	2,144	1,188	2,144	1,188

Current Grants from the Commonwealth	23,013	21,721	23,024	21,721
Other Grants and Subsidies	614	618	392	371

Total Current Grant Revenue	23,627	22,339	23,416	22,092

Capital Grant Revenue from the Commonwealth (b)
Specific Purpose	226	227	226	227
National Partnership Payments	2,804	3,027	2,804	3,027

Capital Grants from the Commonwealth	3,030	3,254	3,030	3,254
Other Grants	86	24	108	68

Total Capital Grant Revenue	3,116	3,278	3,138	3,322

Total Grants and Subsidies Revenue	26,743	25,617	26,554	25,414

(a)	General Purpose recurrent grants mainly comprise New South Wales’ share of the Goods and Services Tax.
(b)	Grant revenue and expenses exclude the following transfer payments from the Commonwealth government that New South Wales on-passes to third parties. They are not recorded as New South Wales revenue and expenses as the State has no control over the amounts that it on-passes.

Transfer Payments from the Commonwealth Government on-passed by New South Wales to Third Parties	General Government Sector		Total State Sector
	2011-12 $m	2010-11 $m	2011-12 $m	2010-11 $m
Transfer Receipts
Current Transfer Receipts for Specific Purposes	3,534	3,640	3,534	3,640
Capital Transfer Receipts for Specific Purposes	3	34	3	34
Total Receipts	3,537	3,674	3,537	3,674
Transfer Payments
Current Transfer Payments to Local Government	860	664	860	664
Current Transfer Payments to the Private and Not-For-Profit Sector	2,674	2,976	2,674	2,976
Capital Transfer Payments to Local Government	—	—	—	—
Capital Transfer Payments to the Private and Not-for-Profit Sector	3	34	3	34
Total Payments	3,537	3,674	3,537	3,674

Total State Sector Accounts	5 - 35

Note 2

Contributions

The following contributions received from the Commonwealth for National Partnership and Specific Purpose Payments can only be spent on specific agreed items and to a specific timetable agreed with the Commonwealth, or the funds must be returned. These disclosures relate to revenue recognised for both the General Government and the Total State Sectors.

Conditional contributions with no designated future expenditure timetable that were recognised as revenue in 2011-12 and not fully spent.

	Balance $m
Policy Area	2011-12	2010-11
Education and Communities	625	404
Family and Community Services	19	19
Health	115	—
Police and Emergency Services	—	1

Total	759	424

Conditional contributions as at 30 June 2012 with a designated future expenditure timetable for the provision of goods and services (and not included in the above table).

	Conditional Contribution June 2012 $m	Period to which the amounts relate
Policy Area		2012-13 $m	2013-14 $m	2014-15 $m	Beyond $m
Transport	1,256	928	289	—	39

Water Intiatives	25	25	—	—	—

5 - 36	Total State Sector Accounts

Note 2

Conditional contributions as at 30 June 2011 with a designated future expenditure timetable for the provision of goods and services

Policy Area	Conditional Contribution June 2011 $m	Period to which the amounts relate
		2011-12 $m	2012-13 $m	2013-14 $m	Beyond $m
Transport	623	497	120	6	—

Listed below are unspent Commonwealth contributions at previous year end, and amounts spent in the current year from previous year unspent balance.

Contributions Spent in the 2011-12 Financial Year from the previous 30 June Balance

	General Government Sector		Total State Sector
Policy Area	Balance 2010-11 $m	Spent in 2011-12 $m	Balance 2010-11 $m	Spent in 2011-12 $m
Education and Communities	404	404	404	404
Health	240	130	240	130
Family and Community Services	138	33	138	33
Police and Emergency Services	13	5	13	5
Primary Industries	5	—	5	—
Transport	623	439	623	439

Total	1,423	1,010	1,423	1,010

Contributions Spent in the 2010-11 Financial Year from the previous 30 June Balance

	General Government Sector		Total State Sector
Policy Area	Balance 2009-10 $m	Spent in 2010-11 $m	Balance 2009-10 $m	Spent in 2010-11 $m
Health	365	125	365	125
Education and Communities	399	399	399	399
Family and Community Services	285	197	285	197
Police and Emergency Services	14	4	14	4
Primary Industries	2	2	2	2
Transport	877	499	877	499

Total	1,942	1,226	1,942	1,226

Total State Sector Accounts	5 - 37

Note 2

	General Government Sector		Total State Sector
	2011-12 $m	2010-11 $m	2011-12 $m	2010-11 $m
Sale of Goods and Services comprise revenue from:
Sale of goods	207	146	5,184	7,338
Rentals from public housing and other non-investment properties (c)	221	212	1,128	1,086
Rentals from investment properties	2	3	55	69
Rendering of other services	4,531	4,297	12,258	9,316

	4,961	4,658	18,625	17,809

(c) Includes revenues from the provision of public housing:
Market rent and other tenant charges	58	55	1,608	1,519
Less: Rental subsidies to tenants	(18)	(15)	(875)	(812)

Rentals from Public Housing	40	40	733	707

	General Government Sector		Total State Sector
	2011-12 $m	2010-11 $m	2011-12 $m	2010-11 $m
Interest Revenue comprises:
Interest from Managed Fixed Interest Facility	179	113	323	186
Interest from Hourglass Cash Managed Fund	101	105	163	181
Interest from other financial institutions	250	250	717	1,110

	530	468	1,203	1,477

Dividend and Income Tax Equivalents from Other Sectors
Dividends from the PNFC Sector	1,259	1,006	—	—
Dividends from the PFC Sector	51	91	—	—
Income Tax Equivalents from the PNFC Sector	805	840	—	—
Income Tax Equivalents from the PFC Sector	23	45	—	—

	2,138	1,982	—	—

Other Dividends and Distributions
Distributions from managed funds	271	302	307	318
Dividends from associates	139	128	139	128

	410	430	446	446

Fines, Regulatory Fees and Other Revenues comprise:
Royalties from mining	1,464	1,240	1,464	1,240
Fines	377	360	377	360
Fees	236	246	236	246
Licences	149	185	149	185
Emerging right to receive privately finance infrastructure	216	166	221	170
Road assets transferred from local government authorities	2	98	2	98
Developer, industry and other contributions	496	701	864	877
Other	650	598	1,230	1,004

	3,590	3,594	4,543	4,180

5 - 38	Total State Sector Accounts

Note 3

Note 3:	Expenses

	General Government Sector		Total State Sector
	2011-12 $m	2010-11 $m	2011-12 $m	2010-11 $m
Employee Expenses comprise:
Salaries and wages (including recreation leave)	23,205	22,220	26,234	25,156
Long service leave	789	844	1,045	960
Workers’ compensation	629	429	685	487
Other	802	784	1,240	990

	25,425	24,277	29,204	27,593

Superannuation Interest Costs comprise:
Interest on obligations	2,959	2,805	3,320	3,160
less: Expected long-term return on plan assets	(2,138)	(1,970)	(2,562)	(2,387)

	821	835	758	773

Other Superannuation Expenses comprise:
Defined benefit plans, excluding actuarial gains/losses(a)	614	648	720	765
Defined contribution plans	1,680	1,562	1,989	1,858

	2,294	2,210	2,709	2,623

(a) Refer Note 24 for a dissection of defined benefits superannuation expense by component.

Depreciation and Amortisation expense comprise:
Depreciation on
Buildings	973	902	1,544	1,459
Plant and equipment	747	741	1,253	1,227
Infrastructure systems	972	926	2,796	2,777
Amortisation of
Leased property, plant and equipment	96	83	101	88
Intangibles	190	166	384	377

	2,978	2,818	6,078	5,928

Depreciation of property, plant and equipment

Average useful lives for major assets are as follows:

Buildings
Public housing	50 years
Schools and colleges	65-80 years
Hospitals	40 years

Plant and Equipment
Rail rollingstock (leased and non leased)	32-35 years

Infrastructure
Power stations	50 years
Electricity system assets	4-70 years
Water system assets	10-200 years
Roads pavements	15-50 years
Roads earthworks (slope instability and mine subsidence)	25-100 years
Roads earthworks (other)	indefinite life

Total State Sector Accounts	5 - 39

Note 3

	General
	Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Interest Expenses comprise:
Interest on borrowings	1,475	1,260	3,531	3,556
Interest on Finance Leases	167	168	223	187
Unwinding of discounts on provision liabilities	419	398	434	406

	2,061	1,826	4,188	4,149

Other Operating Expenses comprise:
Operating lease rentals - minimum lease payments	460	460	738	740
Contractor fees	181	157	616	549
Consultancy fees	109	170	161	197
Inventories used up	23	19	974	1,338
Audit fees (b) - for audit	—	—	—	—
- for other services	—	—	—	—
Insurance claims	463	542	856	997
Supplies, services and other (c)	10,468	9,477	12,880	11,620
External maintenance (excluding employee costs associated with maintenance)	1,705	1,613	3,193	3,134

	13,409	12,438	19,418	18,575

(b)	Fees to the Audit Office of NSW have not been recognised as expenses because they have been eliminated in consolidation of the NSW total state and general government sectors. The fees eliminated are for financial audits; $23 million to the general government sector (2011 $21 million), and $31 million to the total state sector (2011 $29 million). In addition, $7 million for general government and total state sector performance audits and Auditor-General’s Reports to Parliament (2011 $6 million) have been eliminated.
(c)	2011-12 includes a one-off $311 million interest remission expense, incurred as part of the settlement of a tax dispute. Refer to note 6(c) for further details.

	General
	Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Grants, Subsidies and Transfers for
Recurrent purposes	9,220	8,905	6,620	6,634
Capital purposes	2,143	2,494	657	1,616

	11,363	11,399	7,277	8,250

Recurrent and Capital Grants Subsidies and Transfers are provided for:
Education and training	1,454	1,463	1,442	1,425
Human Services (ageing, disability and home care services, community services and public housing) (d)	3,364	3,194	2,705	3,401
Health	955	873	955	873
Public transport	3,384	2,972	16	12
First Home Owners Scheme	267	262	267	262
Other purposes	1,939	2,635	1,891	2,277

	11,363	11,399	7,276	8,250

(d)	In 2011-12, the Total State Sector includes properties valued at nil (2010-11 $946 million) for community housing transferred to non-government organisations. In 2011-12 Human Services general government sector no longer include stimulus grants (2010-11 $482 million).

Refer to Note 36 for information on total expenses (excluding losses) by function.

5 - 40	Total State Sector Accounts

Note 4 and Note 5

Note 4:	Other Economic Flows Included in the Operating Result

	General
	Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Net Gains/(Losses) from liabilities
Changes in discount rates for long service leave liabilities	(897)	76	(956)	76
Changes in discount and inflation rates for insurance liabilities	(177)	10	(177)	10

	(1,074)	86	(1,133)	86

Other Net Gains/(Losses) in the Operating Result
From the sale of discontinuing operations (excludes GFS transactions)	—	(11)	281	3,311
From disposal of property, plant and equipment	(15)	(39)	(47)	(21)
From disposal of intangible assets	(16)	—	(29)	5
From fair value adjustments to:
Investment property	1	4	31	22
Non-current assets classified as held for sale	—	—	(2)	—
Financial instruments	(534)	258	(5,074)	235
Other	(260)	(140)	(589)	(8)

	(824)	72	(5,429)	3,544

Dividends from Asset Sales Proceeds (a)	12	3,406	—	—

Deferred Income Tax from Other Sectors (b)	(727)	(174)	—	—

Other Economic Flows
Allowance for impairment of receivables	102	(285)	101	(286)
Other	(6)	(19)	(7)	(19)

	96	(304)	94	(305)

(a)	These dividends comprise the component of dividends associated with the sale of businesses and other special one-off asset sales.
(b)	Deferred taxes include amounts associated with superannuation actuarial gains/losses.

Note 5:	Cash and Cash Equivalent Assets

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Cash administered by NSW Treasury Corporation

Hour Glass Cash Facility (managed fund) (a)	2,124	1,421	3,236	3,238
Managed Fixed Interest Portfolio (Short term deposits facility)	2,209	4,788	2,400	5,166
Cash and deposits held at other financial institutions	2,243	2,049	4,339	3,354

	6,576	8,258	9,975	11,758

(a)	The State’s interest in Hour Glass Cash facilities are brought to account as cash because they enable deposits and withdrawals to be made on a daily basis and are not subject to significant risk of a change in value.

Total State Sector Accounts	5 - 41

Note 6 and Note 7

Note 6:	Receivables

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Current	4,577	4,308	4,551	5,314
Non-current	1,435	1,477	1,351	1,449

Total Receivables	6,012	5,785	5,902	6,763

Receivables comprise
Debtors and accruals from
Sale of goods and services(a)	1,249	998	2,963	2,767
Dust disease insurance levies accrued (b)	986	1,012	986	1,012
Taxation (c)	1,365	2,016	927	1,688
Dividends from the public corporation sector	1,201	1,073	—	—
Settlements receivable on new borrowings and other financial instruments	—	—	—	465
Asset sales	32	28	23	24
Interest	16	11	22	19
Other	1,315	926	1,165	1,101

	6,164	6,064	6,086	7,076
Less Allowance for Impairment(d)	(152)	(279)	(184)	(313)

Total Receivables	6,012	5,785	5,902	6,763

(a)	Generally trade receivables from sale of goods and services are non-interest bearing with varying terms based on prevalent industry practice.
(b)	Levies receivable under the Workers’ Compensation (Dust Diseases) Act, 1942 reflect the full funding of total claim liabilities as estimated by actuaries at the reporting date. This recognises the legislative power given to the State, to impose levies to meet the cost of claim obligations under this Act.
(c)	Taxation receivables at June 2011 included a $557 million one-off stamp duty assessment, including interest, which was subject to appeal in the Supreme Court. An allowance for impairment of $143 million was recognised at June 2011. In June 2012 the matter was settled, the allowance for impairment was reversed and a $311 million interest remission expense was recognised.
(d)	The remaining allowance for impairment mainly comprises doubtful debts related to the sales of goods and services.

Note 7:	Income Tax Equivalents

Commerical PNFCs and PFCs are part of a National Tax Equivalent Regime, (NTER). Although exempt from income tax obligations to the Australian Government, members of the NTER accrue and pay income tax equivalents to the State, and adopt tax effect accounting, to maintain competitive neutrality for commerical government entities. The general government sector recognises accrued receivables and payables which equate to the amounts accrued by PNFCs and PFCs for income tax equivalents. These amounts are eliminated on consolidation of the Total State Sector.

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Tax equivalents receivable	470	408	—	—
Deferred tax equivalents receivable	4,733	5,363	—	—
Tax equivalents payable	(18)	(47)	—	—
Deferred tax equivalents provision	(780)	(660)	—	—

Net balances receivable from the PNFC/PFC sectors	4,405	5,064	—	—

5 - 42	Total State Sector Accounts

Note 8

Note 8:	Financial Assets at Fair Value

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Current	528	690	8,232	7,842
Non-current	6,707	6,887	12,545	12,145

	7,235	7,577	20,777	19,987

Financial assets at fair value comprise:

Financial assets held for trading
Derivative Assets(a)
Electricity contracts	—	—	257	450
Swaps	—	—	1	21
Futures	8	19	18	27
Other	—	—	29	1

Held for trading	8	19	305	499

Designated and effective hedging instruments
Derivative Assets(a)
Swaps	—	—	494	139
Other	—	—	5	2

Hedging instruments	—	—	499	141

Financial assets designated at fair value through profit or loss
Fiduciary investments administered by NSW Treasury Corporation
HourGlass Managed Funds	6,443	6,632	7,609	7,185
Managed Fixed Interest Portfolio	—	—	644	540
Securities and placements held by NSW Treasury Corporation	—	—	6,231	5,911
Held with other financial institutions	570	698	4,001	4,049

Designated at Fair Value through profit or loss	7,013	7,330	18,485	17,685

Finance Leases Receivable(b)	214	228	1,488	1,662

Total Financial Assets at Fair Value	7,235	7,577	20,777	19,987

(a)	Refer to Note 34 Financial Instruments for a description of the major types of derivatives.
(b)	Finance Leases Receivable

Future minimum lease receipts under finance leases are receivable for each of the following periods:

Not later than one year	37	37	249	284
Between one and five years	119	64	727	750
Later than five years	414	136	1,309	1,118

Gross investment in the lease	570	237	2,285	2,152
Less: Future interest revenues	(356)	(9)	(797)	(490)

Present value of minimum lease payments receivable	214	228	1,488	1,662

Finance lease receivables resulted in:
the unguaranteed residual values accruing to lessors benefit	20	18	20	18
contingent rents recognised as income	1	1	1	1

Finance leases receivable for the Total State Sector includes the carrying value of the Generation Trading Agreements (GTA) of $1,077 million at June 2012 (2011 $1,244 million). In 2010-11 the State entered into respective GTAs with Origin and TRUenergy to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. The term of each GTA, on inception ranges from 19 to 33 years, based on the estimated remaining useful life of each power station.

Total State Sector Accounts	5 - 43

Note 9 and Note 10

Note 9:	Advances Paid

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Current		48		33
Non-current	936	843	454	414

	936	891	454	447

Advances comprise :
Treasury advances for public housing and other purposes	685	663	157	163
Loans for rural assistance	136	110	136	110
Loans for road transport infrastructure	112	104	112	104
Other	3	14	49	70

	936	891	454	447

Note 10:	Equity Investments

	General Government Sector		Total State Sector
EQUITY INVESTMENTS	2012	2011	2012	2011
	$m	$m	$m	$m
Investments in Other Public Sector Entities (a)
Investments in Public Non-financial Corporations	83,430	85,121	—	—
Investments in Public Financial Corporations	348	217	—	—
Consolidation adjustment to investment in net assets	(5,472)	(1,106)	—	—

	78,306	84,232	—	—

(a)	Note 39 details the entities that comprise the PNFCs and PFC sectors. The Government has a full ownership interest in these entities. The PNFCs and PFCs are not market listed. The value of the investment has been measured using the carrying amount of the net assets of the sectors before consolidation eliminations, as a surrogate for fair value.

Investments in Associates Accounted for Using the Equity Method comprise the State’s share in:
Snowy Hydro Ltd (b)	3,329	2,821	3,329	2,821
Murray-Darling Basin Authority (c)	700	710	700	710
Law Courts Ltd (d)	123	129	123	129
Other entities	72	71	72	71

	4,224	3,731	4,224	3,731

5 - 44	Total State Sector Accounts

Note 10

(b)	Snowy Hydro Ltd

Snowy Hydro Ltd is an unlisted public company limited by guarantee. Snowy Hydro Ltd is mainly involved in generating and marketing renewable electricity, as well as the storage and diversion of bulk water to the Murray and Murrumbidgee Rivers.

New South Wales has a 58 per cent share of Snowy Hydro Ltd, with the Commonwealth and Victorian governments retaining 13 per cent and 29 per cent respectively. New South Wales does not control the entity, with one of up to nine board directors. Thus, as New South Wales does not control the entity it has applied the equity method to account for its investment in Snowy Hydro Ltd.

There is no published quotation price for the fair value of this investment. The State recognises its investment in Snowy Hydro Limited (SHL) based upon 58 per cent of net assets reported in its financial statements with the exception of property, plant and equipment (PP & E). The State recognises 58 per cent of SHL’s PP & E and adjusts this to fair value using the income approach under AASB 116 Property, Plant and Equipment.

There were no impairment losses relating to the investment in Snowy Hydro Ltd, however there were capital and other commitments as follows:

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Amount of New South Wales’ share of Snowy Hydro Limited’s:
Capital expenditure commitments	21	34	21	34
Operating lease commitments	43	44	43	44
Other Commitments	9	2	9	2

Total State Sector Accounts	5 - 45

Note 10

The following table illustrates summarised information of New South Wales’ investment in Snowy Hydro Ltd:

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

State’s Share of Snowy Hydro Ltd’s net assets:
Current assets	283	219	283	219
Non-current assets	3,361	2,871	3,361	2,871
Current liabilities	(313)	(140)	(313)	(140)
Non-current liabilities	(2)	(129)	(2)	(129)

Net Assets	3,329	2,821	3,329	2,821

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m

State’s Share of Snowy Hydro Ltd’s profit:
Revenue	488	556	488	556
Profit before income tax	183	373	183	373
Income tax expense	(64)	(105)	(64)	(105)

Profit after income tax	119	268	119	268

5 - 46	Total State Sector Accounts

Note 10

(c)	Murray-Darling Basin Authority Joint Ventures

On transition of the former Murray-Darling Basin Commission (MDBC) to the Murray Darling Basin Authority (MDBA) two joint ventures were established to hold the jurisdictional assets previously held by the MDBC on behalf of the jurisdictions.

New South Wales has a 26.67 per cent share of the MDBA joint ventures. South Australia and Victoria each have a 26.67 per cent share with the remaining 20 per cent held by the Commonwealth. Thus, as New South Wales does not control the entities it has applied the equity method to account for its investment in the Living Murray joint ventures.

The following table illustrates summarised information of New South Wales’ investment in the MDBA joint ventures.

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Share of Living Murray net assets:
Infrastructure assets	562	577	562	577
Intangibles	133	133	133	133
Other assets	5	—	5	—

Net Asset s	700	710	700	710

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m

Share of Living Murray operating results:
Revenue	24	20	24	20
Surplus/deficit	17	(34)	17	(34)

Total State Sector Accounts	5 - 47

Note 10

(d)	Law Courts Ltd

New South Wales has a 52.5 per cent share of Law Courts Ltd along with the Australian Government retaining the remaining 47.5 per cent. Each jurisdiction has appointed 3 directors in accordance with the company’s constitution. Thus as New South Wales does not control the entity it has applied the equity method to account for its investment in Law Courts Ltd.

Law Courts Ltd is an unlisted public company, limited by guarantee that was incorporated in Australia, to provide building management services for the Law Courts Building in Queen Square, Sydney. There is no published quotation price for the fair value of this investment. New South Wales recognises its investment based upon 52.5 per cent of Law Courts Ltd’s net assets reported in its financial statements.

The reporting date of Law Courts Ltd is the same as the Total State Sector Accounts.

There were no impairment losses relating to the investment in the Law Courts Ltd. There were no material other expenditure commitments. NSW’s share of capital commitments at 30 June 2012 was $13 million (2011 $43 million).

The following table illustrates summarised information of New South Wales’ investment in Law Courts Ltd:

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Share of Law Courts Ltd net assets:
Current assets	14	14	14	14
Non-current assets	112	117	112	117
Current liabilities	(3)	(2)	(3)	(2)
Non-current liabilities	—	—	—	—

Net Assets	123	129	123	129

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m

Share of Law Courts Ltd profit and movement in reserves:
Revenue	23	28	23	28
Profit before income tax	(3)	13	(3)	13

Profit after income tax	(3)	13	(3)	13

Net decrease to asset revaluation reserve	(4)	(6)	(4)	(6)

Total change in equity	(7)	7	(7)	7

5 - 48	Total State Sector Accounts

Note 11

Note 11:	Inventories

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	207	201	928	880
Non-current	77	75	523	460

	284	276	1,451	1,340

Inventories comprise:
Raw Materials:
At cost	17	19	162	186
Work in Progress:
At cost	4	7	9	11
Finished Goods:
At cost	14	15	14	15
At net realisable value	3	3	3	3
Consumable Stores:
At cost	146	132	461	452
At net realisable value	—	—	—	—
Held for Distribution:
Consumable Stores
At cost	4	4	6	5
At current replacement cost	—	—	—	—
Land Held for Resale (a)	96	96	796	668

	284	276	1,451	1,340

(a)	Land held for resale, for government authorities that trade in land, has been recorded at:

Acquisition Cost	81	74	461	321
Development Cost	15	22	295	235
Other Costs	—	—	40	112

	96	96	796	668

Total State Sector Accounts	5 - 49

Note 12

Note 12:	Forestry Stock and Other Biological Assets

All forestry stock relates to the Total State Sector only. The value for livestock and other biological assets relate to both the general government and the total state sectors.

The State has forests, including those within national parks and wilderness areas, which do not form part of this note due to the restrictions on their use by virtue of the National Parks and Wildlife Act 1974.

	Softwood Plantation Timber $m	Hardwood Plantation Timber $m	Native Forest Timber $m	Total 2012 $m

Forestry Stock at beginning of reporting period	750	—	—	750
Harvested timber (transferred to inventories)	(109)			(109)
Net change in fair value	97	—	—	97

Total forestry stock at reporting period	738	—	—	738

Closing balance of other biologic al assets (livestock and fodder)				8

Total forestry stock and other biological assets at reporting period				746

	Softwood Plantation Timber $m	Hardwood Plantation Timber $m	Native Forest Timber $m	Total 2011 $m

Forestry Stock at beginning of reporting period	662	—	—	662
Net change in fair value	88	—	—	88

Total forestry stock at reporting period	750	—	—	750

Closing balance of other biologic al assets (livestock and fodder)				9

Total forestry stock and other biological assets at reporting period				759

5 - 50	Total State Sector Accounts

Note 13 and Note 14

Note 13:	Non Current Assets Classified as Held for Sale

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Assets Held For Sale
Land and Buildings	432	247	469	291
Plant and Equipment	—	1	18	2
Infrastructure Systems	—	—	17	—

	432	248	504	293

The following Liabilities and Equity are associated with the above assets

Liabilities Directly Associated with Assets Held For Sale
Liabilities		—		—

	—	—	—	—

Amounts Recognised through Other Comprehensive Income Relating to Assets Held For Sale
Property, Plant and Equipment asset revaluation increments	55	12	66	25

	55	12	66	25

Land and Buildings held for sale includes residential properties held under the Public Equity Partnership Scheme and surplus properties to be sold through the annual Roads and Maritime Service’s sale program. Assets held for sale are expected to be sold in the following financial year using a number of disposal options including auction, tender, direct negotiation and through appropriate property swaps.

Business entities proposed for sale do not currently qualify as “Assets held for sale” as at 30 June 2012.

Note 14:	Investment Properties

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
FAIR VALUE
Opening balance 1 July	236	269	782	825

Additions (from acquisitions or subsequent expenditure)	—	16	2	16
Disposals and transfers of assets held for sale	(68)	(53)	(65)	(81)
Net gain/(loss) from fair value adjustment	1	4	31	22
Other changes	—	—	(1)	—

Closing Balance 30 June	169	236	749	782

The following amounts from Investment Properties activity have been recognised in the statement of comprehensive income:
Rental income	21	27	71	78
Direct operating expenses;
that generated rental income	4	7	11	14
that did not generate rental income	—	7	1	8

Total State Sector Accounts	5 - 51

Note 14 and Note 15

Land and buildings that are held to provide a port facility to facilitate trade and commerce are classified as property plant and equipment infrastructure assets, notwithstanding that the assets are leased to external parties.

The fair value of investment properties has been determined by independent valuers as at 30 June 2012. The primary valuers are Land and Property Information and Preston Rowe Paterson NSW Pty Ltd.

Note 15:	Property, Plant and Equipment

General Government Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m

At 30 June 2011
Gross carrying amount	80,737	13,948	81,121	175,806
Accumulated depreciation and impairment	(22,349)	(4,173)	(21,208)	(47,730)

Net carrying amount	58,388	9,775	59,913	128,076

At 30 June 2012
Gross carrying amount	88,381	13,751	87,257	189,389
Accumulated depreciation and impairment	(26,361)	(3,923)	(23,374)	(53,658)

Net carrying amount	62,020	9,828	63,883	135,731

Reconciliation:	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
Year ended 30 June 2012
Net carrying amount at start of year	58,388	9,775	59,913	128,076

Additions	282	1,038	4,255	5,575
Assets classified to held for sale	(263)	—	(1)	(264)
Disposals	(74)	(189)	(1)	(264)
Net revaluation increments recognised in reserves	4,967	256	489	5,712
Impairment losses:
recognised in equity	—	—	—	—
reversals in equity	—	—	—	—
recognised in the operating result	—	—	—	—
reversals in the operating result	—	—	—	—
Depreciation expense	(977)	(740)	(975)	(2,692)
Other movements (inc.amortisation of leased assets)	(303)	(312)	203	(412)

Net carrying amount at end of year	62,020	9,828	63,883	135,731

5 - 52	Total State Sector Accounts

Note 15

General Government Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m

At 1 July 2010
Gross carrying amount	77,988	11,802	78,917	168,707
Accumulated depreciation and impairment	(21,558)	(3,819)	(20,227)	(45,604)

Net carrying amount	56,430	7,983	58,690	123,103

At 30 June 2011
Gross carrying amount	80,737	13,948	81,121	175,806
Accumulated depreciation and impairment	(22,349)	(4,173)	(21,208)	(47,730)

Net carrying amount	58,388	9,775	59,913	128,076

Reconciliation:	Total
$m
Year ended 30 June 2011
Net carrying amount at start of year	123,103

Initial recognition of State Archive assets (a)	938
Additions	6,988
Assets classified to held for sale	(166)
Disposals	(276)
Net revaluation increments recognised in reserves	1,055
Impairment losses:
recognised in equity	—
reversals in equity	—
Depreciation expense	(2,568)
Other movements (inc.amortisation of leased assets)	(998)

Net carrying amount at end of year	128,076

(a)	Refer to Note 28 for further details.

Total State Sector Accounts	5 - 53

Note 15

Total State Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
At 1 July 2011
Gross carrying amount	134,448	24,903	218,831	378,182
Accumulated depreciation and impairment	(26,048)	(10,838)	(95,768)	(132,654)

Net carrying amount	108,400	14,065	123,063	245,528

At 30 June 2012
Gross carrying amount	143,776	25,325	228,532	397,633
Accumulated depreciation and impairment	(30,604)	(10,880)	(101,840)	(143,324)

Net carrying amount	113,172	14,445	126,692	254,309

Reconciliation:	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m
Year ended 30 June 2012
Net carrying amount at start of year	108,400	14,065	123,063	245,528

Additions	751	1,915	9,847	12,513
Assets classified to held for sale	(368)	(6)	67	(307)
Sydney desalination plant derecognised	—	—	(1,896)	(1,896)
Disposals (a)	(296)	(213)	(205)	(714)
Net revaluation increments recognised in reserves	7,146	270	363	7,779
Impairment losses:
recognised in equity (b)	(1,322)	—	(968)	(2,290)
reversals in equity	1	—	—	1
Depreciation expense	(1,500)	(1,258)	(2,864)	(5,622)
Other movements (inc.amortisation of leased assets)	360	(328)	(715)	(683)

Net carrying amount at end of year	113,172	14,445	126,692	254,309

(a)	Disposals include in 2011-12 the $1.896 million book value of Sydney Water Corporation’s desalination plant, and associated land and pipeline, through a prepaid finance lease arrangement.
(b)	In 2011-12 the Australian Government legislated a carbon pricing mechanism, to commence in 2012-13. This has impacted the valuation and estimated useful lives of the State’s infrastructure assets. This has resulted in the State recognising in 2011-12 a $1,320 million impairment loss against the asset revaluation surplus.

5 - 54	Total State Sector Accounts

Note 15

Total State Sector

Fair Value	Land and Buildings	Plant and Equipment	Infrastructure Systems	Total
	$m	$m	$m	$m

At 1 July 2010
Gross carrying amount	128,293	22,265	208,219	358,777
Accumulated depreciation and impairment	(24,210)	(10,143)	(89,469)	(123,822)

Net carrying amount	104,083	12,122	118,750	234,955

At 30 June 2011
Gross carrying amount	134,448	24,903	218,831	378,182
Accumulated depreciation and impairment	(26,048)	(10,838)	(95,768)	(132,654)

Net carrying amount	108,400	14,065	123,063	245,528

Reconciliation:	Total
$m
Year ended 30 June 2011
Net carrying amount at start of year	234,955

Initial recognition of State Archive assets (d)	938
Additions	14,646
Assets classified to held for sale	(197)
Power stations derecognised (e)	(1,296)
Disposals	(660)
Net revaluation increments recognised in reserves	7,106
Impairment losses:	—
recognised in equity	(2,047)
reversals in equity	5
recognised in the operating result	—
reversals in the operating result	—
Depreciation expense	(5,522)

Other movements (inc.amortisation of leased assets)	(2,400)

Net carrying amount at end of year	245,528

(d)	Refer to Note 28 for further details.
(e)	In 2010-11, Eraring Energy and Delta Electricity entered into respective Generation Trading Agreements with Origin and TRUenergy (referred to as Gentraders) to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. As a result the power stations were derecognised, and a finance lease receivable was recognised.

During 2011-12, the revaluations included the following:

General Government and Total State Sectors

•

The Department of Education and Communities performed a full valuation of its land and buildings resulting in an overall increment of $6,013 million comprising land $1,136 million, and buildings $4,877 million. School and TAFE buildings are valued using a methodology developed by the Department in 2007, which values buildings based on their functional usage. Under this methodology the replacement value of each building is calculated by determining how much each building would cost to build in current prices, to the current school’s facility standard, having regard to room functionality and the area of the structure.

Total State Sector Accounts	5 - 55

Note 15

The Department engaged qualified quantity surveyors from the Department of Finance and Services to provide replacement cost details for school and TAFE buildings at 30 June 2012. In 2012, the components included in these rates have been reviewed, to provide replacement costs which would fully replace the gross service potential embodied in the existing assets with technologically modern equivalent assets, which all meet the school facility standard. The school facility standards exceed the Building Code of Australia requirements, thus leading to higher costs to replace. Compared to the rates used in 2007, the 2012 rates now include additional cost factors that more fully take account of planning design, documentation and fees, associated with the cost to build new schools and TAFE colleges.

In accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, the valuation changes are treated as changes in accounting estimates. This change in estimate has led to a $4,877 million net increase in value of building assets, based on the reference to prices newer than the actual assets being revalued. Management estimates that the June 2012 revaluation in school and TAFE buildings would result in an increase in 2012-13 annual depreciation expense by approximately $40 million.

•

Prior to a restructure the former Roads and Traffic Authority revalued downwards its land under roads by $2,581 million against the state’s revaluation surplus. The valuation decreases are a result of new information provided by the Valuer-General which was not previously available to the Authority. In accordance with AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, the valuation changes are treated as changes in accounting estimates. As land is not depreciable this change in estimate has no impact on current or future operating results.

•	The Roads and Maritime Services revalued its road infrastructure using its road cost index resulting in a $1,720 million increment.

Total State Sector only

•

In determining fair value of electricity and water distribution assets state owned distributors applied in 2011-12 an income approach instead of the previously adopted depreciated replacement cost. In accordance with AASB 108, the resulting $267 million (electricity) increment and $275 million (water) revaluation decrement is treated as a change in accounting estimates. The change is estimated to not materially impact the annual depreciation expense

•

In November 2012 the Australian Government legislated a carbon pricing mechanism, to commence in 2012-13. This has impacted the valuation and estimated useful lives of the State’s infrastructure assets, and resulted in the State recognising in 2011-12 a $1,320 million impairment loss against the asset revaluation surplus.

•

NSW Land and Housing Corporation revalued its residential property portfolio upwards by $1,144 million. The Land and Housing Corporation engaged registered valuers to value 4,500 benchmark properties by physical inspection in December 2011. These benchmark properties were then used to develop a reference matrix that extrapolated the value of all residential properties taking into account the particular characteristics of each property.

5 - 56	Total State Sector Accounts

Note 15

During 2010-11, the revaluations included the following:

Total State Sector only

•

Rail Corporation New South Wales revalued its trackwork and infrastructure upwards by $3,288 million at depreciated replacement cost (current replacement cost less accumulated depreciation). In addition buildings were revalued upwards by $1,157 million using the replacement cost of the assets’ remaining economic benefit based on a modern equivalent asset.

•

The State revalued its electricity transmission and distribution assets upwards by $1,368 million using the Optimised Depreciated Replacement Cost. This valuation method establishes the current replacement cost of the modern equivalent of assets in service at the valuation date. The concept of modern equivalent assets refers to assets that would be employed if the network were to be rebuilt today. The State depreciates the adjusted replacement cost to reflect the remaining effective life of the assets in service, and adjusts the current replacement cost for over-design, over-capacity and redundant assets (optimisations).

•

The State revalued its generator assets downwards by $1,241 million, primarily for power stations that were leased under generation trading agreements. This was calculated on the basis of expected proceeds from the finance lease.

Total State Sector Accounts	5 - 57

Note 16

Note 16:	Intangibles

General Government Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2011
Cost (gross carrying amount)	2,091	167	5	2,263
Accumulated amortisation and impairment	(971)	—	—	(971)

Net carrying amount	1,120	167	5	1,292

At 30 June 2012
Cost (gross carrying amount)	2,635	168	5	2,808
Accumulated amortisation and impairment	(1,098)	—	—	(1,098)

Net carrying amount	1,537	168	5	1,710

Reconciliation:

Year ended 30 June 2012
Net carrying amount at start of year	1,120	167	5	1,292

Additions	605	6	2	613
Disposals	(16)	4	—	(12)
Reclassification from property, plant and equipment	17	—	—	17
Impairment	(10)	—	—	(10)
Amortisation	(178)	—	—	(178)
Other movements	(1)	(9)	(2)	(12)

Net carrying amount at end of year	1,537	168	5	1,710

(a)	Includes easements over land, and water rights.

5 - 58	Total State Sector Accounts

Note 16

General Government Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2010
Cost (gross carrying amount)	1,879	275	—	2,154
Accumulated amortisation and impairment	(909)	—	—	(909)

Net carrying amount	970	275	—	1,245

At 30 June 2011
Cost (gross carrying amount)	2,091	167	5	2,263
Accumulated amortisation and impairment	(971)	—	—	(971)

Net carrying amount	1,120	167	5	1,292

Reconciliation:

Year ended 30 June 2011
Net carrying amount at start of year	970	275	—	1,245

Additions	324	25	—	349
Disposals	(22)	—	—	(22)
Reclassification from property, plant and equipment	22	—	—	22
Impairment	(3)	—	—	(3)
Amortisation	(166)	—	—	(166)
Other movements	(5)	(133)	5	(133)

Net carrying amount at end of year	1,120	167	5	1,292

(a)	Includes easements over land, and water rights.

Total State Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2011
Cost (gross carrying amount)	3,816	881	23	4,720
Accumulated amortisation and impairment	(1,873)	(16)	(3)	(1,892)

Net carrying amount	1,943	865	20	2,828

At 30 June 2012
Cost (gross carrying amount)	4,456	883	43	5,382
Accumulated amortisation and impairment	(2,126)	(1)	(4)	(2,131)

Net carrying amount	2,330	882	39	3,251

Reconciliation:

Year ended 30 June 2012
Net carrying amount at start of year	1,943	865	20	2,828

Additions	775	26	18	819
Disposals	(16)	(8)	—	(24)
Reclassification from property, plant and equipment	68	—	(2)	66
Impairment	(19)	—	—	(19)
Amortisation	(370)	—	—	(370)
Other movements	(51)	(1)	3	(49)

Net carrying amount at end of year	2,330	882	39	3,251

(a)	Includes easements over land, and water rights.

Total State Sector Accounts	5 - 59

Note 16 and Note 17

Total State Sector

Cost	Computer Software	Easements(a)	Other	Total
	$m	$m	$m	$m
At 1 July 2010
Cost (gross carrying amount)	3,507	926	42	4,475
Accumulated amortisation and impairment	(1,809)	(19)	(19)	(1,847)

Net carrying amount	1,698	907	23	2,628

At 30 June 2011
Cost (gross carrying amount)	3,816	881	23	4,720
Accumulated amortisation and impairment	(1,873)	(16)	(3)	(1,892)

Net carrying amount	1,943	865	20	2,828

Reconciliation:

Year ended 30 June 2011
Net carrying amount at start of year	1,698	907	23	2,628

Additions	733	121	—	854
Disposals	(42)	(9)	(2)	(53)
Reclassification from property, plant and equipment	9	11	—	20
Impairment	(3)	(5)	—	(8)
Amortisation	(374)	(1)	(2)	(377)
Other movements	(78)	(159)	1	(236)

Net carrying amount at end of year	1,943	865	20	2,828

(a)	Includes easements over land, and water rights.

Assumptions

	Computer Software	Easements	Other

Useful lives	Finite	Indefinite	Finite

Amortisation method	straight line	Not amortised	Various

Internally Generated/Acquired	Both	Acquired	Both

Impairment test/ Recoverable amount testing	Where an indicator of impairment exists	Annually and where an indicator of impairment exists	Where an indicator of impairment exists

Note 17:	Other Non-Financial Assets

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Other Non-Financial Assets comprise:
Right to receive privately financed transport and sporting infrastructure	1,207	971	1,256	1,007
Prepayments	288	264	433	415
Emission rights	—	—	35	58
Other	—	—	54	52

	1,495	1,235	1,778	1,532

5 - 60	Total State Sector Accounts

Note 17

Present service concession arrangements

The following service concession arrangements (SCA) are in place

Infrastructure subject to the arrangement	Concession period (years and final year)

Roads and road infrastructure
• M2	49 / 2046
• M4 Service Centre	25 / 2017
• M5	31 / 2026
• M7	31 / 2037
• Cross City Tunnel	30 / 2035
• Eastern Distributor	49 / 2048
• Lane Cove Tunnel	30 / 2037
Airport Line railway stations	30 / 2030
Olympic Arena	31 / 2031
Olympic Stadium	32 / 2031
Opera House car park	50 / 2043
Various hospital car parks	25 / various

In these arrangements, the grantor gives the service concession in exchange for the right to receive the infrastructure from the operator at the end of the concession period. The operator is required to design, finance and build the infrastructure and use it to provide services directly to the public during the concession period. The operator is permitted to charge the public for the services it provides.

SCA infrastructure is operator-controlled during the concession period and grantor-controlled thereafter. Therefore, during the concession period, the grantor recognises an emerging asset and revenue for its right to receive the infrastructure. At the end of the concession period, the grantor recognises the transferred infrastructure as property, plant and equipment and commences depreciating it.

The grantor normally leases the underlying land to the operator for a nominal or commercial rental during the concession period. In many cases, the operator also pays a up-front contribution to the grantor and, in a few cases, the grantor pays an up-front contribution to the operator. Sometimes the grantor receives a share of the operator’s revenue.

Total State Sector Accounts	5 - 61

Note 18 and Note 19

Note 18:	Deposits Held

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Deposits are held for the purposes of:
Electricity generation trading agreements (a)	1,131	1,286	1,131	1,286
Electricity supply	—	—	60	61
Held by Public Financial Corporations	—	—	522	389
Other	102	92	134	122

	1,233	1,378	1,847	1,858

(a)	In 2010-11, the State entered into respective Generation Trading Agreements (GTAs) with Origin Energy and TRUenergy (referred to as Gentraders) to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. The Gentraders paid a total of $1,321 million in four deposits to the Crown. The deposits earn interest. The Gentraders have directed the Crown (and the Crown has agreed) to use the deposits to pay the annual capacity charges (and other amounts to the relevant GTAs) to repay the State’s finance lease receivable (refer Note 8). If Eraring Energy or Delta Electricity default, and the Gentrader terminates the GTA, the Gentrader may recover the unspent portion of the deposits on termination of the GTA.

Note 19:	Payables

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Payables comprise:
Payables of a capital nature	600	528	891	1,157
Accrued employee benefits (a)	715	496	817	587
Interest on borrowings & advances	347	300	6	6
Settlement of borrowings & other financial instruments	—	—	25	565
Creditors & other accruals (b)	2,761	2,613	4,314	4,395

	4,423	3,937	6,053	6,710

(a)	Refer to Note 23 Employee Provisions and Note 24 Superannuation Provisions for information on other employee benefit liabilities.
(b)	Creditors and other accruals include trade creditors which are generally non-interest bearing with various terms based on prevalent industry practice.

5 - 62	Total State Sector Accounts

Note 20

Note 20:	Borrowings and Derivative Liabilities at Fair Value

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	4	5	13,004	13,974
Non current	12	16	56,440	45,297

	16	21	69,444	59,271

Borrowings and derivative liabilities at fair value comprise:

Borrowings at Fair Value
Short term borrowings of TCorp	—	—	35	—
Bonds and other borrowings issued by TCorp	—	—	68,446	58,341
Other fair value borrowings	16	20	16	20

Borrowings at fair value	16	20	68,497	58,361

Derivatives held for trading
Swaps	—	1	1	2
Electricity contracts (a)	—	—	231	399
Futures	—	—	1	2
Other	—	—	23	43

Held for trading	—	1	256	446

Designated and effective hedging instruments
Swaps	—	—	638	394
Electricity contracts (a)	—	—	51	65
Futures	—	—	—	—
Other	—	—	2	5

Hedging instruments	—	—	691	464

Total Borrowings and Derivative Liabilities at Fair Value	16	21	69,444	59,271

(a)	Derivative Electricity Hedging Contracts

It is the policy of state-owned electricity generators to hedge their risk associated with fluctuations in the sale price of electricity into the national electricity market. This is by entering into derivative contracts with wholesale electricity market counterparties. These derivatives are marked to market and their fair values are measured based on industry accepted valuation methodologies and a forward curve, in accordance with AASB 139 Financial Instruments: Recognition and Measurement.

Total State Sector Accounts	5 - 63

Note 21 and Note 22

Note 21:	Borrowings at Amortised Cost

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	756	777	160	122
Non current	26,114	21,732	2,739	2,599

	26,870	22,509	2,899	2,721

Borrowings at amortised cost comprise (a)
Other borrowings at amortised cost	24,354	19,961	78	80
Bank overdraft	—	—	1	2
Finance leases(b)	2,516	2,548	2,820	2,639

	26,870	22,509	2,899	2,721

(a)	A schedule of maturity analysis (at face value) including future interest commitments is reported in Note 34 Financial Instruments.
(b)	Future minimum lease payments under finance leases are payable for each of the following periods:

Not later than one year	309	316	306	300
Between one and five years	1,160	1,211	1,224	1,199
Later than five years	2,899	3,008	4,137	3,741

Minimum lease payments	4,368	4,535	5,667	5,240
Less: Future finance charges	(1,852)	(1,987)	(2,847)	(2,601)

Present value of minimum lease payments	2,516	2,548	2,820	2,639

Finance lease liabilities resulting in contingent rental expense	6	10	6	10

The State (Total State Sector) has an agreement for a Rail Rolling-stock Public Private Partnership, which constitutes a finance lease. These assets and the associated finance lease liabilities are recognised on completion and delivery of assets progressively. As at 30 June 2012, a finance lease liability of $233 million (2011 $27 million) is recognised for the rolling stock assets. The finance lease liability and aggregate minimum lease payments total $9,753 million in nominal dollars (2011 $9,749 million) or $3,650 million (in net present value as at 30 June 2006). In addition, as at 30 June 2012 a finance lease liability of $246 million (2011 $229 million) is recognised in relation to the provision of a related maintenance facility.

Note 22:	Advances Received

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	38	38	38	38
Non-current	717	732	717	732

	755	770	755	770

Advances comprise loans received for policy purposes from:
The Australian Government	755	770	755	770

5 - 64	Total State Sector Accounts

Note 23

Note 23:	Employee Provisions

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	9,818	8,751	11,857	10,469
Non current	2,984	2,876	3,432	3,268

	12,802	11,627	15,289	13,737

These comprise:
Long service leave	6,879	6,073	8,330	7,262
Annual and other leave entitlements	2,428	2,185	2,908	2,650
Self funded worker’s compensation (a)	3,082	2,843	3,323	3,070
Other	413	526	728	755

Total Employee Provisions	12,802	11,627	15,289	13,737

Employee Benefit Liabilities comprise:
Accrued employee benefits reported as payables	715	496	817	587
Employee benefit provisions	12,802	11,627	15,289	13,737
Superannuation provisions	47,181	32,333	50,922	34,054

Aggregate Employee Benefit Liabilities	60,698	44,456	67,028	48,378

(a)	Some government agencies hold a group self-insurer’s licence with the WorkCover Authority for workers’ compensation. This self funded liability has been actuarially calculated by David A Zaman Pty Ltd, McMahon Actuarial Services Pty Ltd and Taylor Fry Pty Ltd on a discounted cash flows basis using a “central” estimate and assuming an interest rate of 1.86 to 6.0 per cent (2011: 4.8 per cent to 6.0 per cent) per annum and a future wage inflation rate of 1.9 to 4.0 per cent (2011: 3.0 per cent to 4.0 per cent) per annum. In addition, self funded workers’ compensation includes liabilities of the Treasury Managed Fund that have been actuarially calculated by PriceWaterhouseCoopers Actuarial Pty Ltd assuming an liability discount rate of 5.6 per cent (2011 6.0 per cent) and a future wage inflation rate of 4.0 per cent (2011 4.0 per cent) and a superimposed inflation rate of 0 to 3 per cent (2011 0 to 3.0 per cent).

Total State Sector Accounts	5 - 65

Note 24

Note 24:	Superannuation Provisions

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	1,565	1,436	1,765	1,512
Non current	45,616	30,897	49,157	32,542

	47,181	32,333	50,922	34,054

Unfunded Superannuation Liability

The following note provides information about the State’s defined benefits superannuation schemes. This note contains information on:

•	the various superannuation schemes

•	major economic assumptions

•	the movement in 2011-12 liabilities and the impact of assumptions

•	composition of the unfunded liabilities by scheme, recognised in the statement of financial position, and member numbers

•	historical information of combined schemes’ cumulative gains, obligations and fund assets

•	the annual movement by scheme in defined benefit obligations

•	the annual movement by scheme in the fair value of fund assets

•	annual superannuation expense

•	actual return on plan assets

•	fund assets (by asset class)

•

funding arrangements for employer contributions. This includes the scheme liabilities as reported by the trustees (using different discount rates), recommended contribution rates, funding method, and economic assumptions

•	nature of asset/liability.

5 - 66	Total State Sector Accounts

Note 24

NSW Public Sector Defined Benefit Superannuation Schemes

State public sector superannuation liability is made up of the assets and liabilities of the following schemes:

•	State Authorities Superannuation Scheme (SASS)

•	State Authorities Non Contributory Superannuation Scheme (SANCS)

•	State Superannuation Scheme (SSS)

•	Police Superannuation Scheme (PSS)

•	Energy Industries Superannuation Schemes (EISS)

•	Judges’ Pension Scheme (JPS), and

•	Parliamentary Contributory Superannuation Scheme (PCSS).

All of the above schemes (except for JPS) are closed to new entrants.

Management is assisted by the actuary in calculating the unfunded liability. The SAS Trustee Corporation’s (STC) actuary Mercer Human Resource Consulting calculated the unfunded liabilities of the State Public Sector superannuation schemes for the year ended 30 June 2012 and 30 June 2011 under AASB 119 Employee Benefits and AAS 25 Financial Reporting by Superannuation Plans.

SASS, SANCS, SSS, and PSS, the State Super Fund schemes are all defined benefit schemes – at least a component of the final benefit is derived from a multiple of member salary and years of membership. These schemes are closed to new members.

The Projected Unit Credit (PUC) valuation method was used to determine the present value of the defined benefit obligations and related current service costs. This method sees each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately to build up the final obligations.

Actuarial gains and losses are recognised through ‘other economic flows – other comprehensive income’.

All Fund assets are invested in STC at arm’s length through independent fund managers.

The estimate of accrued benefit liabilities of the Total State Sector is based on calculations carried out by Mercer Human Resource Consulting, the STC’s actuary. Actuarial calculations were based on scheme membership data as at 30 April 2012 (EISS 30 June 2011) projected to 30 June 2012. The fair value of pooled fund assets comprises the actual June 2012 balance.

Total State Sector Accounts	5 - 67

Note 24

The principal economic assumptions at the reporting dates are as per the following table.

	30 June		30 June
MAJOR ECONOMIC ASSUMPTIONS	2012		2011
State Super Fund Schemes
Discount rate at 30 June	3.06	% pa	5.28	% pa
Expected return on assets	8.60%		8.6%
Expected salary increases	2.5	% pa	3.5	% pa
Expected rate of CPI increases	2.5	% pa	2.5	% pa
EISS
Discount rate at 30 June	3.06	% pa	5.28	% pa
Expected return on assets	8.10%		8.1%
Expected salary increases	3.5%		4.0%
Expected rate of CPI increases	2.5	% pa	2.5	% pa

The unfunded superannuation liabilities shown are for employers and employees combined and are the difference between the present value of forecast employees’ accrued benefits at year end and the estimated net market value of scheme assets to meet them at that date.

An employer does not have to recognise the Future Service Liability, as this is used to determine if there should be an asset ceiling limit (AASB 119, paragraph 58). Under AASB 119, any recognised prepaid superannuation asset cannot be more than the total unrecognised past service cost and the present value of any available economic benefits in plan refunds or future plan contribution reductions. If there is no surplus in excess of recovery, an asset ceiling limit is not imposed.

Movement in the 2011-12 Unfunded Liabilities and the Impact of Assumptions

The increase of $14.848 billion in general government and $16.868 billion for total state sector unfunded liabilities over the twelve months to 30 June 2012, is largely explained by the effect of several factors:

•	a fall in the State Super Fund and EISS liability discount rate from 5.28 per cent to 3.06 per cent

•	2011-12 State Super Fund earnings rates of 0.4 per cent (EISS - 0.78 per cent), which is below the long term average fund earnings

•	an increase in the accrued benefits due to an additional year of service being provided by current State Super Fund scheme contributors and

•	one year less discounting for the present value of total future benefit payments.

The increase in liability has been partly offset by a $4.6 billion increase in employer contributions for General Government and Total State Sectors. The current low level of interest rates has made it more attractive for the government to place proceeds from the sale of electricity assets, including interest, of $3.8 billion with State Super rather than repay debt. As a consequence, an additional $4.6 billion contribution was made to State Super in the 2011-12 financial year, including $800 million in additional Crown employer contributions.

5 - 68	Total State Sector Accounts

Note 24

The major potential for volatility arises from:

•	movements in the market prices of plan assets, and

•	the 30 June long-term Commonwealth government bond rate, which is applied to discount the accrued liabilities.

The future liability value can also be impacted, generally to a lesser degree, by revisions to long-term actuarial assumptions including those listed in the previous table, as well as changes to mortality and other actuarially applied rates.

Due to the number of variables it is impracticable to provide a meaningful sensitivity analysis on the volatility of the defined benefit superannuation liabilities for changes in assumptions.

General Government Sector

2012 Member Numbers and Superannuation Position for AASB 119

Member Numbers	------------ NSW Public Sector Superannuation Scheme ---------
	SASS	SANCS	SSS	PSS	JPS	PCSS	Total

Contributors	29,562	42,782	11,581	1,639	142	46	42,970
Deferred benefits	10,534	12,510	1,930	102	—	2	12,568
Pensioners	3,281	—	40,221	6,544	179	285	50,510
Pensions fully commuted	—	—	14,390	—	—	—	14,390

Superannuation Position for AASB 119 purposes
	$m	$m	$m	$m	$m	$m	$m

Accrued Liability (a)	11,838	2,579	47,006	12,880	1,049	732	76,084
Fair value of plan assets (a)	(7,698)	(1,458)	(15,783)	(3,763)	—	(201)	(28,903)

	4,140	1,121	31,223	9,117	1,049	531	47,181

Future Service Liability (b)	(1,523)	(557)	(840)	(233)	—	—	(3,153)
Adjustment for limitation on net asset	—	—	—	—	—	—	—

Net (asset)/liability disclosed in balance sheet	4,140	1,121	31,223	9,117	1,049	531	47,181

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

Total State Sector Accounts	5 - 69

Note 24

2011 Member Numbers and Superannuation Position for AASB 119

Member Numbers	------------ NSW Public Sector Superannuation Scheme ---------
	SASS	SANCS	SSS	PSS	JPS	PCSS	Total

Contributors	31,775	47,039	13,404	1,860	138	47	47,224
Deferred benefits	n.a.	n.a.	2,185	109	—	2	2,296
Pensioners	3,421	—	38,273	6,444	189	280	48,607
Pensions fully commuted	—	—	14,210	—	—	—	14,210

Superannuation Position for AASB 119 purposes
	$m	$m	$m	$m	$m	$m	$m

Accrued Liability (a)	10,772	2,370	33,994	9,331	735	489	57,691
Fair value of plan assets (a)	(6,322)	(879)	(14,952)	(2,988)	—	(217)	(25,358)

	4,450	1,491	19,042	6,343	735	272	32,333

Future Service Liability (b)	(1,641)	(655)	(776)	(203)	—	—	(3,275)
Adjustment for limitation on net asset	—	—	—	—	—	—	—

Net (asset)/liability disclosed in balance sheet	4,450	1,491	19,042	6,343	735	272	32,333

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

Total State Sector

2012 Member Numbers and Superannuation Position for AASB 119

Member Numbers	------------ NSW Public Sector Superannuation Scheme ---------
	SASS	SANCS	SSS	PSS	JPS	PCSS	EISS	Total

Contributors	35,865	50,206	12,702	1,639	142	46	3,484	53,878
Deferred benefits	10,534	12,510	2,110	102	—	2	22	12,770
Pensioners	3,786	—	43,268	6,544	179	285	446	54,508
Pensions fully commuted	—	—	15,661	—	—	—	10	15,671

Superannuation Position for AASB 119 purposes
	$m	$m	$m	$m	$m	$m	$m	$m

Accrued Liability (a)	14,716	2,965	50,306	12,880	1,049	732	2,762	85,410
Fair value of plan assets (a)	(9,614)	(1,695)	(17,578)	(3,763)	—	(201)	(1,637)	(34,488)

	5,102	1,270	32,728	9,117	1,049	531	1,125	50,922

Future Service Liability (b)	(1,742)	(674)	(969)	(233)	—	—	(336)	(3,954)
Adjustment for limitation on net asset	—	—	—	—	—	—	—	—

Net (asset)/liability disclosed in balance sheet	5,102	1,270	32,728	9,117	1,049	531	1,125	50,922

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

5 - 70	Total State Sector Accounts

Note 24

2011 Member Numbers and Superannuation Position for AASB 119

Member Numbers	------------ NSW Public Sector Superannuation Scheme ---------
	SASS	SANCS	SSS	PSS	JPS	PCSS	EISS	Total

Contributors	38,764	55,471	14,847	1,860	138	47	3,702	59,358
Deferred benefits	n.a.	n.a.	2,409	109	—	2	23	2,543
Pensioners	3,846	—	41,737	6,444	189	280	424	52,920
Pensions fully commuted	—	—	15,735	—	—	—	10	15,745

Superannuation Position for AASB 119 purposes
	$m	$m	$m	$m	$m	$m	$m	$m

Accrued Liability (a)	13,380	2,740	37,001	9,331	735	489	2,232	65,908
Fair value of plan assets (a)	(8,418)	(1,167)	(17,373)	(2,988)	—	(217)	(1,707)	(31,870)

	4,962	1,573	19,628	6,343	735	272	525	34,038

Future Service Liability (b)	(1,861)	(772)	(883)	(203)	—	—	(279)	(3,998)
Adjustment for limitation on net asset	1	—	15	—	—	—	—	16

Net (asset)/liability disclosed in balance sheet	4,963	1,573	19,643	6,343	735	272	525	34,054

(a)	The accrued benefits liability less the net market value of scheme assets represents the defined benefits obligation of the State. For SASS, it includes the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).
(b)	The Future Service Liability (FSL) does not have to be recognised by an employer. It is only used to determine if an asset ceiling limit should be imposed (AASB 119, para 58). Under AASB 119, any prepaid superannuation asset recognised cannot exceed the total of any unrecognised past service cost and the present value of any economic benefits that may be available in the form of refunds from the plan or reductions in future contributions to the plan. Where the “surplus in excess of recovery” is zero, no asset ceiling limit is imposed.

General Government

Combined Schemes’ Cumulative Actuarial Losses since 2008 for AASB 119

	2012	2011	2010	2009	2008
	$m	$m	$m	$m	$m
Cumulative loss at 1 July	17,373	17,829	14,673	3,216	—
Recognised during the year	19,407	(456)	3,156	11,457	3,216

Cumulative loss at 30 June	36,780	17,373	17,829	14,673	3,216

No time series is available prior to 2008 due to a change of policy for treatment of the actuarial gains/losses in the 2008-09 financial period. Actuarial losses and gains primarily result from changes in liability discount rates and volatility in fund earnings.

Total State Sector

Combined Schemes’ Cumulative Actuarial Losses since 2008 for AASB 119

	2012	2011	2010	2009	2008
	$m	$m	$m	$m	$m
Cumulative gain/loss at 1 July	20,019	20,444	16,906	3,846	—
Recognised during the year	21,501	(425)	3,538	13,060	3,846

Cumulative gain/loss at 30 June	41,520	20,019	20,444	16,906	3,846

No time series is available prior to 2008 due to a change of policy for treatment of the actuarial gains/losses in the 2008-09 financial period. Actuarial losses and gains primarily result from changes in liability discount rates and volatility in fund earnings.

Total State Sector Accounts	5 - 71

Note 24

General Government

Present Value of Defined Benefit Obligation, Fair Value of Plan Assets, Surplus/deficit in Plan for AASB 119

	2012	2011	2010	2009	2008
	$m	$m	$m	$m	$m
PV Defined Benefit Obligation	76,084	57,691	56,909	52,008	43,970
Fair Value Plan Assets	28,903	25,358	24,187	22,585	26,502
Deficit/(Surplus) in the plan	47,181	32,333	32,722	29,423	17,468

Experience adjustment arising on plan liabilities	16,957	(436)	3,324	7,010	3,266
Experience adjustment arising on plan assets	2,004	(33)	(87)	4,543	4,221

Total State Sector

Present Value of Defined Benefit Obligation, Fair Value of Plan Assets, Surplus/deficit in Plan for AASB 119

	2012	2011	2010	2009	2008
	$m	$m	$m	$m	$m
PV Defined Benefit Obligation	85,410	65,908	64,874	59,296	50,791
Fair Value Plan Assets	34,488	31,870	30,354	28,303	33,358
Deficit/(Surplus) in the plan	50,922	34,038	34,520	30,993	17,433

Experience adjustment arising on plan liabilities	18,925	(402)	3,786	7,600	(1,263)
experience adjustment arising on plan assets	2,538	(77)	(221)	6,954	5,243

5 - 72	Total State Sector Accounts

Note 24

General Government Sector

Reconciliation of the present value of the defined benefit obligations for 2011-12

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2011	Current service cost(a)	Interest cost (a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2012(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	10,772	308	551	164	915	(872)	11,838
State Authorities Non-Contributory Superannuation Scheme	2,370	94	120	—	239	(244)	2,579
State Superannuation Scheme	33,994	122	1,733	174	12,342	(1,359)	47,006
Police Superannuation Scheme	9,331	61	481	11	3,385	(389)	12,880
Parliamentary Contributory Superannuation Scheme	489	2	26	1	238	(24)	732
Judges’ Pension Scheme	735	27	39	—	284	(36)	1,049
TOTAL	57,691	614	2,950	350	17,403	(2,924)	76,084

Reconciliation of the fair value of fund assets for 2011-12

NSW Public Sector Superannuation Scheme	Fair Value of Fund Assets at beginning of the year	Expected return on fund assets	Actuarial gains/ (losses) (a)	Employer Contributions	Contributions by Fund participants	Benefits paid	Fair Value of Fund Assets at end of the year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	6,322	531	(449)	2,002	164	(872)	7,698
State Authorities Non-Contributory Superannuation Scheme	880	76	(29)	775	—	(244)	1,458
State Superannuation Scheme	14,952	1,261	(1,277)	2,032	174	(1,359)	15,783
Police Superannuation Scheme	2,987	252	(224)	1,126	11	(389)	3,763
Parliamentary Contributory Superannuation Scheme	217	18	(25)	14	1	(24)	201
Judges’ Pension Scheme	—	—	—	36	—	(36)	—
TOTAL	25,358	2,138	(2,004)	5,985	350	(2,924)	28,903

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

Total State Sector Accounts	5 - 73

Note 24

Total State Sector

Reconciliation of the present value of the defined benefit obligations for 2011-12

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2011	Current service cost (a)	Interest cost (a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2012(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	13,380	351	680	194	1,248	(1,137)	14,716
State Authorities Non-Contributory Superannuation Scheme	2,740	109	138	—	282	(304)	2,965
State Superannuation Scheme	37,002	120	1,830	191	13,032	(1,869)	50,306
Police Superannuation Scheme	9,331	61	481	11	3,385	(389)	12,880
Parliamentary Contributory Superannuation Scheme	489	2	26	1	238	(24)	732
Judges’ Pension Scheme	735	27	39	—	284	(36)	1,049
Energy Industries Superannuation Scheme	2,231	50	126	22	498	(165)	2,762
TOTAL	65,908	720	3,320	419	18,967	(3,924)	85,410

Reconciliation of the fair value of fund assets for 2011-12

	Fair Value of Fund Assets at beginning	Expected return on	Actuarial gains/	Employer	Contributions by Fund	Benefits	Fair Value of Fund Assets at end of the
NSW Public Sector Superannuation Scheme	of the year	fund assets	(losses) (a)	Contributions	participants	paid	year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	8,417	704	(602)	2,038	194	(1,137)	9,614
State Authorities Non-Contributory Superannuation Scheme	1,168	100	(53)	784	—	(304)	1,695
State Superannuation Scheme	17,373	1,351	(1,477)	2,009	191	(1,869)	17,578
Police Superannuation Scheme	2,988	252	(224)	1,125	11	(389)	3,763
Parliamentary Contributory Superannuation Scheme	217	18	(24)	13	1	(24)	201
Judges’ Pension Scheme	—	—	—	36	—	(36)	—
Energy Industries Superannuation Scheme	1,707	137	(154)	90	22	(165)	1,637
TOTAL	31,870	2,562	(2,534)	6,095	419	(3,924)	34,488

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

5 - 74	Total State Sector Accounts

Note 24

General Government Sector

Reconciliation of the present value of the defined benefit obligations for 2010-11

NSW Public Sector Superannuation Scheme	Accrued Benefits 1 July 2010	Current service cost(a)	Interest cost (a)	Contributions by Fund participants	Actuarial (Gains)/ Losses(a)	Benefits paid	Accrued benefits 30 June 2011(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	10,321	311	516	164	255	(795)	10,772
State Authorities Non-Contributory Superannuation Scheme	2,392	92	119	—	112	(345)	2,370
State Superannuation Scheme	33,686	152	1,696	186	(629)	(1,097)	33,994
Police Superannuation Scheme	9,374	71	474	12	(238)	(362)	9,331
Parliamentary Contributory Superannuation Scheme	476	5	24	2	4	(22)	489
Judges’ Pension Scheme	660	24	33	—	51	(33)	735
TOTAL	56,909	655	2,862	364	(445)	(2,654)	57,691

Reconciliation of the fair value of fund assets for 2010-11

	Fair Value of Fund Assets at beginning	Expected return on	Actuarial gains/	Employer	Contributions by Fund	Benefits	Fair Value of Fund Assets at end of the
NSW Public Sector Superannuation Scheme	of the year	fund assets	(losses) (a)	Contributions	participants	paid	year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	5,948	504	5	496	164	(795)	6,322
State Authorities Non-Contributory Superannuation Scheme	969	83	(5)	178	—	(345)	880
State Superannuation Scheme	14,189	1,185	15	474	186	(1,097)	14,952
Police Superannuation Scheme	2,874	239	4	219	12	(361)	2,987
Parliamentary Contributory Superannuation Scheme	207	17	13	—	2	(22)	217
Judges’ Pension Scheme	—	—	—	34	—	(34)	—
TOTAL	24,187	2,028	32	1,401	364	(2,654)	25,358

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

Total State Sector Accounts	5 - 75

Note 24

Total State Sector

Reconciliation of the present value of the defined benefit obligations for 2010-11

	Accrued	Current		Contributions	Actuarial		Accrued
	Benefits	service	Interest	by Fund	(Gains)/	Benefits	benefits
NSW Public Sector Superannuation Scheme	1 July 2010	cost (a)	cost (a)	participants	Losses(a)	paid	30 June 2011(b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	12,839	359	641	195	320	(974)	13,380
State Authorities Non-Contributory Superannuation Scheme	2,755	109	136	—	129	(389)	2,740
State Superannuation Scheme	36,633	170	1,857	206	(681)	(1,183)	37,002
Police Superannuation Scheme	9,374	70	474	12	(238)	(361)	9,331
Parliamentary Contributory Superannuation Scheme	476	5	24	2	4	(22)	489
Judges’ Pension Scheme	660	24	33	—	51	(33)	735
Energy Industries Superannuation Scheme	2,137	53	119	22	30	(130)	2,231
TOTAL	64,874	790	3,284	437	(385)	(3,092)	65,908

Reconciliation of the fair value of fund assets for 2010-11

	Fair Value of						Fair Value of
	Fund Assets	Expected	Actuarial		Contributions		Fund Assets at
	at beginning	return on	gains/	Employer	by Fund	Benefits	end of the
NSW Public Sector Superannuation Scheme	of the year	fund assets	(losses) (a)	Contributions	participants	paid	year (b)
	$m	$m	$m	$m	$m	$m	$m
State Super Fund
State Authorities Superannuation Scheme	7,993	673	5	525	195	(974)	8,417
State Authorities Non-Contributory Superannuation Scheme	1,270	107	(7)	186	—	(388)	1,168
State Superannuation Scheme	16,459	1,377	16	498	206	(1,183)	17,373
Police Superannuation Scheme	2,874	239	4	220	12	(361)	2,988
Parliamentary Contributory Superannuation Scheme	207	17	13	—	2	(22)	217
Judges’ Pension Scheme	—	—	—	33	—	(33)	—
Energy Industries Superannuation Scheme	1,551	125	45	95	22	(131)	1,707
TOTAL	30,354	2,538	76	1,557	437	(3,092)	31,870

(a)	The superannuation expense in the statement of comprehensive income can differ to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	The accrued benefits liability and the net market value of scheme assets include the accumulation component (i.e. employee accrued benefit liabilities and equivalent employee scheme assets).

5 - 76	Total State Sector Accounts

Note 24

	General
	Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m

Defined benefits expense recognised in the statement of comprehensive income as:

Employee superannuation expense (a)
Current service cost	614	655	720	790
Interest on obligation	2,950	2,862	3,320	3,284
Expected return on plan assets	(2,138)	(2,028)	(2,562)	(2,538)

Defined benefits expense	1,426	1,489	1,478	1,536

(Gains)/Losses recognised as other economic flows (b)
Net actuarial losses/(gains) recognised in year	19,407	(478)	21,501	(461)
Change in surplus in excess of recovery available from scheme	—	—	—	15

Defined benefits superannuation (gains)/losses	19,407	(478)	21,501	(446)

Amount recognised in the statement of comprehensive income	20,833	1,011	22,979	1,090

(a)	The superannuation expense in the statement of comprehensive income can differ slightly to the totals in the above reconciliation of movements in the superannuation schemes, due to a component of the movements being capitalised into constructed assets.
(b)	Actuarial gains and losses are recognised through ‘other economic flows – other comprehensive income’.

Actual return on plan assets
State Super Fund
State Authorities Superannuation Scheme	(6,065)	(509)	(5,061)	(678)
State Authorities Non Contributory Superannuation Scheme	(2,975)	(78)	(2,993)	(101)
State Superannuation Scheme	(11,466)	(1,200)	(10,911)	(1,392)
Police Superannuation Scheme	(5,959)	(243)	(5,959)	(243)
Judges’ Pension Scheme	—	—	—	—
Parliamentary Contributory Superannuation Scheme	(3,500)	(27)	(3,500)	(27)
Energy Industries Superannuation Scheme	—	—	(17)	(170)

	(29,965)	(2,057)	(28,441)	(2,611)

	General Government and Total State Sectors Pooled Fund	Total State Sector EISS	General Government and Total State Sectors Pooled Fund	Total State Sector EISS
	2012	2012	2011	2011
Fund Assets
The percentage invested in each asset class at 30 June:

Australian equities	28.0%	—	33.4%	—
Overseas equities	23.7%	—	29.5%	—
Australian fixed interest securities	4.9%	—	5.7%	—
Overseas fixed interest securities	2.4%	—	3.1%	—
Property	8.6%	—	9.9%	—
Cash	19.5%	1.7%	5.1%	3.1%
Other	12.9%	—	13.3%	—
Listed Equities	—	65.1%	—	63.5%
Unlisted Property	—	2.6%	—	2.4%
Private Equity	—	1.3%	—	1.7%
Semi-Liquids and Absolute Return (growth)	—	17.1%	—	15.9%
Fixed Income	—	12.1%	—	13.4%

All fund assets are invested by the trustees at arm’s length through independent fund managers.

Total State Sector Accounts	5 - 77

Note 24

Funding arrangements for employer contributions

Arrangements for employer contributions for Funding – calculated in accordance with AAS 25

The following is a summary of the 30 June financial position of the fund calculated in accordance with AAS 25 Financial Reporting by Superannuation Plans.

General Government Sector

	Accrued Benefits 2012 $m	Net Market Value of Fund Assets 2012 $m	Net (surplus)/deficit 2012 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	10,140	7,698	2,442
State Authorities Non Contributory Superannuation Scheme	2,221	1,458	763
State Superannuation Scheme	25,342	15,783	9,559
Police Superannuation Scheme	6,661	3,763	2,898
Judges’ Pension Scheme	506	—	506
Parliamentary Contributory Superannuation Scheme	360	201	159

	45,230	28,903	16,327

	Accrued Benefits 2011 $m	Net Market Value of Fund Assets 2011 $m	Net (surplus)/deficit 2011 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	10,004	6,322	3,682
State Authorities Non Contributory Superannuation Scheme	2,185	879	1,306
State Superannuation Scheme	24,285	14,952	9,333
Police Superannuation Scheme	6,483	2,988	3,495
Judges’ Pension Scheme	484	—	484
Parliamentary Contributory Superannuation Scheme	372	217	155

	43,813	25,358	18,455

5 - 78	Total State Sector Accounts

Note 24

Total State Sector

	Accrued Benefits 2012 $m	Net Market Value of Fund Assets 2012 $m	Net (surplus)/deficit 2012 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	12,435	9,614	2,821
State Authorities Non Contributory Superannuation Scheme	2,546	1,695	851
State Superannuation Scheme	27,463	17,578	9,885
Police Superannuation Scheme	6,661	3,763	2,898
Judges’ Pension Scheme	506	—	506
Parliamentary Contributory Superannuation Scheme	360	201	159
Energy Industries Superannuation Scheme	1,830	1,637	193

	51,801	34,488	17,313

	Accrued Benefits 2011 $m	Net Market Value of Fund Assets 2011 $m	Net (surplus)/deficit 2011 $m
NSW Public Sector Superannuation Scheme
State Super Fund
State Authorities Superannuation Scheme	12,344	8,418	3,926
State Authorities Non Contributory Superannuation Scheme	2,521	1,168	1,353
State Superannuation Scheme	26,583	17,373	9,210
Police Superannuation Scheme	6,483	2,987	3,496
Judges’ Pension Scheme	484	—	484
Parliamentary Contributory Superannuation Scheme	372	217	155
Energy Industries Superannuation Scheme	1,866	1,707	159

	50,653	31,870	18,783

The primary difference between the net deficit above (per AAS 25) and the net deficit calculated in accordance with AASB 119 (and brought to account in the Total State Sector Account’s statement of financial position) is that the accrued benefits discount rate is based on the more volatile 30 June long term Commonwealth government bond rate for the AASB 119 calculation, whereas the AAS 25 calculation uses a less volatile long term earnings rate.

Total State Sector Accounts	5 - 79

Note 24

Recommended contribution rates for the State

State Super Fund
State Authorities Superannuation Scheme	Multiple of member contributions
State Authorities Non Contributory Superannuation Scheme	% of member salary
State Superannuation Scheme	Multiple of member contributions
Police Superannuation Scheme	Multiple of member contributions
Judges’ Pension Scheme	% of member salary
Parliamentary Contributory Superannuation Scheme	Multiple of member contributions
Energy Industries Superannuation Scheme
Division B	Multiple of member contributions
Division C	% of member salary
Division D	Multiple of member contributions

Funding Method

The method used to determine the employer contribution recommendations at last actuarial review was the Aggregate Funding method. The method adopted affects the timing of the costs to the employer. Under the Aggregate Funding method, the employer contributions rate is determined so that sufficient assets will be available to meet benefit payments to existing members, taking into account the current value of assets and future contributions.

Economic Assumptions

The economic assumptions adopted for the 2009 actuarial review were:

	2012		2011
State Super Fund
Weighted-Average Assumption
Expected rate of return on assets backing current pension liabilities	8.3	% pa	8.3	% pa
Expected rate of return on assets backing other liabilities	7.3	% pa	7.3	% pa
Expected salary increase rate	4.0	% pa	4.0	% pa
Expected rate of CPI increase	2.5	% pa	2.5	% pa

Energy Industries Superannuation Scheme
Weighted-Average Assumption
Expected rate of return on Fund Assets	7.0	% pa	7.0	% pa
Expected salary increase rate	3.5	% pa	4.0	% pa
Expected rate of CPI increase	2.5	% pa	2.5	% pa

Nature of asset/liability

If a surplus exists in the employer’s interest in the Fund, the employer may be able to take advantage of it in the form of a reduction in the required contribution rate, depending on the approval of the Fund’s trustee, based on advice of the Fund’s actuary. Where a deficiency exists, the employer is responsible for any differences between the employer’s share of fund assets and the defined benefit obligation.

5 - 80	Total State Sector Accounts

Note 25

Note 25:	Other Provisions

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Current	1,220	983	1,525	1,441
Non current	5,032	4,895	7,046	6,498

	6,252	5,878	8,571	7,939

These comprise:
Outstanding claims:
Self Insurance Corporation (excluding self funded worker’s compensation)	2,907	2,701	2,907	2,701
Workers’ Compensation (Dust Diseases)	1,665	1,682	1,665	1,682
Lifetime Care and Support Scheme	—	—	1,783	1,445
WorkCover Authority	146	128	146	128
Long Service Corporation Schemes	747	669	747	669
HIH loss compensation	179	208	179	208
Provision for Land Remediation and Other Restoration Costs	341	319	583	549
Other	267	171	561	557

Total Other Provisions	6,252	5,878	8,571	7,939

Insurance Recoveries Receivable include those accrued by:
Self Insurance Corporation - for reinsurance and other recoveries receivable	269	229	269	229
Workers’ Compensation (Dust Diseases) Board - insurance levies accrued	986	1,012	986	1,012

	1,255	1,241	1,255	1,241

Other provisions include for example, the State’s obligations arising from several insurance schemes:

•

Managed by the NSW Self Insurance Corporation (SICorp). These comprise liabilities for closed schemes for the previous workers compensation and third party insurance schemes, for home warranty insurance, and for the Treasury Managed Fund, a self-insurance scheme. The Treasury Managed Fund protects the insurable assets and exposures of all public sector agencies financially dependent on the Consolidated Fund, all public hospitals and various statutory authorities.

The liability for outstanding claims is measured as the present value of the expected future payments and is determined by the Manager of SICorp in consultation with independent actuary, PricewaterhouseCoopers Actuarial Pty Ltd. The discount rate used is based on Treasury Corporation and NSW Treasury’s estimate of fair value for the ten year New South Wales government bond yields.

The expected future payments are estimated on the basis of the ultimate cost of settling claims, which is affected by factors arising during the period to settlement such as normal inflation and ‘superimposed inflation’. Superimposed inflation refers to factors such as trends in court awards.

Total State Sector Accounts	5 - 81

Note 25

•

Workers’ Compensation (Dust Diseases) Board and WorkCover Authority outstanding claims: The WorkCover Authority liabilities includes claims assumed by the State from some failed insurance companies. The liabilities cover claims incurred but not yet paid, incurred but not yet reported and the anticipated fund management fees in respect of the management of those claims. At 30 June 2012, liabilities for compensation payments and estimated compensation for future claims were valued by the actuaries Taylor Fry Proprietary Limited. The liabilities as at 30 June were valued by PricewaterhouseCoopers Actuarial. The liability is measured as the present value of the expected future payments.

•

Provision for participants’ care and support services for persons catastrophically injured from motor accidents in NSW under the Motor Accidents (Lifetime Care and Support) Act 2006. At 30 June 2012, liabilities were valued by the actuaries PricewaterhouseCooper as the present value of the expected future payments.

•

A provision for loss compensation associated with the former HIH Insurance Limited has been raised by the State for building warranty insurance and for motor vehicle claims for which the Nominal Defendant is responsible under the Motor Accidents Compensation Act 1999. The liability is measured by the actuaries, Taylor Fry Pty Ltd as the present value of the expected future payments.

•

The Long Service Corporation Schemes’ liabilities have been assessed based upon a full actuarial investigation that was undertaken at 30 June 2009 by Professional Financial Solutions. As at 30 April 2012, Professional Financial Solutions has undertaken an actuarial update.

Key actuarial assumptions for the main schemes are:

•	For the NSW Treasury Managed Fund (TMF) scheme administered by SICorp the following average inflation rates and discount rates were used in measuring the liability for outstanding claims:

TMF
	2012%	2011%
Not Later than one year
Inflation Rate	2.5-4.0	2.5-4.0
Discount Rate	5.6	6.0
Superimposed Inflation (a)	0-3.0	0-3.0
Later than one year
Inflation Rate	2.5-4.0	2.5-4.0
Discount Rate	5.6	6.0
Superimposed Inflation (a)	0-3.0	0-3.0

(a)	Dependent on payment type

5 - 82	Total State Sector Accounts

Note 25

For other Schemes details are as follows:

Scheme	Discount Rate %		Inflation Rate %
	2012	2011	2012	2011
Claims expected to be paid not later than one year
Workers’ Compensation (Dust Diseases) Board	6.0	6.0	4.0	4.0
WorkCover Authority	2.4	4.8	4.0	4.0
HIH Loss Compensation	2.6	4.8	2.5	3.8
Building and Construction Industry Long Service Payment Scheme	3	5.2	4	4
Lifetime Care and Support	6.0	6.0	4.0	4.0
Claims expected to be paid later than one year
Workers’ Compensation (Dust Diseases) Board	6.0	6.0	4.0	4.0
WorkCover Authority	1.86-4.25	4.80-5.90	1.9-3.75	3.45-4.00
HIH Loss Compensation	4.9-5.8	4.8-5.8	3.6-4.3	3.8
Building and Construction Industry Long Service Payments Scheme	3	5.2	4	4
Lifetime Care and Support	6.0	6.0	4.0	4.0

The discount rate for each scheme reflects current market assessments of the time value of money, and the risks specific to the liability.

General Government Sector

2011-12 Movement in Other Provisions

	Carrying Amount 1 July 2011	Additional Provision 2011-12	Amounts Used During 2011-12	Actuarial (Gain)/Loss 2011-12	Unwinding/ change in discount rate 2011-12	Carrying Amount 30 June 2012
	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,701	1,650	(1,445)	(147)	148	2,907
Workers’ Compensation (Dust Diseases)	1,682	(15)	(100)	—	98	1,665
WorkCover Authority	128	(28)	(9)	—	55	146
Long Service
Payments Corporation	669	112	(68)	—	34	747
HIH loss compensation	208	9	(40)	(4)	5	179
Land Remediation and other Restorations	319	34	(11)	—	—	342
Other	171	163	(86)	19	—	266

Total Other Provisions	5,878	1,925	(1,759)	(132)	340	6,252

Total State Sector Accounts	5 - 83

Note 25

2010-11 Movement in Other Provisions

	Carrying Amount 1 July 2010	Additional Provision 2010-11	Amounts Used During 2010-11	Actuarial (Gain)/Loss 2010-11	Unwinding/ change in discount rate 2010-11	Carrying Amount 30 June 2011
	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,695	372	(369)	(145)	148	2,701
Workers’ Compensation (Dust Diseases)	1,605	30	44	(86)	89	1,682
WorkCover Authority	110	24	(12)	5	1	128
Long Service
Payments Corporation	634	65	(59)	—	29	669
HIH loss compensation	200	8		—	—	208
Land Remediation and other Restorations	333	—	(14)	—	—	319
Other	140	38	(8)	—	1	171

Total Other Provisions	5,717	537	(418)	(226)	268	5,878

Total State Sector

2011-12 Movement in Other Provisions

	Carrying Amount 1 July 2011	Additional Provision 2011-12	Amounts Used During 2011-12	Actuarial (Gain)/Loss 2011-12	Unwinding/ change in discount rate 2011-12	Carrying Amount 30 June 2012
	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,701	1,650	(1,445)	(147)	148	2,907
Workers’ Compensation (Dust Diseases)	1,682	(15)	(100)	—	98	1,665
WorkCover Authority	128	(28)	(9)	—	55	146
Lifetime Care and Support Scheme	1,445	423	(47)	(121)	84	1,783
Long Service
Payments Corporation	669	112	(68)	—	34	747
HIH loss compensation	208	9	(40)	(4)	5	179
Land Remediation and other Restorations	549	57	(23)	—	—	583
Other	557	191	(206)	19	—	561

Total Other Provisions	7,939	2,399	(1,938)	(253)	424	8,571

5 - 84	Total State Sector Accounts

Note 25 and Note 26

2010-11 Movement in Other Provisions

	Carrying Amount 1 July 2010	Additional Provision 2010-11	Amounts Used During 2010-11	Actuarial (Gain)/Loss 2010-11	Unwinding/ change in discount rate 2010-11	Carrying Amount 30 June 2011
	$m	$m	$m	$m	$m	$m
Outstanding claims:
Self Insurance Corporation (excluding worker’s compensation)	2,695	372	(369)	(145)	148	2,701
Workers’ Compensation (Dust Diseases)	1,605	30	44	(86)	89	1,682
WorkCover Authority	110	24	(12)	5	1	128
Lifetime Care and Support Scheme	1,037	436	(37)	(51)	60	1,445
Long Service
Payments Corporation	634	65	(59)	—	29	669
HIH loss compensation	200	8	—	—	—	208
Land Remediation and other Restorations	532	116	(100)	—	1	549
Other	513	262	(107)	(116)	5	557

Total Other Provisions	7,326	1,313	(640)	(393)	333	7,939

Note 26:	Other Liabilities

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m

Current	621	534	862	678
Non-current	1,871	2,013	1,983	2,107

	2,492	2,547	2,845	2,785

Other Liabilities comprise:
Aboriginal Land Council claims granted (a)	628	631	628	631
Deferred revenue on the private provision of infrastructure (b)	296	308	296	308
Other deferred revenue	1,348	1,319	1,495	1,437
Other	220	289	426	409

	2,492	2,547	2,845	2,785

(a)	The State has provided for the liability of claims that have been granted to local Aboriginal Land Councils under the Aboriginal Land Rights Act 1983.
(b)	The State under various privately financed Infrastructure projects received payments following the letting of the Lane Cove Tunnel, Cross City Tunnel and Westlink M7 Motorway contracts, as reimbursement of development costs. These up-front payments are amortised over the term of the arrangement rather than recognised as revenue up-front.

Total State Sector Accounts	5 - 85

Note 27

Note 27:	Net Worth (Equity)

The State’s equity is classified into accumulated funds and reserves.

Accumulated funds comprises current and prior period retained funds, including the State’s contributed equity in the public trading and financial enterprises.

The reserves are:

•

Asset Revaluation Surplus: This reserve is used to record increments and decrements on the State’s revaluation of non-current assets. This accords with the policy on the revaluation of property, plant and equipment as discussed in Note 1.

•	Equity Investment Revaluation Surplus: This reserve comprises the State’s share of the asset revaluation surplus of investments in associates.

•

Hedging Reserve: This comprises the cumulative gains and losses on the effective portion of cash flow hedges. The gains/losses remain in the reserve until the hedged forecast cash flow affect the operating result, and are recycled into ‘other economic flows – included in the operating result’.

•

Available for Sale Reserve: This primarily comprises the general government sector’s revaluation reserve for its equity investment in the public non financial corporation, and public financial corporation sectors.

•	Amounts Held in Equity Associated with Assets Held for Sale: This comprises the asset revaluation surplus component of assets classified as held for sale.

•

The Statement of Changes in Equity at the start of this report discloses information on equity movements by class. Statements of Changes in Equity for each sector of government are also reported in Note 36 Disaggregated Financial Statements.

5 - 86	Total State Sector Accounts

Note 28

Note 28:	Restated Comparative Financial Statements due to Corrections of Prior Period Errors and Discontinued Operations

The following tables report the 2010-11 financial statements restated on a line item basis in this report, comparing them from those published in the audited 2010-11 Total State Sector Accounts. The column headed ‘corrections’ relates to corrections of errors that have been adjusted to the 2010-11 comparatives.

The 2010-11 Total State Sector and General Government Sector comprehensive results (a surplus) have remained constant at a $10,395 million surplus compared to the result published in the 2010-11 Total State Sector Accounts. The following adjustments to disclosures have been made.

Changes in Accounting Policy

In 2011-12, there were no changes in accounting policy that had a material impact on the financial statements.

Reclassifications

General Government and Total State Sectors

The balance sheets for 2010-11 have been amended to reclassify $577 million from infrastructure and $133 million from intangible assets to further increase equity investments in associates by $710 million. This adjustment for the state’s equity investment in the Murray Darling Basin Authority joint ventures ensures comparability of information between 2011-12 and 2010-11.

For consistency with 2011-12 presentation, expenses related to contractors ($157 million for general government sector and $549 million for total state sector) have been reclassified from employee related expenses to other operating expenses. This recognises that contractors are not employees.

Corrections of Errors

General Government and Total State Sectors

The State recognises its investment in Snowy Hydro Limited (SHL) based upon 58 per cent of net assets reported in its financial statements with the exception of property, plant and equipment (PP & E). The State recognises 58 per cent of SHL’s PP & E and adjusts this to fair value using the income approach under AASB 116 Property, Plant and Equipment. This has occurred for the first time in 2011-12. The impact was backcast to 30 June 2011, the date of the earliest available information, and increases the value of the 30 June 2011 investment, and the equity investment revaluation surplus by $1,685 million.

As the prior year adjustment was direct to the June 2011 closing balance of equity, it had nil impact on the 2010-11 comprehensive result.

Total State Sector Accounts	5 - 87

Note 28

The State recognised the archives managed by the State Records Authority at fair value based on existing use. This follows a report of an independent valuer who found that there is a sufficient market in documents and archival type material to enable a reliable measurement of fair value. The omission of the archives in previous years was based on a consideration that it was not reliably measurable. The correction to initially recognise the assets resulted in a $938 million increase in June 2011 plant and equipment and the asset revaluation surplus.

General Government Sector Statement of Financial Position

	Previously reported for 2010-11 $m	Corrections and Reclassifications $m	2010-11 Comparative reported in 2011-12 $m

ASSETS
Financial Assets
Cash and Cash Equivalent Assets	8,258	—	8,258
Receivables	5,785	—	5,785
Tax Equivalents Receivable	408	—	408
Financial Assets at Fair Value	7,577	—	7,577
Advances paid	891	—	891
Deferred Tax Equivalents	5,363	—	5,363
Equity
Investments in Other Public Sector Entities	84,232	—	84,232
Investments in Associates	1,336	2,395	3,731
Other	—	—	—
Total Financial Assets	113,850	2,395	116,245

Non-Financial Assets
Inventories	276	—	276
Forestry Stock and Other Biological Assets	9	—	9
Assets Classified as Held for Sale	248	—	248
Investment Properties	236	—	236
Property, Plant and Equipment
Land and Buildings	58,388	—	58,388
Plant and Equipment	8,837	938	9,775
Infrastructure Systems	60,490	(577)	59,913
Intangibles	1,425	(133)	1,292
Other	1,235	—	1,235
Total Non-financial Assets	131,144	228	131,372

TOTAL ASSETS	244,994	2,623	247,617

5 - 88	Total State Sector Accounts

Note 28

General Government Sector Statement of Financial Position (continued)

	Previously reported for 2010-11 $m	Corrections and Reclassifications $m	2010-11 Comparative reported in 2011-12 $m
LIABILITIES
Deposits Held	1,378	—	1,378
Payables	3,937	—	3,937
Tax Equivalents Payable	47	—	47
Liabilities Directly Associated with Assets Held for Sale	—	—	—
Borrowings and Derivatives at Fair Value	21	—	21
Borrowings at Amortised Cost	22,509	—	22,509
Advances Received	770	—	770
Employee Provisions	11,627	—	11,627
Superannuation Provision	32,333	—	32,333
Deferred Tax Equivalent Provision	660	—	660
Other Provisions	5,878	—	5,878
Other	2,547	—	2,547

TOTAL LIABILITIES	81,707	—	81,707

NET ASSETS	163,287	2,623	165,910

NET WORTH
Accumulated Funds	30,437	—	30,437
Reserves	132,850	2,623	135,473

TOTAL NET WORTH	163,287	2,623	165,910

Reclassification of Discontinuing Operations

In addition to changes from corrections of errors, the line items in the Statement of Comprehensive Income disclosed in this report have changed from those published in the 2010-11 Total State Sector Accounts. This change results because accounting standards require the reclassification of previous year revenue and expenses for discontinuing operations, to an aggregate result for ‘transactions from discontinuing operations’ at the foot of the statement. This change in classification affects line by line presentation, however does not impact the operating result in the Statement of Comprehensive Income. While the changes do not relate to any corrections of errors, they are disclosed for completeness to reconcile to the statement of comprehensive income, (and Note 35 Discontinuing Operations) as published in the 2010-11 Total State Sector Accounts.

Total State Sector Accounts	5 - 89

Note 28

Total State Sector Statement of Comprehensive Income

	Previously reported for 2010-11 $m	Corrections and Reclassifications $m	Discontinuing Operations reclassified $m	2010-11 Comparative Reported in 2011-12 $m

FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	19,318	—	—	19,318
Grants and Subsidies
Commonwealth General Purpose	13,900	—	—	13,900
Commonwealth National Agreements	6,860	—	—	6,860
Commonwealth National Partnership Payments	4,215	—	—	4,215
Other Grants and Subsidies	439	—	—	439
Sale of Goods and Services	17,809	—	—	17,809
Interest	1,477	—	—	1,477
Dividend and Income Tax Equivalents from Other Sectors	—	—	—	—
Other Dividends and Distributions	446	—	—	446
Fines, Regulatory Fees and Other	4,180	—	—	4,180

	68,644	—	—	68,644

Expenses from Transactions
Employee	28,142	(549)	—	27,593
Superannuation
Superannuation Interest Cost	773	—	—	773
Other Superannuation	2,623	—	—	2,623
Depreciation and Amortisation	5,958	—	(30)	5,928
Interest	4,149	—	—	4,149
Other Property	1	—	—	1
Other Operating	17,894	549	132	18,575
Grants and Subsidies
Current Grants and Subsidies	6,634	—	—	6,634
Capital Grants	1,616	—	—	1,616

	67,790	—	102	67,892

TRANSACTIONS FROM DISCONTINUING OPERATIONS	395	—	102	497

NET RESULT FROM TRANSACTIONS - NET OPERATING BALANCE	1,249	—	—	1,249

5 - 90	Total State Sector Accounts

Note 28

Total State Sector Statement of Comprehensive Income (continued)

	Previously reported for 2010-11 $m	Corrections and Reclassifications $m	Discontinuing Operations reclassified $m	2010-11 Comparative Reported in 2011-12 $m

NET OPERATING BALANCE	1,249	—	—	1,249

OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	86	—	—	86
Other Net Gains/(Losses)	3,544	—	—	3,544
Share of Earnings from Associates (excluding Dividends)	153	—	—	153
Dividends from Asset Sale Proceeds	—	—	—	—
Other	(305)	—	—	(305)
Discontinuing Operations - Other Economic Flows	6	—	—	6

Other Economic Flows - included in Operating Result	3,484	—	—	3,484

OPERATING RESULT	4,733	—	—	4,733

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations	4,989	—	—	4,989
Actuarial Gain/(Loss) from Superannuation	425	—	—	425
Net Gain/(loss) on equity investments in other sectors	—	—	—	—
Net Gain/(loss) on financial instruments at fair value	71	—	—	71
Other	177	—	—	177

Other Economic Flows - other comprehensive income	5,662	—	—	5,662

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH	10,395	—	—	10,395

Total State Sector Accounts	5 - 91

Note 28

Total State Sector Statement of Financial Position

	Previously reported for 2010-11 $m	Corrections and Reclassifications $m	2010-11 Comparative Reported in 2011-12 $m

ASSETS
Financial Assets
Cash and Cash Equivalent Assets	11,758	—	11,758
Receivables	6,763	—	6,763
Tax Equivalents Receivable	—	—	—
Financial Assets at Fair Value	19,987	—	19,987
Advances paid	447	—	447
Deferred Tax Equivalents	—	—	—
Equity
Investments in Other Public Sector Entities	—	—	—
Investments in Associates	1,336	2,395	3,731
Other	7	—	7
Total Financial Assets	40,298	2,395	42,693

Non-Financial Assets
Inventories	1,340	—	1,340
Forestry Stock and Other Biological Assets	759	—	759
Assets Classified as Held for Sale	293	—	293
Investment Properties	782	—	782
Property, Plant and Equipment
Land and Buildings	108,400	—	108,400
Plant and Equipment	13,127	938	14,065
Infrastructure Systems	123,640	(577)	123,063
Intangibles	2,961	(133)	2,828
Other	1,532	—	1,532
Total Non-financial Assets	252,834	228	253,062

TOTAL ASSETS	293,132	2,623	295,755

5 - 92	Total State Sector Accounts

Note 28

Total State Sector Statement of Financial Position (continued)

	Previously reported for 2010-11 $m	Corrections and Reclassifications $m	2010-11 Comparative Reported in 2011-12 $m
LIABILITIES
Deposits Held	1,858	—	1,858
Payables	6,710	—	6,710
Tax Equivalents Payable	—	—	—
Liabilities Directly Associated with Assets Held for Sale	—	—	—
Borrowings and Derivatives at Fair Value	59,271	—	59,271
Borrowings at Amortised Cost	2,721	—	2,721
Advances Received	770	—	770
Employee Provisions	13,737	—	13,737
Superannuation Provision	34,054	—	34,054
Deferred Tax Equivalent Provision	—	—	—
Other Provisions	7,939	—	7,939
Other	2,785	—	2,785

TOTAL LIABILITIES	129,845	—	129,845

NET ASSETS	163,287	2,623	165,910

NET WORTH
Accumulated Funds	69,957	—	69,957
Reserves	93,330	2,623	95,953

TOTAL NET WORTH	163,287	2,623	165,910

Impact on the 30 June 2010 Statement of Financial Position

As the previous year’s adjustments were performed as the earliest practicable date, which was 30 June 2011, the above corrections of error have not impacted the previous year’s opening statement of financial position.

Changes in Accounting Estimates

Changes in accounting estimates are recognised in the period when the estimate is revised. Such changes are not adjusted retrospectively to the financial statements.

Note 15 ‘Property, Plant and Equipment’ details and quantifies the impact of changes in estimates in 2011-12 for school and TAFE buildings, land under roads, and electricity and water distributor assets.

Total State Sector Accounts	5 - 93

Note 29

Note 29:	Cash Flow Information

Reconciliation of Operating Result to Net Cash Flows from Operating Activities

	General Government Sector		Total State Sector
	2011-12 $m	2010-11 $m	2011-12 $m	2010-11 $m

Operating result for the year	(1,859)	4,579	(4,817)	4,733
Adjust for:
Non-cash items added back:
Depreciation and amortisation	2,978	2,818	6,078	5,928
Other	(178)	(299)	(455)	557
Other economic flows - included in the operating result	2,539	(3,239)	6,516	(3,484)
Net change in operating assets and liabilities	(3,784)	1,324	(2,309)	1,626

Net cash flows from operating activities	(304)	5,183	5,013	9,360

Reconciliation of Closing Cash and Cash Equivalents

Cash assets in the statement of financial position comprise cash and deposits at call. Deposits in TCorp Hour-Glass cash facilities and other TCorp deposits with a maturity of less than 90 days, are reported as cash and deposits at call.

Cash and cash equivalent assets recognised in the statement of financial position are reconciled at the end of the financial year to the Statement of Cash Flows as follows:

	General Government Sector		Total State Sector
	2012 $m	2011 $m	2012 $m	2011 $m

Cash and deposits at call	6,576	8,258	9,975	11,758
Short term borrowings of Tcorp	—	—	(35)	—
Bank overdraft	—	—	(1)	(2)

	6,576	8,258	9,939	11,756

Restricted Cash Assets

General Government Sector and Total State Sector

Agency cash balances at 30 June 2012 include cash, for the general government sector $1,469 million (2011 $1,410 million) and for the total state sector $1,590 million (2011 $1,498 million), which is dedicated for a specific purpose. It includes restricted cash of $861 million (2011 $835 million) under the control of the public health system, $103 million (2011 $38 million) under the control of the transport system, $46 million of education program contributions (2011 $40 million), and $129 million (2011 $167 million) for land remediation works.

5 - 94	Total State Sector Accounts

Note 29

$309 million (2011 $347 million) of cash held in Crown Special Deposit Accounts can only be used in accordance with the legislation that established the Account. Conditional contributions disclosed in Note 2 are also considered restricted assets. On consolidation of the general government sector, agency cash balances within the Treasury Banking System are offset against the Crown’s cash overdraft for cash management purposes.

Disposal of Entities

Note 35 Discontinuing Operations, details information on the proceeds from the sale in 2011-12 of Sydney Desalination Plant Pty Ltd, and in 2010-11 of WSN Environmental Solutions and the State’s retail electricity operations.

Acquisition of Entities

During 2011-12 the State purchased for $20 million seven companies associated with the Sydney Light Rail and Monorail. During 2010-11 there were no major acquisitions of entities.

Non-Cash Financing and Investing Activities

During 2011-12:

•

A total of $221 million (2011 $170 million) was recognised in the Total State sector for an emerging interest in private sector provided infrastructure. In the General Government sector, a total of $216 million was recognised ($166 million in 2011). It includes $153 million recognised for roads (2011 $138 million) and $29 million for Olympic Park infrastructure (2011 $27 million).

•

Other assets acquired free of cost in the Total State sector amounted to $357 million (2011 $364 million). In the General Government sector, they amounted to $84 million (2011 $278 million). They include subdivider/developer contributions of water assets of $117 million (2011 $59 million) and electricity assets of $130 million (2011 $116 million) and roads and bridges from Local Councils to the value of $2 million (2011 $98 million).

•

It is impracticable to report on the numerous other assets donated to NSW public sector agencies particularly dedicated for health, education and cultural purposes. They are generally reported in individual agency financial statements.

•

The Total State sector statement of cash flows excludes new assets acquired under finance leases with a value of $329 million (2011 $547 million). For the General Government sector, excluded finance lease assets amount to $98 million (2011 $510 million). The General Government sector comprises some leases for new buses. In addition, the Total State Sector includes leases for new rail rolling stock.

Total State Sector Accounts	5 - 95

Note 30

Note 30:	Trusts Under Management

	General Government Sector		Total State Sector
	2012 $m	2011 $m	2012 $m	2011 $m

Trusts under management are held on behalf of beneficiaries and are not controlled by the State. Therefore, these trusts are not recognised as assets on the statements of financial position.

Trusts under management mainly comprise various forms of estates under management, unclaimed monies and Supreme Court trust funds held in statutory accounts by the:

NSW Trustee and Guardian (a)	2,421	2,499	2,421	2,499
Workcover Authority	1,727	1,624	1,727	1,624
Rental Bond Board	975	909	975	909
NSW Treasury Corporation (fiduciary investments)	—	—	891	2,142
Department of Trade and Investments, Regional Infrastructure and Services	157	144	157	144
Ministry of Health	92	81	92	81
Workers Compensation (Dust Diseases) Board	78	82	78	82
Other	59	61	62	62

	5,509	5,400	6,403	7,543

(a)	The trust balances exclude certain property assets administered by NSW Trustee and Guardian as they cannot be reliably measured.

5 - 96	Total State Sector Accounts

Note 31

Note 31:	Expenditure Commitments

The following represents expenditure contracted for at reporting date, but not recognised in the financial statements.

	General Government Sector		Total State Sector
	2012 $m	2011 $m	2012 $m	2011 $m

Capital Expenditure (including expenditure for private sector financed infrastructure assets)
Ministry of Health	3,693	2,425	3,693	2,425
Roads and Maritime Services	2,761	—	2,761	—
Roads and Traffic Authority	—	3,415	—	3,408
Sydney Water Corporation	—	—	639	1,505
Department of Education and Communities	544	612	544	612
AusGrid	—	—	529	504
NSW Police Force	515	516	515	516
Transgrid	—	—	439	357
Transport for NSW	279	—	279	—
NSW Land and Housing Corporation	—	—	236	448
Endeavour Energy	—	—	203	185
Sydney Ports Corporation	—	—	173	228
Sydney Opera House	—	—	108	—
Essential Energy	—	—	80	35
Country Rail Infrastructure Authority	—	—	71	—
State Transit Authority	—	—	65	119
Rail Corporation New South Wales	—	—	56	1,211
Hunter Water Corporation	—	—	52	56
Royal Botanic Gardens and Domain Trust	32	—	32	—
State Water Corporation	—	—	31	51
Crown Entity	21	34	21	34
Sydney Catchment Authority	—	—	10	10
Delta Electricity	—	—	5	21
Transport Construction Authority	—	—	—	943
Public Transport Ticketing Corporation	—	—	—	193
New South Wales Maritime Authority	—	71	—	71
Zoological Parks Board	—	—	—	3
Other	104	115	138	171

	7,949	7,188	10,680	13,106

Capital Expenditure Commitments:
not later than one year	2,287	2,737	4,542	5,904
later than one year and not later than five years	2,874	2,348	3,254	4,887
later than five years	2,788	2,103	2,884	2,315

	7,949	7,188	10,680	13,106

Total State Sector Accounts	5 - 97

Note 31

	General Government Sector		Total State Sector
	2012 $m	2011 $m	2012 $m	2011 $m
Future minimum lease payments under non-cancellable operating leases: (a)
not later than one year	642	947	846	808
later than one year and not later than five years	1,343	1,242	1,649	1,287
later than five years	552	421	1,093	1,018

	2,537	2,610	3,588	3,113

(a)     Total future minimum sub-lease payments expected to be received under non-cancellable sub-leases are $108 million (2011 $99 million) for General Government, and $35 million (2011 $41 million) for Total State Sector.

Operating Lease Commitments - Receivables
Future operating lease rentals not provided for in the financial statements and receivable:
not later than one year	28	34	150	157
later than one year and not later than five years	74	69	446	430
later than five years	170	210	1,617	1,706

	272	313	2,213	2,293

Goods and Services Tax (GST) on Commitments
The above expenditure commitments are inclusive of GST. GST input tax credits (debits) are expected to be recoverable from (payable to) the Australian Taxation Office.

GST input tax credits included in the above commitments:
Capital Expenditure	716	650	943	1,149
Future minimum lease payments under non-cancellable operating lease	222	234	296	242

GST input tax debits included in the above commitments:
Operating Lease Commitments - Receivables	10	20	186	200

5 - 98	Total State Sector Accounts

Note 32

Note 32:	Contingent Assets and Liabilities

Contingent assets and liabilities are possible future assets or liabilities that may arise from past events. The existence of these assets or liabilities will only be confirmed by the occurrence or non-occurrence of one or more future events not wholly in control of the State. In this report, contingent assets and liabilities have been classified into quantifiable, where the economic effect is known, or non-quantifiable.

The State, on occasion, provides guarantees and indemnities. These are listed below.

Contingent Liabilities

(A) Quantifiable Contingent Liabilities

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Department of Attorney General and Justice (Victim’s compensation and other claims)	227	241	227	241
Roads and Maritime Services (contractual claims and litigation)	75	109	75	109
NSW Land and Housing Corporation (claims in respect of compensation and litigation)	—	—	12	6
Sydney Water (claims in respect of compensation and litigation)	—	—	10	8
Other agencies	8	6	20	10

TOTAL	310	356	344	374

(B) Non-quantifiable Contingent Liabilities

General Government Sector

Unless otherwise stated, the General Government contingent liabilities are also applicable to the Total State Sector. Included in these are:

•	The State has a contingent liability under the Native Title Act 1993 (Commonwealth) and the Native Title (New South Wales) Act 1994. The extent of the liability cannot be quantified.

•	The liability arises as follows:

•

Liability of the State to pay compensation to native title holders in respect to past acts and intermediate period acts (i.e. acts undertaken between October 1975 and December 1996 which were invalid because of native title) which were validated by operation of the Native Title Act 1993 and the Native Title (New South Wales) Act 1994.

•

Liability of the State to pay compensation to native title holders arising from the undertaking of future acts (i.e. acts which affect native title undertaken after 1 January 1994 and for which the Native Title Act 1993 provides that compensation is payable) by the State and its instrumentalities.

Total State Sector Accounts	5 - 99

Note 32

[The State has an indemnity under Section 104 of the Native Title (New South Wales) Act in respect to compensation arising from a compulsory acquisition of native title by an authority which is not the Crown in the right of the State.]

The assets of the State in the form of Crown land and water may be reduced in value in the event that native title is determined to exist in all or any of these assets. The extent of the reduction in value cannot be quantified.

•

The assets of the State in the form of reserved Crown land may be reduced in value by operation of the Aboriginal Land Rights Act 1983 (NSW). Under that legislation a land council can apply for the grant of the freehold of claimable Crown land (as defined in Section 36 (1) of the Act) and the claim must be granted. Applications have been made over various areas of land and water in New South Wales, which might ultimately result in land being transferred for no consideration. These applications have not been finalised and it is therefore not possible to estimate the financial impact or result of the claims.

•

It is likely that some parcels of Crown land may have been contaminated at some stage in the past. The State has identified at least 492 sites on untenured Crown land which are likely to be contaminated to some degree. Work is still to be undertaken to determine the nature and extent of any such contamination. This work will also assist in determining the likely impact of any contamination on the value of the land holdings. However, it is considered that the existence of contaminated sites will not have a material impact on the overall value of the State’s land holdings.

•

Based on the definition of control in AASB 127 Consolidated and Separate Financial Statements, Affiliated Health Organisations listed in Schedule 3 of the Health Service Act 1997 are only recognised in the Ministry of Health’s Consolidated Financial Statements to the extent of cash payments made.

However, it is accepted that a contingent liability exists which may be realised in the event of cessation of health service activities by any affiliated health organisation.

In this event the determination of assets and liabilities would be dependent on any contractual relationship that may exist or be formulated between the administering bodies of the organisation and the Ministry of Health.

•

The State has a contingent liability whereby some government authorities have claims against them for compensation for land acquired under the Land Acquisition (Just Terms Compensation) Act 1991. The estimated cost will be determined by the Land and Environment Court in due course.

•

The State treats payments of unclaimed money to the Consolidated Fund as income. However, claims can be legally lodged for several years after the money is paid into the Fund. These future claims cannot be estimated.

5 - 100	Total State Sector Accounts

Note 32

•

The lessee of certain property controlled by Sydney Local Health District (formerly Sydney South West Area Health Service) had been granted compensation on appeal for a matter previously judged in favour of Sydney Local Health District (SLHD) by the Supreme Court. The Court of Appeal ordered the lessee be restored to possession, entitling the lessee to an account of net revenue from the property since termination, or damages for being out of possession, less rental of more than $4m which the lessee has not paid. Taking into account the many issues in the proceedings and overlap between them, SLHD was ordered to pay a portion of the lessee’s court fees. The proceeding to determine the quantum of the claim is not expected to be heard for until the first half of 2013.

•

As a condition of the sale of Pacific Power International Pty Ltd the State has an obligation to compensate the trustee of the Electricity Industry Superannuation Fund (EISS) if certain conditions exist at a certain time. The time will be the earlier of:

•	Connell Wagner (the purchaser) ceasing to be an employer in the fund; or

•	the last benefit is paid; or

•	the relevant assets are exhausted.

If the liability arises there would only be one payment. The payment would be the lower of:

•	the actual shortfall between fund assets and fund liabilities; and

•	the potential shortfall, if anticipated investment returns of 4.5 per cent a year (excluding CPI) had not been realised.

At 30 June 2012, the net market value of assets was $9 million less (2011 $5 million) than the estimated value of liabilities.

The unfunded liability is different to both the actual fund shortfall and the investment return shortfall. Based on returns to June 2009, the scheme independent actuary estimated the actual fund shortfall to be approximately $7 million (2011 $7 million) and investment return shortfall approximately $2 million (2011 $2 million). The compensation payment is approximately $2 million (2011 $2 million).

•

Parramatta City Council and Transport for NSW (formally Transport Construction Authority) executed settlement documents in February 2012 in respect of litigation over the acquisition of public roads in 2004. Settlement is subject to the registration of survey plan and road dedication which is expected to be completed by December 2012. Upon registration of the survey plan, this matter will be closed.

•

There is currently a shortfall in the funding for the defined benefit superannuation of universities within NSW. The State is currently negotiating a funding agreement with the Australian Government to meet this shortfall. At the date of this report the potential liability is not quantifiable.

Total State Sector Accounts	5 - 101

Note 32

•

On 5th January 2011, the Asian Football Confederation (AFC) awarded Australia the hosting rights for the AFC Asia Cup 2015. As part of the bid process, the States signed certain agreements that relate to the operation and conduct of the Competition. The States have agreed to provide funding to the Local Organising Committee AFC Asian Cup Pty Ltd under a Funding Agreement (currently under negotiation as at 30 June 2012). The State has agreed to certain guarantees as part of the bid process, the risks associated with the guarantees being non-quantifiable at this stage of negotiation. Guarantees currently being negotiated relate to the following:

•	Work permits

•	General Tax Exemptions

•	Safety and Security

•	Protection and Exploitation of Commercial Rights

•

In May 2012, the State entered into a 10 year operating lease agreement for the provision of data centre capacity on a government-wide basis. The State committed to move a minimum of three megawatts of Information and Communications Technology load into the data centres over the 10 years. The total value of the lease payments is estimated to be $130 million. The State is party to a Tripartite Deed with respect to finance facilities provided to the lessor by a financier. The State has a contingent liability to the financier with a maximum exposure of up to $72 million, and which reduces to zero over the contract period. If the State is obliged to make a payment to the financier, it is entitled to be reimbursed by the lessor. Failing such reimbursement, the State has recourse to security over the data centres and related assets.

Total State Sector

•

State Corporations receive claims by suppliers for additional charges in the normal course of operations. A number of disputed claims are currently being heard in court. The quantum of these claims cannot accurately be determined.

•

During the 2011-12 year 525,037 hectares (2010-11, 5,159 hectares) of operational timber reserves were subject to claims under the Native Title Act. The impact of these claims cannot be quantified at this time.

•	The State has a contingent liability arising from contractual obligations to sell coal from the planned Cobbora mine.

In February 2011, Cobbora Holding Company Pty Limited executed coal sales contracts with Origin Energy and two State owned corporations to supply coal to four of the State’s power stations from 2015. The Cobbora project was conceived by the previous Government to develop a coal mine to secure long term supplies of steaming coal to NSW power stations. The development has an expected negative value based on non-commercial coal supply contracts put in place by the previous Government.

5 - 102	Total State Sector Accounts

Note 32

From a Total State Sector perspective, the Origin Energy contract is the only contract with an external third party. The revenues generated by the company from the contracts with the two State owned corporations will eliminate when consolidated into the Total State Sector accounts.

•

Eraring Power Station experienced two significant generator transformer failures in October 2011 and March 2012 impacting generation availability, which Eraring Energy considers to be ‘force-majeure’ (FM) events. Origin Energy has disputed this interpretation and under the terms of the GTA has sought arbitration. Eraring Energy has not accounted for availability damages payments in its accounts pending the outcome of arbitration. Under the GTA provisions, Origin Energy has been deducting 50% of the disputed availability payments from monthly fixed revenue payable to Eraring Energy. In the event arbitration is unsuccessful, business interruption insurance will cover a significant portion of the damages.

(C) Guarantees and Indemnities

Guarantees have been provided to facilitate the provision of certain services and the construction of several infrastructure assets may give rise to contingent liabilities.

Guarantees are reported for the following sectors.

General Government Sector

Unless otherwise stated, the General Government guarantees are also applicable to the Total State Sector.

The major guarantees are:

•

State guarantees given to various organisations under statute. They mainly relate to certain co-operative housing societies which the maximum exposure as at 30 June 2012 is $38 million (2011 $47 million).

•

The State has guaranteed it will provide funding to Cobbora Holding Company Pty Limited to support the costs of its business to the extent that the costs of its business are not funded from other sources.

•	With regard to the 2009-10 NSW Lotteries transaction, the State provided minimal warranties, indemnities and other obligations in favour of the operator.

As at 30 June 2012, the State has a contingent liability for unclaimed lottery prizes won on or before 29 March 2010, less an amount of $6 million (2011 $6 million) provided for. This resulted from the sale of NSW Lotteries on 31 March 2010. The provision taken up was based on historical data which showed that annual claims for unclaimed prizes were no more than $1 million. In accordance with the Public Lotteries Regulation 2007, the State is liable for claims made on or before 1 December 2016. The State has therefore conservatively provided $1 million per annum until 2016. However, future claims cannot be reliably measured and could exceed the current provision.

Total State Sector Accounts	5 - 103

Note 32

The State is liable for the direct losses incurred by NSW Lotteries if an adverse regulatory event occurs. The State’s aggregate liability is capped. Adverse regulatory events are defined in the transaction documents and include, for example, the introduction by the State of new duties, taxes or other imposts on public lotteries in New South Wales without the agreement of the operator. There are no known adverse regulatory events as at the reporting date.

•

Issued securities, borrowings and derivative liabilities of the NSW Treasury Corporation with a market value of $70 billion (2011 $60.3 billion) have been guaranteed by the NSW Government under the Public Authorities (Financial Arrangements) Act 1987.

•

On 28 June 2002 the Commonwealth’s Snowy Mountain Hydro–electric Authority and the electricity trading company, Snowy Hydro Trading Proprietary Limited were formed into a new public company, Snowy Hydro Limited (SHL). This is owned by NSW, Victoria, and the Commonwealth.

NSW owns 58 per cent share in the company and it has entered into guarantees, indemnities and deeds as part of the agreements leading to the corporatisation of the Snowy Scheme. It is not possible to estimate the amount of exposure at this time for the following situations.

If any change to the Snowy Water licence has an adverse financial impact for SHL, the company will receive that corresponding amount in compensation. NSW may recover 42 per cent of this compensation if Victoria and the Commonwealth agree to water licence changes. No major amendments to the Snowy Licence are currently proposed. The licence expires in 2077 or when ended.

If an instruction from the Water Administration Ministerial Corporation to SHL causes spills or a Jindabyne Dam release causes downstream damage, the State will compensate SHL for the proportion of claims it incurs. NSW will pay 58 per cent of the cost if the Commonwealth and Victoria also agreed with the instruction. No claims currently exist. The risk of exposure should be very low for several years after corporatisation while sufficient water savings are found and allocated to the Snowy River. This indemnity lasts while the licence is in place.

SHL currently have the following ongoing matters:

•	Two unresolved claims lodged with the Dust Diseases Tribunal.

•	Bank guarantees in relation to operating within the national electricity market and rental for properties in Sydney and Melbourne to the value of $17 million.

•

The State has guaranteed the performance of the obligations of various statutory authorities under contracts with private sector parties. The current guarantees outstanding are for the following projects:

•	Sydney Harbour Tunnel

•	M2 Motorway

•	Eastern Distributor

•	Cross City Tunnel

5 - 104	Total State Sector Accounts

Note 32

•	Lane Cove Tunnel

•	Western Sydney Orbital.

•	Bonnyrigg Communities Public Housing

•	Eastern Creek Alternative Waste Treatment Plant

•	Illawarra and Woronora Water Treatment Plant

•	Macarthur Water Filtration Plant

•	Prospect Water Filtration Plant and Treatment Works

•	Long Bay Prison and Forensic Hospital

•	Mater Hospital

•	Orange Hospital Redevelopment

•	Royal North Shore Hospital Redevelopment

•	Olympic Stadium

•	Olympic Multi-Use Arena

•	Suburban Rolling Stock

•	VISY Mill: Tumut Timber Supply Agreement.

These guarantees are considered unlikely to ever be exercised.

•

Note 34 Financial Instruments includes information on the estimated value of financial guarantees. This information is disclosed as a footnote to the table of maturity analysis and interest rate exposure of financial liabilities.

Total State Sector

•

NSW Treasury Corporation has issued unconditional payment undertakings on behalf of some government authorities in the national wholesale electricity market to pay to the system administrator, the Australian Energy Market Operator (AEMO), on demand in writing any amount up to an aggregate maximum agreed with individual participants.

At the reporting date, the amounts of these undertakings were as follows:

Market Participants:	2012 $ million	2011 $ million
National Electricity Market (NEM)	14	46
Short Term Trading Market (STTM)	1	8

	15	54

Total State Sector Accounts	5 - 105

Note 32

•

NSW Treasury Corporation has undertakings for other government authorities for their performance under contracts with third parties. These amounts are recoverable from the State authority participants. At the reporting date they were valued at $123 million (2011: $121 million).

•	State owned electricity distributors provide guarantees to regulatory and statutory authorities to the value of $35 million (2011 $40 million).

•

The State of NSW has provided a Deed of Indemnity to the directors and designated senior management of some State-owned Corporations (SOC). This deed indemnifies them against claims and liabilities in connection with the Energy Industry Reform transactions (Transaction Process).

The SOC covered in this indemnity are:

•	Essential Energy

•	Eraring Energy

•	Ausgrid

•	Macquarie Generation

•	Endeavour Energy

•	Delta Electricity

To the extent permitted by law, the indemnity covers each indemnified party, in their capacity as directors or senior management, against:

•	civil liability arising in respect of the Transaction Process if such liability is or was not due to conduct which involve a lack of good faith on the part of the indemnified party, and

•

costs in defending proceedings, whether civil or criminal, in which judgement is or was given in favour of the indemnified party or in which the indemnified party is or was acquitted or where the proceedings are discontinued or in connection with any application in relation to a proceeding in which a court grants or granted relief to the indemnified party.

The indemnified parties have a duty to maintain in force comprehensive directors’ and officers’ insurance policy which cover all of the risks indemnified by the State under the indemnities until:

•	the completion of the Transaction Process, and

5 - 106	Total State Sector Accounts

Note 32

•	for seven year following the completion of the Transaction Process for any acts or omissions of the Indemnified Party occurring before completion of the Transaction Process.

The indemnity does not apply in respect of a liability which arises out of any act or omission on the part of the indemnified party that involves, among others as detailed in the Deed of Indemnity, gross negligence, recklessness and conduct contrary to any written direction or instructions to the indemnified party made by or on behalf of the State.

It is not possible to estimate the amount of contingent liability exposure at this time. There are no known claims as at the reporting date.

•

The State of NSW has provided a Deed of Indemnity to the directors of Cobbora Holding Company Pty Limited against claims and liabilities in connection with the Government’s Cobbora coal mine development project. The indemnity given has the same terms and qualifications as the one provided to the directors involved in the NSW Energy Industry Reform project (refer to above).

It is not possible to estimate the amount of the contingent liability exposure at this time. There are no known claims as at the reporting date.

Contingent Assets

General Government

Unless otherwise stated, the General Government contingent assets are also applicable to the Total State Sector.

Contingent assets exist in respect of guarantees received and from pending litigation. These include:

•

As a result of the collapse of HIH Insurance Limited the State assumed liabilities of approximately $650 million. This was in respect of building warranty and third party motor insurance. An independent actuary estimated the discounted present value of the outstanding liability to be $179 million as at 30 June 2012 (2011 $208 million). The liquidators of HIH Insurance Limited currently intend to distribute various percentages up to “more than 50 per cent” depending upon the scheme company. In 2011-12, the State received payments totalling $30 million (2011 $59 million).

•	The State holds guarantees of $45 million (2011 $47 million) as security for contractual performance for bus and freight transport infrastructure contracts.

•	The State holds a corresponding guarantee in respect of the State’s outstanding guarantee for the Eastern Creek Alternative Waste Treatment Plant.

Total State Sector Accounts	5 - 107

Note 32 and Note 33

Total State Sector

•

The State has initiated legal proceedings to recover damages of $28 million associated with an electricity contractor. At this stage it is not possible to form an opinion on the likely outcome of the proceedings.

•	The State holds various performance bonds totalling $47 million (2011 $44 million) relating to contracts for public transport ticketing.

•

The State is currently seeking a private tax ruling on the deductibility of capacity charges that retail electricity operators pay electricity generators under the Generation Trading Agreements. A positive ruling will result in an increase in the value of the finance lease receivables approximately by $60 million.

•

A contingent asset with an expected net present value of $198 million exists in the form of additional capacity charge payments to be received from Origin Energy. This is subject to a favourable Australian Taxation Office (ATO) ruling on the tax deductibility of capacity charge payments that Origin Energy make to Eraring Energy under the Eraring and Shoalhaven Generation Trading Agreements.

Note 33:	Events after the Reporting Period

There are no material events to report.

5 - 108	Total State Sector Accounts

Note 34

Note 34:	Financial Instruments

The principal financial instruments of the New South Wales public sector (hereafter referred to as the ‘State’) are outlined below. These financial instruments arise directly from the State’s operations or are required to finance the State’s operations. The State does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

The State’s main risks arising from financial instruments are outlined below, together with the State’s objectives, policies and processes for measuring and managing risk. Further quantitative and qualitative disclosures are included throughout these financial statements.

NSW Treasury, acting for the Treasurer, has overall responsibility for the establishment and oversight of risk management guidelines for the New South Wales public sector. This includes establishing Treasury Management policy to strengthen the framework for managing risks associated with public sector agency treasury functions, including borrowings, investments, derivatives, debt and investment management.

As part of this framework, NSW Treasury administers the Public Authorities (Financial Arrangements) Act 1987 which is the sole source of legal power for government authorities to enter into financial arrangements. Under this Act, the Treasurer is given responsibility of exercising a central supervisory role in respect of the investment and liability management activities of authorities to ensure that the NSW Public Sector’s financial risks and exposures are properly and prudently managed.

This role is effected through the requirement to have the borrowing, investment and joint venture / joint private-public sector financing activities of each authority approved by the Treasurer or Governor.

NSW Treasury Corporation (TCorp) is the State’s central borrowing and investing authority. TCorp holds a level of investments for liquidity management purposes, and, as the State’s central investing authority it administers the management of the majority of the State’s investments. TCorp, acting as the State’s central borrowing authority, issues bonds to the public. Bondholders include local and overseas individuals and financial institutions.

The State also holds a small component of investments and borrowings which have not been made through TCorp, but were made directly by individual State agencies, under the authority of the Public Authorities (Financial Arrangements) Act 1987.

Management of individual public sector agencies review and agree policies for managing their organisation’s risks. Risk management policies are established to identify and analyse the risks faced by the State, to set risk limits and controls and to monitor risks. Compliance with policies is reviewed by public sector agency audit and risk committees, and/or internal auditors on a regular basis. NSW Treasury monitors agency risks from a financial perspective. This note commences with a summary of the major financial instruments, their classification and carrying amounts.

It is followed by information on the valuation of financial instruments.

Total State Sector Accounts	5 - 109

Note 34

The note reports on the main risks as they affect the State’s financial instruments classified into:

•	Credit Risk, which affects financial assets

•	Liquidity Risk, which affects financial liabilities, and

•	Market Risk, which affects financial assets and liabilities because of changes in market prices.

A reference to ‘financial instruments’ in this note excludes prepayments and statutory receivables/payables as accounting standard AASB 7 excludes them from the definition of financial instruments.

The State’s financial instruments are classified as follows:

Financial Instrument Categories

		General
		Government Sector		Total State Sector
		2012	2011	2012	2011
Category	Note	$m	$m	$m	$m
Financial Assets
Cash and cash equivalents	5	6,576	8,258	9,975	11,758
Receivables (a) Loans and receivables (at amortised cost)	6,9	4,364	3,431	4,210	4,293
Financial assets at fair value
At fair value through profit and loss - classified as held for trading	8	8	19	305	499
Designated and effective hedging instruments	8	—	—	499	141
Designated at fair value through profit and loss	8	7,013	7,330	18,485	17,685
Finance leases receivable	8	214	228	1,488	1,662
Equity Investments in Other Public Sector Entities	10	78,306	84,232	—	—
Financial Liabilities
Payables (b) Financial liabilities measured at amortised cost	18,19	5,532	5,216	7,721	8,420
Advances Financial liabilities measured at amortised cost	22	755	770	755	770
Borrowings (c) Financial liabilities measured at amortised cost	21	26,870	22,509	2,899	2,721
Financial liabilities measured at fair value	20	16	20	68,497	58,361
Derivatives At fair value through profit and loss - classified as held for trading	20	—	1	256	446
Designated and effective hedging instruments	20	—	—	691	464

(a)	Excludes statutory receivables and prepayments (i.e. not within the scope of AASB 7).
(b)	Excludes statutory payables and deferred revenue (i.e. not within the scope of AASB 7). Fringe Benefits Tax and Goods and Services Tax payables comprise the difference between the payables and deposits held in the above table and the amounts reported in the statement of financial position.
(c)	Borrowings comprise bank overdraft, loans from the Commonwealth, other domestic and foreign borrowings and finance leases.

5 - 110	Total State Sector Accounts

Note 34

Valuation of Financial Instruments

Financial assets are generally recognised at fair value, with the exception of receivables, which are measured at cost. The value of the Hour-Glass Investments is based on the State’s share of the value of the underlying assets of the facility, based on the market value. All of the Hour-Glass facilities are valued using ‘redemption’ pricing. General Government financial liabilities are generally recognised at amortised cost with the exception of derivatives, which are reported at fair value. Total State Sector financial liabilities, which mainly comprise marketable securities, are generally reported at fair value.

Except where specified below, the amortised cost of financial instruments recognised in the statement of financial position approximates the fair value, because of the short-term nature of many of the financial instruments.

Further information on the recognition and measurement of financial instruments by category is reported in Note 1 ‘Statement of Significant Accounting Policies’.

The State uses the following hierarchy for disclosing the fair value of financial instruments by valuation technique:

•	Level 1 – Derived from quoted prices in active markets for identical assets / liabilities

•	Level 2 – Derived from inputs other than quoted prices that are observable directly or indirectly

•	Level 3 – Derived from valuation techniques that include inputs for the asset / liability not based on observable market data (unobservable inputs)

There were no transfers between levels within the fair value hierarchy during the year.

The table below sets out the State’s financial assets and liabilities measured at fair value according to the fair value hierarchy at reporting date.

Fair Value Hierarchy of Financial Assets and Liabilities

	General Government Sector				Total State Sector
	Level 1	Level 2	Level 3	Total 2012	Level 1	Level 2	Level 3	Total 2012
	$m	$m	$m	$m	$m	$m	$m	$m
Financial Assets at fair value
Fiduciary investments adminstered by NSW Treasury Corporation
HourGlass Managed Funds	—	6,443	—	6,443	—	7,609	—	7,609
Managed Fixed Interest Portfolio	—	—	—	—	—	644	—	644
Securities and placements held by NSW Treasury Corporation	—	—	—	—	3,395	2,836	—	6,231
Derivatives	—	8	—	8	—	624	180	804
Other	—	366	204	570	36	3,965	—	4,001

Financial Liabilities at fair value
Borrowings measured at fair value	—	16	—	16	58,204	9,571	722	68,497
Derivatives	—	—	—	—	11	798	138	947

Total State Sector Accounts	5 - 111

Note 34

Fair Value Hierarchy of Financial Assets and Liabilities

	General Government Sector				Total State Sector
	Level 1	Level 2	Level 3	Total 2011	Level 1	Level 2	Level 3	Total 2011
	$m	$m	$m	$m	$m	$m	$m	$m
Financial Assets at fair value
Fiduciary investments adminstered by NSW Treasury Corporation
HourGlass Managed Funds	—	6,632	—	6,632	—	7,185	—	7,185
Managed Fixed Interest Portfolio	—	—	—	—	540	—	—	540
Securities and placements held by NSW Treasury Corporation	—	—	—	—	3,037	2,874	—	5,911
Derivatives	—	19	—	19		424	216	640
Other	454	244	—	698	496	3,553	—	4,049

Financial Liabilities at fair value
Borrowings measured at fair value	—	20	—	20	46,768	10,649	944	58,361
Derivatives	—	1	—	1	—	584	326	910

Financial instruments classified at level 3 in the hierarchy include Power Reverse Dual Currency Bonds (PRDC’s Callable Notes) and Cross Currency Swaps. PRDC’s are structured callable notes denominated in Japanese Yen and issued into the Japanese market. The cashflows on each bond are hedged by entering into a structured cross currency swap, callable on the same basis as the corresponding bond.

The State forecasts the cashflows on each bond and swap using the original contractual terms, and where known, the Yen cashflows. The fair value of each bond and swap is calculated as the present value of the Australian dollar cashflows using the original issue margin. The State is of the opinion that no secondary market exists for PRDC’s and there are no reasonably possible alternative assumptions that would significantly change the fair value.

	General
	Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Annual movement reconciliation of level 3 fair value measurements
Opening balance	—	—	(1,054)	(1,706)
Total gains and (losses) - realised	—	—	64	(134)
Total gains and (losses) - unrealised	—	—	30	26
Valuation	—	—	(15)	—
Purchases	—	—	—	129
Settlements	—	—	351	631
Transfers in and out of level 3	—	—	(56)	—

Closing balance	—	—	(680)	(1,054)

Financial Instruments with Different Carrying Amounts and Fair Value

There are no material differences between the carrying amounts and the fair value of financial instruments. The amortised cost of financial instruments recognised in the statement of financial position approximates fair value due to the short term nature of many of the financial instruments.

5 - 112	Total State Sector Accounts

Note 34

Credit Risk of Financial Assets

Credit risk arises when there is the possibility of the State’s counterparties defaulting on their contractual obligations, resulting in a financial loss to the State. The maximum exposure to credit risk is generally represented by the carrying amount of the financial assets (net of any allowance for impairment). Credit risk arises from the financial assets of the State, including cash, deposits, receivables, and financial assets.

The State controls the borrowing and investing powers of its authorities through the Public Authorities (Financial Arrangement) Act. The provision for the Treasurer to schedule authorities under this Act restricts the ability and amount that public authorities can borrow and invest, and directs most authorities to finance only through NSW Treasury Corporation (TCorp). TCorp manages credit risk associated with its financial assets through the selection of counterparties, establishment of minimum credit rating standards, and monitoring of credit utilisation against limits. Agencies with approved investing powers outside of TCorp are restricted to invest in classes of instruments (with varied credit ratings) as scheduled under the Public Authorities (Financial Arrangement) Act.

The State holds various security deposits in the General Government Sector to the value of $1,233 million ($1,378 million in 2011) and Total State Sector to the value of $1,847 million ($1,858 million in 2011). At 30 June 2012, $1,131 million is included in security deposits for Eraring Energy and Delta Electricity entering into respective Generation Trading Agreements with Origin and TRUenergy, to sell the trading rights of Eraring, Shoalhaven, Mount Piper and Wallerawang power stations. This deposit is interest bearing.

The State obtains other collateral in relation to securities sold under repurchase agreements and may obtain collateral in relation to securities loaned under its stock lending facility if required by the TCorp Board policy. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default, the State is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty. Cash collateral received for repurchase agreements outstanding at the reporting date totalled $1,296 million (2011: $1,183 million).

Financial Assets at Fair Value

Financial assets at fair value include fiduciary activities administered by TCorp including Hour-Glass facilities, managed asset portfolios, securities and placements and other investments held directly by public sector agencies.

The investments within the Hour-Glass facilities are unit holdings in a managed investment pool, and as such, do not give rise to direct credit risk. The carrying amount is not reported within the financial assets at fair value in the table of Credit Risk because they generate nil (direct) sensitivity to credit risk. As the Hour-Glass facilities unit price is sensitive to market price risk, they have been included in the sensitivity analysis under the separate section headed ‘Price Risk’. Credit risk within the Hour-Glass facilities is managed through TCorp, as trustee contracting with a spread of managers and requiring in their mandates a series of controls over the concentration and credit quality of assets.

Total State Sector Accounts	5 - 113

Note 34

Managed asset portfolios

NSW Treasury Corporation (TCorp) manages risk exposures applicable to specific fixed-interest investments of the State in accordance with an asset portfolio mandate agreed between the two parties. For this service TCorp receives a fee based on the dollar value of the portfolio, and in some cases a fixed component. The various risks are managed by TCorp within limits stipulated in the portfolio mandate.

Securities and Placements

These include bank bills and certificates of deposit, securities sold under repurchase agreements, and government, semi-government and supranational bonds held by TCorp, mainly to cover the liquidity requirements of the State’s borrowings.

Categorisation of Credit Risk

Fixed-interest holdings are categorised for credit risk by the Standard & Poors (S&P) or Moody’s credit rating applicable to the underlying securities. The amount of securities held must not exceed the State’s limit for the relevant S&P or Moody’s equivalent category. Limits also apply to the amounts that may be held with individual counterparties. To be eligible for investment, counterparties must satisfy minimum credit rating criteria. Monitoring processes ensure that credit rating information is up-to-date and portfolio holdings are maintained within the approved credit limits.

5 - 114	Total State Sector Accounts

Note 34

Credit risk applicable to investments is detailed in the tables below.

Concentration of Credit Risk

General Government Sector

2012

	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Credit Rating (a)
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	461	—	—	1,547	201	—	—	2,209
Securities and Placements	—	—	—	—	—	—	—	—
Derivative Financial Instruments	—	—	—	—	—	—	8	8
Other Financial Assets at Fair Value	—	—	77	54	115	—	323	569
Finance Lease Receivable	190	—	—	—	—	—	24	214

	651	—	77	1,601	316	—	355	3,000

2011

	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Credit Rating (a)
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	464	174	3,463	368	319	—	—	4,788
Securities and Placements	—	—	—	—	—	—	—	—
Derivative Financial Instruments	—	—	—	—	—	—	19	19
Other Financial Assets at Fair Value	4	2	108	4	59	2	519	698
Finance Lease Receivable	—	—	—	—	—	—	228	228

	468	176	3,571	372	378	2	766	5,733

(a)	Amounts are assigned to the credit ratings categories based on information provided by individual agencies who use rankings assigned by Standard and Poors (S & P) or Moody’s Investor Services. “AAA”, “AA+”, “AA”, “AA-”, “A+”, “A” displayed in the column headings are ratings categories by S & P that are comparable with “Aaa”, “Aa1”,”Aa2”, “Aa3”, “A1”,”A2” ratings given by Moody’s.
(b)	Short term ratings of A-2 or better, when the counterparty has no long term rating or the long term rating is A or lower. In addition, it includes an amount of $0.3 billion (2011 $0.5 billion) comprising various investments that have no specific rating.
(c)	This table excludes $4,367 million (2011 $3,470 million) of cash and deposits held in Hour-Glass Facility and other financial institutions with various credit ratings.

Total State Sector Accounts	5 - 115

Note 34

Concentration of Credit Risk

Total State Sector

2012

TOTAL STATE SECTOR

2012

	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Credit Rating (a)
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	501	—	—	1,680	218	—	—	2,399
Securities and Placements	1,584	1,198	—	2,018	938	355	138	6,231
Derivative Financial Instruments	17	—	—	397	85	99	206	804
Other Financial Assets at Fair Value	—	—	77	3,333	112	—	479	4,001
Finance Lease Receivable	190	—	—	—	—	161	1,137	1,488

	2,292	1,198	77	7,428	1,353	615	1,960	14,923

Other Adjustments for Items not on the Statement of Financial Position (d)
Stock Lending	—	—	—	—	—	—	—	—
Additional Potential Exposure to Derivatives	13	—	—	81	66	47	2	209
Additional Potential Exposure to Financial Instruments	—	—	—	1	27	1	2	31

	2,305	1,198	77	7,510	1,446	663	1,964	15,163

2011

2011

	AAA	AA+	AA	AA-	A+	A	Other Ratings(b)	Total
Credit Rating (a)
Financial Assets at Carrying Amount (c)
Managed Asset Portfolio	1,091	234	3,673	368	339	1	—	5,706
Securities and Placements	1,215	1,807	1,524	79	1,146	—	140	5,911
Derivative Financial Instruments	79	—	95	12	58	6	390	640
Other Financial Assets at Fair Value	—	—	3,333	13	150	—	553	4,049
Finance Lease Receivable	1,244	—	—	—	—	—	418	1,662

	3,629	2,041	8,625	472	1,693	7	1,501	17,968

Other Adjustments for Items not on the Statement of Financial Position (d)
Stock Lending	—	—	—	—	—	—	—	—
Additional Potential Exposure to Derivatives	11	8	52	73	61	3	—	208
Additional Potential Exposure to Financial Instruments	—	—	—	—	9	—	2	11

	3,640	2,049	8,677	545	1,763	10	1,503	18,187

(a)	Amounts are assigned to the credit ratings categories based on information provided by individual agencies who use rankings assigned by Standard and Poors (S & P) or Moody’s Investor Services. “AAA”, “AA+”, “AA”, “AA-”, “A+”, “A” displayed in the column headings are ratings categories by S & P that are comparable with “Aaa”, “Aa1”,”Aa2”, “Aa3”, “A1”,”A2” ratings given by Moody’s.
(b)	Short term ratings of A-2 or better, when the counterparty has no long term rating or the long term rating is A or lower. In addition, it includes an amount of $0.7 billion (2011 $0.9 billion) comprising various investments that have no specific rating.
(c)	This table excludes $7,575 million (2011 $6,592 million) of cash and deposits held in Hour-Glass Facility and other financial institutions with various credit ratings.
(d)	These items are additional credit exposures not reported on the statement of financial position. These disclosures represent the market value convention for the calculation of credit exposure for derivative financial instruments. This convention is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value.

5 - 116	Total State Sector Accounts

Note 34

Cash

Cash comprises cash on hand, cash invested in the TCorp Hour-Glass Facility, and cash and deposits held at financial institutions. Interest is earned on daily bank balances at published rates. The TCorp Hour-Glass cash facility is discussed in the section headed ‘Price Risk’ as it is affected by market price risk. The credit ratings of the ‘other financial institutions’ holding the non Hour-Glass cash is mainly graded A+ short term and AA long term.

Receivables

Debtors exist for the settlement of services that the State provides across the broad spectrum of its public services. In addition, the State has issued low interest or interest free loans for policy purposes, which are known as advances. Advances receivable include amounts provided for assistance to farmers and for certain transport infrastructure.

Each State agency is responsible for the management and collection of its debtors.

All debtors are recognised as amounts receivable at reporting date. Sales are made on terms appropriate to the sector providing the public service. Collectability of debtors is reviewed on an ongoing basis. Established procedures are followed to recover outstanding amounts, including letters of demand. Debts which are known to be uncollectible are written off. An allowance for impairment is raised when there is objective evidence that the State will not be able to collect all amounts due. This evidence includes past experience, and current and expected changes in economic conditions and debtor credit ratings.

The annual movement in the allowance for impairment is summarised below.

Movement in Allowance for Impairment

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$m	$m	$m	$m
Opening balance at 1 July	108	96	134	170
Amounts written off during the year	(64)	(52)	(71)	(94)
Amounts recovered during the year	(6)	(3)	(6)	(25)
Increase/(decrease) in allowance recognised in profit or loss	77	67	84	83

Closing balance at 30 June	115	108	141	134

The State provides services to a broad spectrum of the New South Wales economy, for example for water and public housing. Debtors include individual households and commercial businesses with various credit ratings.

The State is not materially exposed to concentrations of credit risk to a single trade debtor or group of debtors in respect of financial instruments. However, footnote (c) of Note 6 to these financial statements discloses information on exposure to a single debtor in June 2011 (nil in June 2012) in respect of statutory receivables, which are not reported within this financial instruments note as AASB 7 excludes them from its definition of financial instruments.

Total State Sector Accounts	5 - 117

Note 34

Based on past experience, debtors that are not past due (GGS 2012: $4.2 billion; 2011: $3.3 billion; TSS 2012: $3.9 billion; 2011: $3.8 billion) represent GGS 92.2%; TSS 86.8% (GGS 2011: 90.1%; TSS 2011: 85.1%) of the total debtors. On the basis of materiality, information has not been collated for the State on the quantum of debtors which are currently not past due or impaired whose terms have been renegotiated.

The overwhelming majority of amounts past due or impaired relate to the sale of goods and services. Therefore, the following analysis has been prepared for all receivables past due or impaired, and has not been dissected by component receivable.

Financial Instruments Past due or Impaired

	General Government Sector		Total State Sector
	$m	$m	$m	$m
	Past due but not impaired	Considered impaired	Past due but not impaired	Considered impaired
	$m	$m	$m	$m
June 2012	162	35	253	47
Less than three months overdue	39	23	109	28
Between three months and six months overdue	43	55	68	80
Greater than six months overdue

June 2011
Less than three months overdue	150	38	339	48
Between three months and six months overdue	53	16	104	27
Greater than six months overdue	54	50	80	76

Each column in the table reports ‘gross receivables’. The receivables considered impaired can comprise of amounts that are fully or partially impaired.

The ageing analysis excludes statutory receivables, as these are not within the scope of AASB 7 and excludes receivables that are not past due and not impaired. Therefore, the total will not reconcile to the amount in the receivables note.

Liquidity Risk of Liabilities

Liquidity risk is the risk that the State will be unable to meet its payment obligations when they fall due. The State, through its agencies, continuously manages risk through monitoring future cash flows and maturities planning to ensure adequate holding of high quality liquid assets. The objective is to maintain a balance between continuity of funding and flexibility through the use of overdrafts, borrowings and other advances.

Footnote (b) in the following table lists the State’s major financial guarantees. In addition, note 32 to these financial statements outline contingent liabilities in respect of guarantees made to facilitate the provision of certain services, the construction of several infrastructure assets, and guarantees associated with the previous disposal of certain assets. The State’s exposure to liquidity risk is deemed insignificant based on prior periods’ data and current assessment of risk.

5 - 118	Total State Sector Accounts

Note 34

Liabilities are recognised for amounts due to be paid in the future for goods or services received, whether or not invoiced. Trade terms vary, depending upon the service performed and the agreement made with the debtor.

AASB 7 Financial Instrument: Disclosures requires presentation of exposures prepared using contractual undiscounted cash flows. This comprises loan commitments which include both borrowings at face value and future interest commitments. The table below summarises the maturity profile of the State’s financial liabilities, together with the interest rate exposure.

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

General Government Sector

		Floating interest rate 2012	Fixed interest / Contract maturity:			Non- interest bearing 2012	Nominal Amount 2012
			1 year or	1 to 5	Over 5
			less	years	years
			2012	2012	2012
	Notes	$m	$m	$m	$m	$m	$m
Financial Liabilities
Payables	18,19	—	—	—	—	5,532	5,532
Advances	22					—	—
Bank overdraft	21	—	60	206	937	—	1,203
Domestic and foreign borrowings	20,21	—	1,152	9,782	21,696	—	32,630
Finance leases	21	—	309	1,160	2,899	—	4,368
Derivative Liabilities	20	—	—	—	—	—	—
Financial Guarantees (b)	20	—	—	—	—	5,203	5,203

Total Financial Liabilities		—	1,521	11,148	25,532	10,735	48,936

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	The State has a number of financial guarantees outstanding at 30 June 2012 with an estimated total value of $14 million (2011: $16 million) recognised in the Statement of Financial Position. The value disclosed above differs from the Statement of Financial Position mainly due to guarantees being measured above on a worst case scenario in line with revised disclosure requirements in AASB 7. The estimated value was calculated by an independent valuer based on the remote possibility of any of these guarantees ever being exercised. These guarantees are as follows:

Structured Finance Activities: The State has guaranteed certain payment and performance obligations under cross border leases. The State has a third-party risk for money on deposit with a counterparty. TCorp regularly monitors the risk on behalf of the State. The counterparties have credit standings of from AA+ to AAA. The credit risk for these activities is $4 million (2011: $7 million).

AEMO Guarantees: The State provides a guarantee over electricity related settlement payments made by electricity agencies to the Australian Energy Market Operator (AEMO) and power generators. Settlement payments are normally four weeks in arrears.

The stability and financial integrity of the national electricity market is underpinned by the regulatory framework set out in the National Electricity Code and supported by established risk management procedures administered by AEMO including strategies for the management of credit risk. The credit risk for these activities is $138 million (2011: $175 million).

GIO Guarantees: The State provided a guarantee over GIO obligations for insurance policies entered into before its sale in 1992. The State’s guarantee can only be called upon if the existing owners are unable to make payment. This is regarded as extremely unlikely. The credit risk for these guarantees is $276 million (2011: $236 million).

Public Private Partnership Guarantees: The State has guaranteed that five agencies involved in public private partnerships will meet their obligations to pay for finance leases and services provided. These are long term agreements involving significant sums. It is very unlikely that the agencies would cease to pay the finance lease contracts on assets or meet payments for services they require for their operations. The credit risk for these activities is $4,785 million (2011: $4,952 million).

Total State Sector Accounts	5 - 119

Note 34

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

General Government Sector

		Floating	Fixed interest / Contract maturity:			Non-
		interest	1 year or	1 to 5	Over 5	interest	Nominal
		rate	less	years	years	bearing	Amount
		2011	2011	2011	2011	2011	2011
	Notes	$m	$m	$m	$m	$m	$m
Financial Liabilities
Payables	18,19	—	—	—	—	5,216	5,216
Advances	22	—	60	210	985	—	1,255
Bank overdraft	21	—	—	—	—	—	—
Domestic and foreign borrowings	20,21	—	1,818	10,976	19,501	—	32,295
Finance leases	21	—	347	1,384	3,609	—	5,340
Derivative Liabilities	20	—	—	—	—	—	—
Financial Guarantees (b)	20	—	—	—	—	5,370	5,370

Total Financial Liabilities		—	2,225	12,570	24,095	10,586	49,476

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	Refer to Note (b) in the 2012 table on the previous page for information on financial guarantees.

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

Total State Sector

		Floating	Fixed interest / Contract maturity:			Non-
		interest	1 year or	1 to 5	Over 5	interest	Nominal
		rate	less	years	years	bearing	Amount
		2012	2012	2012	2012	2012	2012
	Notes	$m	$m	$m	$m	$m	$m
Financial Liabilities
Payables	18,19	—	—	—	—	7,721	7,721
Advances	22	—	60	206	937	—	1,203
Bank overdraft	21	1	—	—	—	—	1
Domestic and foreign borrowings	20,21	—	11,966	29,999	41,784	—	83,749
Finance leases	21	—	306	1,224	4,137	—	5,667
Derivative Liabilities (b)	20	—	2,165	1,725	2,380	—	6,270
Financial Guarantees (c)	20	—	—	—	—	5,203	5,203

Total Financial Liabilities		1	14,497	33,154	49,238	12,924	109,814

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	The contract maturity analysis and liquidity risk of derivative liabilities is the best approximation derived from reasonable estimates that were calculated from information sourced from major NSW entities. These balances include estimated interest payments and exclude the impact of offsetting arrangements.
(c)	Refer to Note (b) in the 2012 General Government table on the previous page for information on financial guarantees.

5 - 120	Total State Sector Accounts

Note 34

Maturity Analysis and Interest Rate Exposure of Financial Liabilities (a)

Total State Sector
		Floating	Fixed interest / Contract maturity:			Non-
		interest	1 year or	1 to 5	Over 5	interest	Nominal
		rate	less	years	years	bearing	Amount
		2011	2011	2011	2011	2011	2011
	Notes	$m	$m	$m	$m	$m	$m
Financial Liabilities
Payables	18,19	—	—	—	—	8,420	8,420
Advances	22	—	60	210	985	—	1,255
Bank overdraft	21	2	—	—	—	—	2
Domestic and foreign borrowings	20,21	—	15,542	24,074	41,180	—	80,796
Finance leases	21	—	300	1,199	3,741	—	5,240
Derivative Liabilities (b)	20	—	2,652	1,071	1,989	—	5,712
Financial Guarantees (c)	20	—	—	—	—	5,370	5,370

Total Financial Liabilities		2	18,554	26,554	47,895	13,790	106,795

(a)	The amounts disclosed are the contractual undiscounted cash flows of each class of financial liabilities and therefore will not reconcile to the statement of financial position, which is based on fair value or amortised cost. The balances presented here include gross finance lease obligations, contractual amounts to be exchanged in a derivative financial instrument for which gross cash flows are exchanged, and gross loan commitments, i.e. borrowings at face value plus future interest commitments. For information on financial guarantees refer to the above narrative on liquidity risk and Note 32 Contingent Liabilities.
(b)	The contract maturity analysis and liquidity risk of derivative liabilities is the best approximation derived from reasonable estimates that were calculated from information sourced from major NSW public sector entities. These balances include estimated interest payments and exclude the impact of offsetting arrangements.
(c)	Refer to Note (b) in the 2012 General Government table for information on financial guarantees.

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The State’s exposures to market risk are primarily through

•	interest rate risk on the State’s borrowings and investments,

•	price risks associated with the movement in the unit price of the Hour-Glass Investment Facilities,

•	electricity and other price risks that affect specific revenue and expenses, and

•	foreign exchange risk that could affect borrowings and the value of overseas purchases.

For interest rate risk and Hour-Glass price risk the effect on operating result and equity due to a reasonably possible change in a risk variable is outlined in the information below. A reasonably possible change in a risk variable has been determined after taking into account the economic environment in which the State operates and the time frame for the assessment (i.e. until the end of the next annual reporting period). The sensitivity analysis is based on risk exposures in existence at the reporting date. The analysis is performed on the same basis for 2011. The analysis assumes that all other variables remain constant.

Total State Sector Accounts	5 - 121

Note 34

Interest Rate Risk

Exposure to interest rate risk arises primarily through the State’s interest bearing assets and liabilities. This risk is minimised by undertaking mainly fixed rate borrowings and entering fixed interest deposits, primarily through NSW Treasury Corporation (TCorp).

TCorp manages the debt portfolio of the Crown, the Roads and Maritime Services and a majority of the State’s commercial entities. A small number of other commercial entities engage private sector financial institutions to manage or advise on the management of their debt portfolios, or manage their own portfolios.

The Treasury’s Debt Management Policy requires that entities with significant debt portfolios manage the portfolio against a benchmark portfolio. This benchmark portfolio reflects the risk and return preferences of the individual entities. The debt manager must ensure that the average maturity of the actual debt portfolio is within an agreed range of the benchmark portfolio. In order to achieve this, TCorp uses derivatives, primarily interest rate futures, to manage the duration and maturity profile of the managed asset portfolio within specified tolerance limits.

The State’s exposure to interest rate risk is set out in the table below. The Interest Rate Risk Table reports the estimated sensitivity of a one per cent movement in interest rates to the operating result of the State. The value of the State’s ‘available-for-sale’ investments that are adjusted through ‘other economic flows – other comprehensive income’, is negligible.

Therefore, for the financial instruments in the table, a change in interest rates would affect the operating result, and not be adjusted through ‘other economic flows – other comprehensive income’.

A reasonably possible change of +/- 1% is used, consistent with current trends in interest rates. The basis will be reviewed annually and amended where there is a structural change in the level of interest rate volatility.

TCorp’s borrowing and investment activities are disclosed in the following tables of Interest Rate Risk – Sensitivity Analysis. However, instead of applying the plus (or minus) one percent sensitivity, a Value at Risk (VaR) model is used to measure the market risk exposures of the TCorp borrowings and investments in the statement of financial position. VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a one percent probability that this amount may be exceeded. Given TCorp’s financial position at 30 June 2012, the maximum potential loss expected over a 10-day period is $8.2 million (2011: $7.8 million), with a 1 per cent probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2012 was $10.5 million (2011: $11.0 million).

The Hour-Glass Cash and Investment facilities are managed funds, and are affected by market price risk and not by interest risk. A separate sensitivity analysis is provided in the ‘Price Risk’ disclosures of this note.

5 - 122	Total State Sector Accounts

Note 34

Interest Rate Risk – Sensitivity Analysis

General Government Sector

		-1%		1%
	Carrying Amount	Operating Result(a)	Equity (b)	Operating Result(a)	Equity (b)
	$m	$m	$m	$m	$m
2012
Financial Assets
Cash and cash equivalents(c)	6,576	(45)	—	45	—
Receivables	4,364	—	—	—	—
Financial assets at fair value
Administered by T Corp(d)	6,443	—	—	—	—
Other Financial Assets(e)	570	(6)	—	6	—
Derivative assets	8	—	—	—	—
Finance Leases Receivable	214	—	—	—	—

Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	5,532	—	—	—	—
Advances	755	—	—	—	—
Borrowings - from T Corp(f)	24,354	—	—	—	—
Borrowings - other(e)	2,516	—	—	—	—
Derivative Liabilities(g)	—	—	—	—	—

2011
Financial Assets
Cash and cash equivalents(c)	8,258	(68)	—	68	—
Receivables	3,431	—	—	—	—
Financial assets at fair value
Administered by T Corp(d)	6,632	—	—	—	—
Other Financial Assets(e)	698	(3)	—	3	—
Derivative assets	—	—	—	—	—
Finance Leases Receivable	228	—	—	—	—

Financial Liabilities
Bank overdraft	—	—	—	—	—
Payables	5,216	—	—	—	—
Advances	770	—	—	—	—
Borrowings - from T Corp(f)	19,961	6	—	(6)	—
Borrowings - other(e)	2,548	5	—	(5)	—
Derivative Liabilities(g)	1	—	—	—	—

(a)	A decrease (increase) of one percentage point in interest rates on variable financial instruments at reporting date would have increased (decreased) the operating result by the amounts shown. This analysis assumes that fixed rate instruments held at 30 June will be reinvested upon maturity in fixed (and not floating) rate instruments, and all other variables remain constant. Where the carrying amount is impacted, this amount is multiplied by +/- 1%.
(b)	Financial instruments are not considered available for sale or held for sale items as they are not held for speculative purposes. Financial assets at fair value are classified as held for trading, or, designated and effective hedging instruments. Financial liabilities measured at amortised cost are classified as held for trading, or, designated and effective hedging instruments. Therefore, the potential impact of interest rate fluctuations for these financial instruments will be taken directly to the operating result and not through ‘other economic flows – other comprehensive income’.
(c)	Excludes interest rate sensitivity of the cash and cash equivalents that are held in the TCorp Hour-Glass portfolio. The cash and cash equivalents of the Hour-Glass portfolio are subject to the overall risks of that facility and are reported in a separate table.
(d)	These balances comprise short term securities and placements held with TCorp at fixed interest rates and Hour-Glass investments managed by TCorp. The risks associated with the Hour-Glass are reported separately under the ‘Price Risk’ section of this note.
(e)	These balances represent items that are subject to floating or fixed interest rates that are not held with TCorp. Where the underlying financial instrument has a fixed interest rate, it is considered that there will be no impact from interest rate changes until such time as the instrument matures and the terms and conditions of its lodgement are renegotiated. Therefore, for these financial instruments, a change in interest rate would not affect the operating result, or ‘other economic flows – other comprehensive income’. reported at 30 June.
(f)	Borrowings issued by TCorp include variable and fixed rate instruments. The overall risks associated with these TCorp administered holdings of financial liabilities are disclosed in the narrative on ‘Interest Rate Risk’.
(g)	Derivative liabilities are considered non-interest bearing due to their nature. Therefore, changes in interest rates at reporting date would not affect profit or loss.

Total State Sector Accounts	5 - 123

Note 34

Total State Sector

		-1%		1%
	Carrying Amount	Operating Result(a)	Equity (b)	Operating Result(a)	Equity(b)
	$m	$m	$m	$m	$m
2012
Financial Assets
Cash and cash equivalents(c)	9,975	(67)	—	67	—
Receivables	4,210	—	—	—	—
Financial assets at fair value
Held or administered by T Corp(d)	14,484	(31)	—	31	—
Other Financial Assets(e)	4,001	—	—	—	—
Derivative assets	804	—	—	—	—
Finance Leases Receivable	1,488	—	—	—	—

Financial Liabilities
Bank overdraft	1	—	—	—	—
Payables	7,721	—	—	—	—
Advances	755	—	—	—	—
Borrowings - issued by T Corp(f)	68,481	7	—	(7)	—
Borrowings - other(e)	2,899	—	—	—	—
Derivative Liabilities(g)	947	—	—	—	—

2011
Financial Assets
Cash and cash equivalents(c)	11,758	(85)	—	85	—
Receivables	4,293	—	—	—	—
Financial assets at fair value
Held or administered by T Corp(d)	13,636	(7)	—	7	—
Other Financial Assets(e)	4,049	(3)	—	3	—
Derivative assets	640	—	—	—	—
Finance Leases Receivable	1,662	—	—	—	—

Financial Liabilities
Bank overdraft	2	—	—	—	—
Payables	8,420	—	—	—	—
Advances	770	—	—	—	—
Borrowings - issued by T Corp(f)	58,341	9	—	(9)	—
Borrowings - other(e)	2,721	9	—	(9)	—
Derivative Liabilities(g)	910	—	—	—	—

(a)	A decrease (increase) of one percentage point in interest rates on variable financial instruments at reporting date would have increased (decreased) the operating result by the amounts shown. This analysis assumes that fixed rate instruments held at 30 June will be reinvested upon maturity in fixed (and not floating) rate instruments, and all other variables remain constant. Where the carrying amount is impacted, this amount is multiplied by +/- 1%.
(b)	Financial instruments are not considered available for sale or held for sale items as they are not held for speculative purposes. Financial assets at fair value are classified as held for trading, or, designated and effective hedging instruments. Financial liabilities measured at amortised cost are classified as held for trading, or, designated and effective hedging instruments. Therefore, the potential impact of interest rate fluctuations for these financial instruments will be taken directly to the operating result and not through ‘other economic flows – other comprehensive income’.
(c)	Excludes interest rate sensitivity of the cash and cash equivalents that are held in the TCorp Hour-Glass portfolio. The cash and cash equivalents of the Hour-Glass portfolio are subject to the overall risks of that facility and are reported in a separate table.
(d)	These balances comprise short term securities and placements held with TCorp at fixed interest rates and Hour-Glass investments managed by TCorp. The risks associated with the Hour-Glass are reported separately under the ‘Price Risk’ section of this note.
(e)	These balances represent items that are subject to floating or fixed interest rates that are not held with TCorp. Where the underlying financial instrument has a fixed interest rate, it is considered that there will be no impact from interest rate changes until such time as the instrument matures and the terms and conditions of its lodgement are renegotiated. Therefore, for these financial instruments, a change in interest rate would not affect the operating result, or ‘other economic flows – other comprehensive income’ reported at 30 June.
(f)	Borrowings issued by TCorp include variable and fixed rate instruments. The overall risks associated with these TCorp administered holdings of financial liabilities are disclosed in the narrative on ‘Market Risk’.
(g)	Derivative liabilities are considered non-interest bearing due to their nature. Therefore, changes in interest rates at reporting date would not affect profit or loss.

5 - 124	Total State Sector Accounts

Note 34

The above tables have been prepared using the assumption that only floating rate instruments directly affect the operating result, due to a change in interest rate.

The tables show that interest rate risk at 30 June 2012 would not significantly and directly affect the operating result in an immediate sense, as the majority of financial instruments were at a fixed interest rate. However, interest rate changes could affect operating results to a greater extent as time progresses, and existing fixed rate instruments also mature or are rolled over into replacement instruments (fixed or floating rate), which can be affected by future changes to interest rates.

Price Risk

The State’s main exposures to price risk result from changes in market prices of its Hour-Glass managed fund facilities, and through changes in the spot price for electricity purchases and sales, within the National Electricity Market.

The State has no significant direct equity marketable investments. So, aside from Hour-Glass managed funds, there are no other significant financial instruments that are affected by changes in share prices. However, refer to note 24 Superannuation Provisions for information on superannuation liabilities which can be affected by changes in share and other prices, but do not meet the definition of ‘financial instruments’ for the purposes of this Note, and so are excluded from the following analysis.

NSW Treasury Corporation (TCorp) Hour-Glass Facilities

The State holds units in the following Hour-Glass investment trusts, which are held for strategic rather than trading purposes. The facilities comprise a series of managed funds which are subject to volatility in their unit prices.

Each facility comprises a different underlying type of investment, with associated risks and investment horizons.

Total State Sector Accounts	5 - 125

Note 34

Hour-Glass Facilities

			General Government Sector		Total State Sector
			2012	2011	2012	2011
			$m	$m	$m	$m
Facility	Investment Sectors	Investment Horizon
Cash	Cash, money market instruments	Up to 1.5 years	2,124	1,421	3,236	3,238
Strategic cash	Cash, money market instruments	1.5 years to 3 years	213	193	278	193
Medium Term growth	Cash, money market instruments, Australian and International bonds, listed property, Australian shares	3 years to 7 years	169	219	183	219
Long Term growth	Cash, money market instruments, Australian and international bonds, listed property, Australian shares	7 years and over	1,246	1,289	2,333	1,842
Treasury Managed Fund (Hour Glass facility)	Cash, money market instruments, Australian bonds, listed and unlisted property, Australian, international and emerging market shares	Long Term	4,815	4,931	4,815	4,931

The State’s Hour Glass Facilities			8,567	8,053	10,845	10,423

The unit price of each facility is equal to the total fair value of the net assets held by the facility divided by the number of units on issue for that facility. Unit prices are calculated and published daily.

TCorp is trustee for each of the above facilities and is required to act in the best interest of the unitholders and to administer the trusts in accordance with the trust deeds. As trustee, TCorp has appointed external managers to manage the performance and risks of each facility in accordance with a mandate agreed by the parties. However, TCorp acts as manager for part of the Cash Facility and for the Strategic Cash Facility. A significant portion of the administration of the facilities is outsourced to an external custodian.

Investment in the Hour-Glass facilities limits the State’s exposure to risk, as it allows diversification across a pool of funds with different investment horizons and a mix of investments.

The following table provides sensitivity analysis information for each of the Hour-Glass facilities, using historically based volatility information collected over a ten year period, quoted at two standard deviations (i.e. 95% probability).

The TCorp Hour-Glass Investment facilities are designated at fair value through profit or loss and therefore any change in unit price impacts directly on the operating result (rather than ‘other economic flows – other comprehensive income’).

A reasonably possible change is based on the percentage change in unit price (as advised by TCorp) multiplied by the redemption value at 30 June each year for each facility.

5 - 126	Total State Sector Accounts

Note 34

Price Risk Sensitivity Analysis of the Hour-Glass Investment Facilities

	Change in Unit	Change in Unit	General Government Sector		Total State Sector
	Price	Price	2012	2011	2012	2011
	2012	2011	$m	$m	$m	$m
Facility
Cash	+/-1.0%	+/-1.0%	21	14	32	32
Strategic Cash	+/-1.0%	+/-1.0%	2	2	3	2
Medium Term Growth	+/-6.0%	+/-6.0%	10	13	11	13
Long Term Growth	+/-15.0%	+/-15.0%	187	193	350	276
Treasury Managed Fund Facility	+/-19.5%	+/-21.1%	939	1,040	939	1,040

The table above shows that the State’s dollar exposure to Hour-Glass unit price risk can be significant, particularly for its holdings in the Long-Term and Treasury Managed Fund Facilities. Both of these facilities are underpinned by heavier weightings in share and property growth assets. It should be expected that while there can short term volatility in annual returns, they will return higher long term returns than the Cash or Strategic Cash facilities. In particular, the Treasury Managed Fund investments are held beyond the short term to reflect the payment horizon for insurance claims, which can extend beyond a few years.

Electricity Price Risk

The State is exposed to electricity price and revenue risk through purchases and sales within the National Electricity Market (NEM). State owned generators sell electricity through the NEM to meet customer load requirements. Price risk arises from the sale of electricity at variable pool prices through the NEM. It is the responsibility of management, in accordance with board approved mandates to use a combination of risk management tools such as swaps, options and futures contracts transacted with market participants and energy trading operators to hedge the customer load and control exposure to NEM pool prices.

Trading is performed under board approved mandates which permit active portfolio management within regularly monitored risk limits. The limits consider measurements of ‘cashflow at risk’ and ‘earnings at risk’, accompanied by volumetrics position analysis. As the energy sales are managed on a daily basis under board approved mandates by management, and each participant operates on its own forward price curve estimate, information has not been collated to enable an estimate of the overall impact of price volatility on the net position of the State. However, information will be published on the impact of price volatility as it affects each of the State’s generators in notes to their individual financial statements.

Total State Sector Accounts	5 - 127

Note 34

Foreign Exchange Risk

The State, through its consolidated entities, has policies and procedures in place and utilises foreign exchange derivatives to ensure that it has no material exposure to changes in foreign exchange rates.

Borrowings

In order to achieve the most cost effective funding of the State’s debt, TCorp conducts a number of debt issues in foreign currencies in foreign capital markets.

Foreign exchange risk, arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets, is covered by entering into Australian dollar cross-currency swaps and forward foreign exchange contracts.

Forward foreign exchange contracts with clients are covered by corresponding forward exchange contracts with market counterparties. In the majority of these arrangements the clients indemnify TCorp for any credit exposure arising from the corresponding transaction with the market counterparty.

Managed asset portfolios

During the year some investments in the managed fixed asset facility may be denominated in currencies other than Australian Dollars. TCorp is required to effectively hedge that currency exposure as and when it arises. It fully hedges all foreign currency exposure for international fixed interest and listed property unit trust investments and foreign currency denominated bond investments. As at 30 June 2012, the State had no transactional or structural currency exposures associated with these portfolios (2011 nil).

Other Purchase and Sale Commitments

In addition, a number of entities in the NSW Public Sector enter into forward foreign exchange contracts to hedge certain purchase and sale commitments entered into in the normal course of business. These contracts cover the purchase of capital equipment and supplies for state electricity and transport authorities and arts agencies.

The following table list the value of these forward foreign exchange contracts as denominated in their foreign currency.

5 - 128	Total State Sector Accounts

Note 34 and Note 35

Purchase and Sale Commitment Contracts Denominated in their Foreign Currency

	General Government Sector		Total State Sector
	2012 In Foreign Currency Millions	2011 In Foreign Currency Millions	2012 In Foreign Currency Millions	2011 In Foreign Currency Millions
Buy Currency
Euro	—	—	44	62
Japanese Yen	—	—	288	2,154
Korean Won	—	—	457	3,805
Swedish Krona	—	—	—	9
United Kingdom Pound	—	—	—	1
United States Dollar	—	—	40	57

The foreign currency risk is not considered material in terms of a possible impact on the operating result and total equity and, as such, a sensitivity analysis has not been completed. The total exposure in Australian dollars is estimated at $116 million (2011 $173 million).

Note 35:	Discontinuing Operations

In 2011-12 the State entered into a prepaid finance lease transaction, effectively an asset sale of the Sydney Desalination Plant Pty Ltd on 1 June 2012 to a private sector consortium, in line with the NSW government’s strategy to refinance the desalination plant at Kurnell. In addition the state liquidated Sydney Water Corporation’s subsidiary, Australian Water Technologies Pty Ltd after the winding up and divestment of all of its overseas foreign operations.

In 2010-11 the State sold its retail electricity operations and WSN Environmental Solutions.

Summary of Discontinuing Operations as Reported in the Statement of Comprehensive Income

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation
Sydney Desalination Plant Pty Ltd	—	—	111	102
Australian Water Technologies Pty Ltd	—	—	(8)	—
Retail electricity operations	—	—	—	349
WSN Environmental Solutions	—	—	—	46

	—	—	103	497

Other Economic Flows of the Discontinuing Operation
Sydney Desalination Plant Pty Ltd	—	—	(26)	—
Australian Water Technologies Pty Ltd	—	—	—	—
Retail electricity operations	—	—	—	6
WSN Environmental Solutions	—	—	—	—

	—	—	(26)	6

Total State Sector Accounts	5 - 129

Note 35

Details of the specific discontinuing operations follow.

Sydney Desalination Pty Ltd

On 1 June 2012, the State entered into a prepaid finance lease transaction, effectively an asset sale, with the winning private sector consortium.

The transaction included the following business activities:

•	The Sydney Desalination Plant

•	the land thereunder and

•	associated pipeline that connects the desalination plant into Sydney Waters’ network.

As party to the transaction the State entered a contract to purchase water for 50 years. Prices in this agreement are regulated by IPART. The State pays an annual availability charge to the operator and purchases water in accordance with the operating rules established by the 2010 Metropolitan Water Plan.

The Total State Sector accounting gain in 2011-12 from the sale transaction was $261 million. Sydney Water applied $1.8 billion of the $2.3 billion proceeds to repay TCorp debt related to the previous construction of the plant.

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation
Revenues from Transactions
Sale of goods and services	—	—	197	200

	—	—	197	200

Expenses from Transactions
Depreciation	—	—	27	30
Other operating expenses	—	—	59	68

	—	—	86	98

Net Operating Balance from Discontinuing Operations	—	—	111	102

Other Economic Flows of the Discontinuing Operations	—	—	(26)	—

5 - 130	Total State Sector Accounts

Note 35

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Gain/(loss) from the Sydney Desalination Plant Pty Ltd
The consideration received:
Proceeds from sale	—	—	2,295	—
Less:
Book value of net assets disposed	—	—	(2,014)	—
Change in value of equity investment in PTE sector, from net assets disposed	261	—	—	—
Costs of transaction	—	—	(20)	—

Gain on the Sydney Desalination Plant Pty Ltd recognised in the comprehensive result	261	—	261	—

Cash Flows of the Sydney Desalination Plant Pty Ltd discontined:
Operating activities	—	—	138	132
Investing activities	—	—	—	—
Financing activities	—	—	—	—

Australian Water Technologies (AWT) Pty Ltd

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation
Other expense	—	—	8	—

Net Operating Balance from Discontinuing Operations	—	—	(8)	—

Other Economic Flows of the Discontinuing Operations	—	—	—	—

There was nil gain (nil proceeds and nil net assets) on winding up of AWT Pty Ltd.

Cash Flows of AWT Pty Ltd discontined:
Operating activities	—	—	—	—
Investing activities	—	—	—	—
Financing activities	—	—	(11)	—

Retail Electricity Operations

On 14 December 2010, the State entered into sale transactions for the retail businesses of Country Energy, Energy Australia and Integral Energy (public non-financial corporations). 1 March 2011 was the completion date of the sales contract to Origin Energy and TRUenergy.

Total State Sector Accounts	5 - 131

Note 35

The retail business activities sold include:

•	retail business contracts

•	gas inventory

•	surplus green rights

•	former customer debtors

•	retail business intellectual property and materials

•	goodwill

Nil cash assets were included in the $458 million net assets transferred to the purchaser.

The State will retain ownership of the network business comprising the electricity transmission and distribution network (poles and wires) and metering functions through its renamed corporations, Essential Energy, AusGrid, and Endeavour Energy. After the completion date of the sale, these corporations will provide certain retail business services to the purchasers for a fee under the Transition Services Agreements (TSAs) for up to 43 months. This includes providing services such as billing, collections, debtor management, call centres customer services, and business information services.

The Total State Sector accounting gain from the sale transactions was $3,249 million in 2010-11.

A summary of the sale transactions follows:

Retail business	Purchaser	TSA	Proceeds $ million
Country Energy	Origin Energy	43 months	1,300
EnergyAustralia	TRUenergy	36 months	1,480
Integral Energy	Origin Energy	25 months	1,000
Total			3,780*

*	Excludes any purchase price adjustments relating to unbilled income and working capital

5 - 132	Total State Sector Accounts

Note 35

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation

Revenues from Transactions
Sale of goods and services	—	—	—	2,925
Other	—	—	—	14

	—	—	—	2,939

Expenses from Transactions
Electricity purchases and network charges	—	—	—	2,256
Depreciation	—	—	—	15
Other operating expenses	—	—	—	319

	—	—	—	2,590

Net Operating Balance from Discontinuing Operations	—	—	—	349

Other Economic Flows of the Discontinuing Operations	—	—	—	6

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
The gain from the retail electricty transaction comprises:
The consideration received
Proceeds from sale	—	—	—	3,780
Less:
Book value of net assets disposed	—	—	—	(458)
Change in value of equity investment in PTE sector, from net assets disposed	—	3,285	—	—
Costs of transaction	—	(36)	—	(73)

Gain on the retail electricity operations recognised in the comprehensive result	—	3,249	—	3,249

The cost of the transaction does not include a 2010-11 restructure provision recognised in continuing operations of $123 million, subsequent to the sale.

Cash Flows of the retail electricity operations discontined:
Operating activities	—	—	—	364
Investing activities	—	—	—	—
Financing activities	—	—	—	—

In the determining the above disclosures, management has applied estimates and judgements to allocate the expenses of the discontinued retail electricity operations across classes of expense, and to derive values for cash flows.

Waste Recycling and Processing Corporation

In 2010-11, the State sold the public trading enterprise business, Waste Recycling and Processing Corporation trading as WSN Environmental Solutions (WSN) to SembSita Australia Pty Ltd.

The sale took place on 31 January 2011.

Total State Sector Accounts	5 - 133

Note 35

A summary of the WSN’s transaction follows:

•	The purchaser paid the state $234 million for WSN Environmental Solutions.

•	As part of the transaction the state sold WSN Environmental Solutions’ assets, rights and liabilities, except for the assets, rights and liabilities vested to Waste Assets Management Corporation.

•

The State established the Waste Assets Management Corporation, a public trading enterprise to manage certain assets, rights and liabilities of WSN that were not sold, including the landfill sites at Belrose and Eastern Creek. $49 million of the sale proceeds were set aside for future landfill remediation.

•

The general government sector incurred costs in 2010-11 of $9 million (2009-10 $4 million) associated with the sale of WSN. $13 million of cash assets relating to employee entitlements, were included in the $245 million of net assets transferred to the purchaser.

•	The loss from the sale transaction was $20 million in 2010-11.

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Net Operating Result of the Discontinuing Operation

Revenues from Transactions
Sale of goods and services	—	—	—	178
Other	—	—	—	4

	—	—	—	182

Expenses from Transactions
Employee related	—	—	—	37
Depreciation	—	—	—	14
Finance costs	—	—	—	1
Other operating expenses	—	—	—	84

	—	—	—	136

Net Operating Balance from Discontinuing Operations	—	—	—	46

Other Economic Flows of the Discontinuing Operations	—	—	—	—

5 - 134	Total State Sector Accounts

Note 35

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
The loss from the sale comprises:
The consideration received
Proceeds from sale of shares in Waste Recycling and Processing Corporation	—	234	—	234
Less:
Book value of net assets disposed (a)	—	(245)	—	(245)
Costs of transaction	—	(9)	—	(9)

Loss recognised in the comprehensive result	—	(20)	—	(20)

Cash Flows of the operations discontined:
Operating activities	—	—	—	52
Investing activities	—	—	—	(49)
Financing activities	—	—	—	—

(a)	The book value is based on unaudited financial statements of the former WSN.

Total State Sector Accounts	5 - 135

Note 36

Note 36:	Disaggregated Financial Statements

The Total State Sector comprises a consolidation of three sectors

•	General government

•	Public non-financial corporations, and

•	Public financial corporations.

The broad sectors have been determined in accordance with the Government Finance Statistics Standards of the Australian Bureau of Statistics. A brief definition of each sector is described in Note 1 of these financial statements under the sub-heading ‘Scope’.

This note presents statements of

•	comprehensive income

•	financial position

•	cash flows

•	and changes in equity

for each sector, including the total state sector.

For the purpose of this disclosure, effects of transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated.

Pursuant to National Competition Policy, the State has implemented a National Tax Equivalents Regime (NTER) for Public Corporations, and some General Government agencies.

Tax effect accounting principles have therefore been adopted by all agencies, which are part of the National Tax Equivalents Regime. On consolidation, all NTER related income tax entries are eliminated for the Total State Sector.

The 2010-11 comparative year columns in the following tables have been restated for any corrections of errors and changes in accounting policies, for consistency with the 2011-12 presentation.

In addition this note also presents information on total expenses and total assets by function for the General Government and Total State Sectors. ‘Functions’ are broad policy areas, which the ABS refers to as General Purpose Classifications.

5 - 136	Total State Sector Accounts

Note 36

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Total State Sector Accounts	5 - 137

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2012

	General Government		Public Non-financial Corporations
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
FROM CONTINUING OPERATIONS

Revenue from Transactions
Taxation	20,660	20,395	—	—
Grants and Subsidies
Commonwealth General Purpose	14,289	13,900	—	—
Commonwealth National Agreements	6,806	6,860	11	—
Commonwealth National Partnership Payments	4,948	4,215	—	—
Other Grants and Subsidies	700	642	3,993	4,284
Sale of Goods and Services	4,961	4,658	14,173	13,509
Interest	530	468	175	192
Dividend and Income Tax Equivalents from Other Sectors	2,138	1,982	—	—
Other Dividends and Distributions	410	430	—	—
Fines, Regulatory Fees and Other	3,590	3,594	999	685

	59,032	57,144	19,351	18,670

Expenses from Transactions
Employee	25,425	24,277	3,770	3,311
Superannuation
Superannuation Interest Cost	821	835	(63)	(62)
Other Superannuation	2,294	2,210	414	412
Depreciation and Amortisation	2,978	2,818	3,094	3,104
Interest	2,061	1,826	1,923	1,698
Income Tax Equivalents	—	—	745	667
Other Property	1	1	—	—
Other Operating	13,409	12,438	7,290	7,507
Grants and Subsidies
Current Grants and Subsidies	9,220	8,905	143	372
Capital Grants	2,143	2,494	30	1,038

	58,352	55,804	17,346	18,047

TRANSACTIONS FROM DISCONTINUING OPERATIONS	—	—	(99)	197

NET RESULT FROM TRANSACTIONS - NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)	680	1,340	1,906	820

5 - 138	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2012

Public Financial Corporations		Eliminations		Total State Sector
2011-12	2010-11	2011-12	2010-11	2011-12	2010-11
$m	$m	$m	$m	$m	$m
—	—	(802)	(1,077)	19,858	19,318

—	—	—	—	14,289	13,900
—	—	—	—	6,817	6,860
—	—	—	—	4,948	4,215
—	6	(4,193)	(4,493)	500	439
452	432	(961)	(790)	18,625	17,809
3,690	3,423	(3,192)	(2,606)	1,203	1,477
—	—	(2,138)	(1,982)	—	—
36	16	—	—	446	446
—	—	(46)	(99)	4,543	4,180

4,178	3,877	(11,332)	(11,047)	71,229	68,644

16	19	(7)	(14)	29,204	27,593
—	—	—	—	758	773
1	1	—	—	2,709	2,623
6	6	—	—	6,078	5,928
3,284	3,179	(3,080)	(2,554)	4,188	4,149
23	45	(768)	(712)	—	—
1	—	(1)	—	1	1
430	482	(1,711)	(1,852)	19,418	18,575

2	2	(2,745)	(2,645)	6,620	6,634
—	—	(1,516)	(1,916)	657	1,616

3,763	3,734	(9,828)	(9,693)	69,633	67,892

—	—	202	300	103	497

415	143	(1,302)	(1,054)	1,699	1,249

Total State Sector Accounts	5 - 139

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2012

	General Government		Public Non-financial Corporations
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
NET OPERATING BALANCE	680	1,340	1,906	820
OTHER ECONOMIC FLOWS - INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from Liabilities	(1,074)	86	(56)	3
Other Net Gains/(Losses)	(824)	72	(3)	3,448
Share of Earnings from Associates (excluding Dividends)	(22)	153	—	—
Dividends from Asset Sale Proceeds	12	3,406	—	—
Deferred Income Tax in the Operating Result	(727)	(174)	—	—
Other	96	(304)	(49)	134
Discontinuing Operations - Other Economic Flows	—	—	(26)	6

Other Economic Flows - included in Operating Result	(2,539)	3,239	(134)	3,591

OPERATING RESULT	(1,859)	4,579	1,772	4,411

OTHER ECONOMIC FLOWS - OTHER COMPREHENSIVE INCOME
Revaluations	5,838	935	(190)	4,013
Share of Earnings from Associates from Revaluations	546	41	—	—
Deferred Tax Direct to Equity	—	—	768	40
Actuarial Gain/(Loss) from Superannuation	(19,407)	447	(2,167)	(21)
Net Gain/(loss) on equity investments in other sectors	(5,479)	4,347	—	—
Net Gain/(loss) on financial instruments at fair value	3	—	(100)	71
Other	(41)	46	(14)	117

Other Economic Flows - Other Comprehensive Income	(18,540)	5,816	(1,703)	4,220

COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	(20,399)	10,395	69	8,631

KEY FISCAL AGGREGATES
COMPREHENSIVE RESULT - TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	(20,399)	10,395	69	8,631

Less: Net Other Economic Flows	21,079	(9,055)	1,837	(7,811)

NET OPERATING BALANCE	680	1,340	1,906	820

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	5,782	6,537	6,957	7,781
Sales of Non-financial Assets	(384)	(283)	(258)	(494)
Less: Depreciation	(2,978)	(2,818)	(3,094)	(3,104)
Plus: Change in inventories	7	5	15	13
Plus: Other Movements in Non-financial Assets
- assets acquired using finance leases	98	510	230	38
- other	179	299	277	(856)
Equals Total Net Acquisition of Non-Financial Assets	2,704	4,250	4,127	3,378

EQUALS: NET LENDING/(BORROWING)	(2,024)	(2,910)	(2,221)	(2,558)

5 - 140	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF COMPREHENSIVE INCOME BY SECTOR FOR THE YEAR ENDED

30 JUNE 2012

Public Financial Corporations		Eliminations		Total State Sector
2011-12	2010-11	2011-12	2010-11	2011-12	2010-11
$m	$m	$m	$m	$m	$m
415	143	(1,302)	(1,054)	1,699	1,249
—	—	(3)	(3)	(1,133)	86
(4,599)	63	(3)	(39)	(5,429)	3,544
—	—	—	—	(22)	153
—	—	(12)	(3,406)	—	—
—	—	727	174	—	—
—	(1)	47	(134)	94	(305)
—	—	—	—	(26)	6

(4,599)	62	756	(3,408)	(6,516)	3,484

(4,184)	205	(546)	(4,462)	(4,817)	4,733

—	—	(1)	—	5,647	4,948
—	—	—	—	546	41
—	—	(768)	(40)	—	—
—	—	—	(1)	(21,574)	425
—	—	5,479	(4,347)	—	—
—	—	—	—	(97)	71
—	1	(49)	13	(104)	177

—	1	4,661	(4,375)	(15,582)	5,662

(4,184)	206	4,115	(8,837)	(20,399)	10,395

(4,184)	206	4,115	(8,837)	(20,399)	10,395

4,599	(63)	(5,417)	7,783	22,098	(9,146)

415	143	(1,302)	(1,054)	1,699	1,249

9	14	(1)	(11)	12,747	14,321
—	—	1	1	(641)	(776)
(6)	(6)	—	—	(6,078)	(5,928)
—	—	—	(1)	22	17
—	—	1	(1)	329	547
—	—	(1)	1	455	(556)
3	8	—	(11)	6,834	7,625

412	135	(1,302)	(1,043)	(5,135)	(6,376)

Total State Sector Accounts	5 - 141

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF FINANCIAL POSITION BY SECTOR

AS AT 30 JUNE

	General Government		Public Non-financial Corporations
	2012	2011	2012	2011
	$m	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	6,576	8,258	1,791	2,396
Receivables	6,012	5,785	2,217	2,291
Tax Equivalents Receivable	470	408	18	47
Financial Assets at Fair Value	7,235	7,577	2,196	2,504
Advances paid	936	891	29	34
Deferred Tax Equivalents	4,733	5,363	780	660
Equity
Investments in Other Public Sector Entities	78,306	84,232	—	—
Investments in Associates	4,224	3,731	—	—
Other	12	—	4	7
Total Financial Assets	108,504	116,245	7,035	7,939

Non-Financial Assets
Inventories	284	276	1,167	1,064
Forestry Stock and Other Biological Assets	8	9	738	750
Assets Classified as Held for Sale	432	248	72	46
Investment Properties	169	236	580	546
Property, Plant and Equipment
Land and Buildings	62,020	58,388	51,135	50,003
Plant and Equipment	9,828	9,775	4,613	4,284
Infrastructure Systems	63,883	59,913	62,810	63,150
Intangibles	1,710	1,292	1,536	1,527
Other	1,495	1,235	432	446
Total Non-financial Assets	139,829	131,372	123,083	121,816

TOTAL ASSETS	248,333	247,617	130,118	129,755

LIABILITIES
Deposits Held	1,233	1,378	91	90
Payables	4,423	3,937	3,299	3,419
Tax Equivalents Payable	18	47	465	395
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—
Borrowings and Derivatives at Fair Value	16	21	309	489
Borrowings at Amortised Cost	26,870	22,509	28,619	28,314
Advances Received	755	770	511	478
Employee Provisions	12,802	11,627	2,518	2,141
Superannuation Provision	47,181	32,333	3,740	1,720
Deferred Tax Equivalent Provision	780	660	4,733	5,363
Other Provisions	6,252	5,878	1,874	1,774
Other	2,492	2,547	529	450

TOTAL LIABILITIES	102,822	81,707	46,688	44,633

NET WORTH	145,511	165,910	83,430	85,122

OTHER FISCAL AGGREGATES
Net Debt	14,127	7,952	25,513	24,437
Net Financial Liabilities	72,624	49,694	39,652	36,694

5 - 142	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF FINANCIAL POSITION BY SECTOR

AS AT 30 JUNE

Public Financial Corporations		Eliminations		Total State Sector
2012	2011	2012	2011	2012	2011
$m	$m	$m	$m	$m	$m
1,962	1,428	(354)	(324)	9,975	11,758
841	1,268	(3,168)	(2,581)	5,902	6,763
—	—	(488)	(455)	—	—
64,018	58,144	(52,672)	(48,238)	20,777	19,987
—	—	(511)	(478)	454	447
—	—	(5,513)	(6,023)	—	—
—	—	(78,306)	(84,232)	—	—
—	—	—	—	4,224	3,731
—	—	—	—	16	7
66,821	60,840	(141,012)	(142,331)	41,348	42,693
—	—	—	—	1,451	1,340
—	—	—	—	746	759
—	—	—	(1)	504	293
—	—	—	—	749	782
17	10	—	(1)	113,172	108,400
3	5	1	1	14,445	14,065
—	—	(1)	—	126,692	123,063
6	9	(1)	—	3,251	2,828
1	1	(150)	(150)	1,778	1,532
27	25	(151)	(151)	262,788	253,062

66,848	60,865	(141,163)	(142,482)	304,136	295,755

748	1,099	(225)	(709)	1,847	1,858
33	572	(1,702)	(1,218)	6,053	6,710
5	13	(488)	(455)	—	—
—	—	—	—	—	—
69,315	58,495	(196)	266	69,444	59,271
21	24	(52,611)	(48,126)	2,899	2,721
—	—	(511)	(478)	755	770
2	5	(33)	(36)	15,289	13,737
2	1	(1)	—	50,922	34,054
—	—	(5,513)	(6,023)	—	—
1,840	1,542	(1,395)	(1,255)	8,571	7,939
6	4	(182)	(216)	2,845	2,785

71,972	61,755	(62,857)	(58,250)	158,625	129,845

(5,124)	(890)	(78,306)	(84,232)	145,511	165,910

4,104	46	(5)	(7)	43,739	32,428
5,151	915	(150)	(151)	117,277	87,152

Total State Sector Accounts	5 - 143

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2012

	General Government		Public Non-financial Corporations
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	20,801	20,523	—	—
Sale of Goods and Services	5,046	5,378	14,367	15,775
Grants and Subsidies	26,640	25,429	4,004	4,407
Interest	521	464	175	191
Dividends and Income Tax Equivalents from Other Sectors	1,980	2,058	—	—
Other	6,394	5,294	2,598	1,507

Total Receipts	61,382	59,146	21,144	21,880

Payments
Employee Related	(24,755)	(23,384)	(3,677)	(3,541)
Superannuation	(7,673)	(2,988)	(423)	(457)
Payments for Goods and Services	(14,728)	(13,665)	(7,065)	(8,829)
Grants and Subsidies	(9,576)	(9,620)	(137)	(376)
Interest	(1,405)	(1,230)	(1,981)	(1,680)
Income Tax Equivalents	—	—	(755)	(744)
Other	(3,549)	(3,076)	(1,951)	(1,115)

Total Payments	(61,686)	(53,963)	(15,989)	(16,742)

NET CASH FLOWS FROM OPERATING ACTIVITIES	(304)	5,183	5,155	5,138

CASH FLOWS FROM INVESTING ACTIVITIES
Non-financial Assets
Proceeds from Sale of Non-financial Assets	379	271	264	492
Purchases	(5,806)	(6,489)	(6,935)	(8,173)

Net Cash Flows from Investments in Non-financial Assets	(5,427)	(6,218)	(6,671)	(7,681)

Financial Assets (Policy Purposes)
Receipts	323	3,773	2,299	3,789
Payments	(148)	(158)	(121)	(30)

Net Cash Flows from Investments in Financial Assets (Policy Purposes)	175	3,615	2,178	3,759

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments	564	739	382	604
Purchase of Investments	(393)	(964)	(561)	(275)

Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)	171	(225)	(179)	329

NET CASH FLOWS FROM INVESTING ACTIVITIES	(5,081)	(2,828)	(4,672)	(3,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances received	14	—	58	—
Advances repaid	(54)	(53)	(256)	(3,495)
Proceeds from borrowings	12,701	3,375	6,863	8,147
Repayments of Borrowings	(8,842)	(1,820)	(6,625)	(5,042)
Dividends Paid	—	—	(1,092)	(1,262)
Deposits received (net)	(147)	1,362	—	(30)
Other (net)	12	(36)	—	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	3,684	2,828	(1,052)	(1,682)

NET INCREASE/(DECREASE) IN CASH HELD	(1,701)	5,183	(569)	(137)

5 - 144	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2012

Public Financial Corporations		Eliminations		Total State Sector
2011-12	2010-11	2011-12	2010-11	2011-12	2010-11
$m	$m	$m	$m	$m	$m

—	(3)	(712)	(1,128)	20,089	19,392
(4)	434	196	(601)	19,605	20,986
451	6	(4,644)	(4,473)	26,451	25,369
3,604	2,963	(3,115)	(2,157)	1,185	1,461
—	—	(1,980)	(2,058)	—	—
54	13	(26)	(28)	9,020	6,786

4,105	3,413	(10,281)	(10,445)	76,350	73,994

(19)	(18)	237	221	(28,214)	(26,722)
(1)	—	—	1	(8,097)	(3,444)
(87)	(76)	974	1,730	(20,906)	(20,840)
(2)	(2)	4,177	4,246	(5,538)	(5,752)
(3,122)	(2,926)	2,948	2,366	(3,560)	(3,470)
(31)	(40)	786	784	—	—
(7)	(2)	412	(213)	(5,095)	(4,406)

(3,269)	(3,064)	9,534	9,135	(71,410)	(64,634)

836	349	(747)	(1,310)	4,940	9,360

—	—	(1)	—	642	763
(8)	(14)	(269)	10	(13,018)	(14,666)

(8)	(14)	(270)	10	(12,376)	(13,903)

—	—	(258)	(3,497)	2,364	4,065
—	—	58	—	(211)	(188)

—	—	(200)	(3,497)	2,153	3,877

15,333	7,876	(15,705)	(4,147)	574	5,072
(20,583)	(10,407)	19,882	11,384	(1,655)	(262)

(5,250)	(2,531)	4,177	7,237	(1,081)	4,810

(5,258)	(2,545)	3,707	3,750	(11,304)	(5,216)

—	—	(56)	—	16	—
—	—	258	3,497	(52)	(51)
52,308	49,846	(19,659)	(11,375)	52,213	49,993
(47,296)	(47,183)	15,323	4,222	(47,440)	(49,823)
(91)	(39)	1,183	1,301	—	—
—	—	1	(1)	(146)	1,331
—	—	(19)	—	(7)	(36)

4,921	2, 624	(2,969)	(2,356)	4,584	1,414

499	428	(9)	84	(1,780)	5,558

Total State Sector Accounts	5 - 145

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2012

	General Government		Public Non-financial Corporations
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Opening Cash and Cash Equivalents	8,258	3,071	2,402	2,539
Reclassification of Cash Equivalents	19	4	(56)	—

CLOSING CASH BALANCE	6,576	8,258	1,777	2,402

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities	(304)	5,183	5,155	5,138
Net Cash Flows from Investments in Non-Financial Assets	(5,427)	(6,218)	(6,671)	(7,681)
Dividend Distributions	—	—	(1,092)	(1,262)

CASH SURPLUS/(DEFICIT)	(5,731)	(1,035)	(2,608)	(3,805)

5 - 146	Total State Sector Accounts

Note 36

THE NSW TOTAL STATE SECTOR ACCOUNTS

STATEMENT OF CASH FLOWS BY SECTOR

FOR THE YEAR ENDED 30 JUNE 2012

Public Financial Corporations		Eliminations		Total State Sector
2011-12	2010-11	2011-12	2010-11	2011-12	2010-11
$m	$m	$m	$m	$m	$m
1,428	1,000	(332)	(416)	11,756	6,194
—	—	—	—	(37)	4

1,927	1,428	(341)	(332)	9,939	11,756

836	349	(747)	(1,310)	4,940	9,360
(8)	(14)	(270)	10	(12,376)	(13,903)
(91)	(39)	1,183	1,301	—	—

737	296	166	1	(7,436)	(4,543)

Total State Sector Accounts	5 - 147

Note 36

The NSW Total State Sector Accounts Statement of Changes in Equity for the Whole of Government by Sector for the

Year Ended 30 June 2012

2011-12	Equity at 1 July 2011 $m	Comprehensive Result $m	Transfers between equity classes $m	Transactions with owners as owners $m	Equity at 30 June 2012 $m
General Government Sector
Accumulated funds	30,437	(22,277)	2,490	—	10,650
Asset revaluation reserve	49,497	7,274	(2,523)	—	54,248
Equity investment revaluation reserve	1,732	547	(10)	—	2,269
Hedging reserve	—	—	—	—	—
Available for sale reserve	84,232	(5,943)	—	—	78,289
Equity relating to assets held for sale	12	—	43	—	55

	165,910	(20,399)	—	—	145,511

Public Non-Financial Corporation Sector
Accumulated funds	44,346	392	70	(1,761)	43,047
Asset revaluation reserve	40,751	(223)	(63)	—	40,465
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	12	(100)	(4)	—	(92)
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	13	—	(3)	—	10

	85,122	69	—	(1,761)	83,430

Public Financial Corporation Sector
Accumulated funds	(890)	(4,184)	—	(50)	(5,124)
Asset revaluation reserve	—	—	—	—	—
Equity investment revaluation reserve	—	—	—	—	—
Hedging reserve	—	—	—	—	—
Available for sale reserve	—	—	—	—	—
Equity relating to assets held for sale	—	—	—	—	—

	(890)	(4,184)	—	(50)	(5,124)

Eliminations	(84,232)	4,115	—	1,811	(78,306)

Total State Sector	165,910	(20,399)	—	—	145,511

5 - 148	Total State Sector Accounts

Note 36

The NSW Total State Sector Accounts Statement of Changes in Equity for the Whole of Government by Sector for the Year Ended 30 June 2011

2010-11	Equity at 1 July 2010	Changes in Accounting Policy and Corrections	Comprehensive Result	Transfers between equity classes	Transactions with owners as owners	Equity at 30 June 2011
	$m	$m	$m	$m	$m	$m
General Government Sector
Accumulated funds	24,329	—	4,220	1,888	—	30,437
Asset revaluation reserve	49,569	938	814	(1,824)	—	49,497
Equity investment revaluation reserve	58	1,685	41	(52)	—	1,732
Hedging reserve	—	—	—	—	—	—
Available for sale reserve	78,912	—	5,320	—	—	84,232
Equity relating to assets held for sale	24	—	—	(12)	—	12

	152,892	2,623	10,395	—	—	165,910

Public Non-Financial Corporation Sector
Accumulated funds	42,581	—	4,495	696	(3,426)	44,346
Asset revaluation reserve	37,359	—	4,088	(696)	—	40,751
Equity investment revaluation reserve	—	—	—	—	—	—
Hedging reserve	(37)	—	46	3	—	12
Available for sale reserve	—	—	—	—	—	—
Equity relating to assets held for sale	14	—	2	(3)	—	13

	79,917	—	8,631	—	(3,426)	85,122

Public Financial Corporation Sector
Accumulated funds	(1,005)	—	206	—	(91)	(890)
Asset revaluation reserve	—	—	—	—	—	—
Equity investment revaluation reserve	—	—	—	—	—	—
Hedging reserve	—	—	—	—	—	—
Available for sale reserve	—	—	—	—	—	—
Equity relating to assets held for sale	—	—	—	—	—	—

	(1,005)	—	206	—	(91)	(890)

Eliminations	(78,912)	—	(8,837)	—	3,517	(84,232)

Total State Sector	152,892	2,623	10,395	—	—	165,910

Total State Sector Accounts	5 - 149

Note 36

Information on Expenses and Assets by Function

	General Government Sector		Total State Sector
	2011-12	2010-11	2011-12	2010-11
	$m	$m	$m	$m
Total Expenses (excluding losses) by Function (Policy Area) (a)
General Public Services	2,503	2,041	2,582	2,136
Public Order and Safety	6,371	6,113	6,386	6,098
Education	12,798	12,162	12,665	12,018
Health	15,905	15,225	15,886	15,147
Social Security and Welfare	5,167	4,837	4,986	4,606
Housing and Community Amenities	2,224	2,719	4,580	5,371
Recreation and Culture	1,212	1,292	1,509	1,537
Fuel and Energy	27	28	5,191	5,448
Agriculture, Forestry, Fishing and Hunting	620	871	778	1,069
Mining and Mineral Resources	193	171	193	170
Transport and Communications	6,548	5,894	7,554	7,127
Other Economic Affairs	1,192	1,263	1,593	1,701
Other Purposes	3,592	3,188	5,730	5,464

Total Expenses (excluding losses) from Continuing Operations	58,352	55,804	69,633	67,892

Total Assets by Function (Policy Area) (a)
General Public Services	25,053	26,816	9,449	8,923
Public Order and Safety	6,466	6,391	6,297	6,221
Education	27,834	21,678	27,834	21,678
Health	13,000	12,487	12,660	11,947
Social Security and Welfare	1,145	1,023	1,006	860
Housing and Community Amenities	4,401	4,295	57,061	57,686
Recreation and Culture	9,437	9,382	14,010	14,007
Fuel and Energy		294	36,071	34,999
Agriculture, Forestry, Fishing and Hunting	8,583	8,192	10,356	10,056
Mining and Mineral Resources	617	616	15	6
Transport and Communications	68,400	66,943	99,151	97,464
Other Economic Affairs	3,245	3,302	2,564	2,671
Other Purposes (b)	80,152	86,198	27,662	29,237

Total Assets	248,333	247,617	304,136	295,755

(a)	The aggregate expenses and assets for the general government sector can be greater than the total state sector aggregates due to the elimination of inter sector expenses and asset balances from the total state aggregates.
(b)	Other Purposes for the general government sector, includes the State’s equity investment in the PNFC/PFC sectors which is eliminated in Total State Sector assets.

The aggregate amount of the comprehensive result attributable to the GGS from the PNFC and PFC sector entities in 2011-12 is $4,115 million net deficit (2010-11 $8,837 million net income). It comprises the sum of inter-sector GGS inter-sector expenses (grants, interest on borrowings, and purchases) less the sum of GGS revenues (dividends, income and other tax revenues, revenues from sale of goods and services, interest from inter-sector loans, and gains on the equity investment in the PNFC/PFC sectors).

5 - 150	Total State Sector Accounts

Note 37

Note 37:	Key Fiscal Aggregates and Reconciliations to Government Finance Statistics

	Footnote	General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
		2011-12	2011-12	2011-12	2011-12
		$m	$m	$m	$m
Reconciliation to GFS Net Operating Balance

Net result from Transactions – Net Operating Balance		680	1,906	415	1,699
Convergence differences
PNFC/PFC dividends accrued	a	—	(1,259)	(51)	—

Total Convergence differences		—	(1,259)	(51)	—

GFS Net Operating Balance		680	647	364	1,699

Reconciliation to GFS Net Lending/(Borrowing)

Net Lending/(Borrowing)		(2,024)	(2,221)	412	(5,135)
Convergence differences
Relating to net operating balance		—	(1,259)	(51)	—

Total Convergence differences		—	(1,259)	(51)	—

GFS Net Lending/(Borrowing)		(2,024)	(3,480)	361	(5,135)

Reconciliation to GFS Total Change in Net Worth

Comprehensive result – total change in net worth		(20,399)	69	(4,184)	(20,399)
Convergence differences
In AASB 1049 Comprehensive Result, but not in GFS Change in Net Worth
Allowance for doubtful debts	b	(123)	(2)	—	(125)
Low interest loans	c	4	(23)	—	(19)
Prepaid Licence Income	d	(6)	—	—	(6)
Provisions for remediation	e	—	—	—	—
Deferred tax assets/liabilities	f	750	(750)	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	(775)	—	—	—
In GFS Change in Net Worth, but not in AASB 1049 Comprehensive Result
Transactions with Owners as Owners	h		(1,760)	(50)	—
Classification of GFS PNFC/PFC net worth as a liability	i	—	2,466	4,234	—

Total Convergence differences		(150)	(69)	4,184	(150)

GFS Total Change in Net Worth		(20,549)	—	—	(20,549)

Reconciliation to GFS Cash Surplus/(Deficit)

Cash Surplus/(Deficit)		(5,731)	(2,608)	737	(7,436)
Convergence differences
Finance leases and similar arrangements	j	(69)	(258)	—	(59)

Total Convergence differences		(69)	(258)	—	(59)

GFS Cash Surplus/(Deficit)		(5,800)	(2,866)	737	(7,495)

Total State Sector Accounts	5 - 151

Note 37

	Footnote	General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
		Jun-12 $m	Jun-12 $m	Jun-12 $m	Jun-12 $m
Reconciliation to GFS Net Worth

Net worth		145,511	83,430	(5,124)	145,511
Convergence differences
In AASB 1049 Net Worth, but not in GFS
Allowance for doubtful debts	b	190	31	1	222
Low interest loans	c	(68)	(393)	—	(461)
Prepaid Licence Income	d	236	—	—	236
Provision liabilities for remediation	e	341	243	—	584
Assets associated with provisions for remediation	e	(341)	(243)	—	(584)
Deferred tax assets/liabilities	f	(3,953)	3,953	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	3,593	—	—	—
In GFS Net Worth, but not in AASB 1049					—
Classification of GFS PNFC/PFC net worth as a liability	h	—	(87,021)	5,123	—

Total Convergence differences		(2)	(83,430)	5,124	(3)

GFS Net Worth		145,509	—	—	145,508

5 - 152	Total State Sector Accounts

Note 37

	Footnote	General Government Sector 2010-11	Public Non- Financial Corporations 2010-11	Public Financial Corporations 2010-11	Total State Sector 2010-11
		$m	$m	$m	$m
Reconciliation to GFS Net Operating Balance
Net result from Transactions – Net Operating Balance		1,340	820	143	1,249
Convergence differences
PNFC/PFC dividends accrued	a	—	(1,005)	(91)	—

Total Convergence differences		—	(1,005)	(91)	—

GFS Net Operating Balance		1,340	(185)	52	1,249

Reconciliation to GFS Net Lending/(Borrowing)
Net Lending/(Borrowing)		4,250	3,378	8	7,625
Convergence differences
Relating to net operating balance		—	(1,005)	(91)	—

Total Convergence differences		—	(1,005)	(91)	—

GFS Net Lending/(Borrowing)		4,250	2,373	(83)	7,625

Reconciliation to GFS Total Change in Net Worth
Comprehensive result – total change in net worth		10,395	8,631	206	10,395
Convergence differences
In AASB 1049 Comprehensive Result, but not in GFS Change in Net Worth
Allowance for doubtful debts	b	158	(43)	(1)	114
Low interest loans	c	2	—	—	2
Prepaid Licence Income	d	(6)	—	—	(6)
Provisions for remediation	e	—	—	—	—
Deferred tax assets/liabilities	f	236	(236)	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	(280)	—	—	—
In GFS Change in Net Worth, but not in AASB 1049 Comprehensive Result
Transactions with Owners as Owners	h	—	(3,427)	(91)	—
Classification of GFS PNFC/PFC net worth as a liability	i	—	(4,925)	(114)	—

Total Convergence differences		110	(8,631)	(206)	110

GFS Total Change in Net Worth		10,505	—	—	10,505

Reconciliation to GFS Cash Surplus/(Deficit)
Cash Surplus/(Deficit)		(1,035)	(3,805)	296	(4,543)
Convergence differences
Finance leases and similar arrangements	j	(501)	364	—	(142)

Total Convergence differences		(501)	364	—	(142)

GFS Cash Surplus/(Deficit)		(1,536)	(3,441)	296	(4,685)

Total State Sector Accounts	5 - 153

Note 37

	Footnote	General Government Sector Jun-11	Public Non- Financial Corporations Jun-11	Public Financial Corporations Jun-11	Total State Sector Jun-11
		$m	$m	$m	$m
Reconciliation to GFS Net Worth
Net worth		165,910	85,122	(890)	165,910
Convergence differences
In AASB 1049 Net Worth, but not in GFS
Allowance for doubtful debts	b	313	33	1	348
Low interest loans	c	(72)	(370)	—	(442)
Prepaid Licence Income	d	242	—	—	242
Provision liabilities for remediation	e	319	230	—	549
Assets associated with provisions for remediation	e	(319)	(230)	—	(549)
Deferred tax assets/liabilities	f	(4,703)	4,703	—	—
Equity investment in the PFNC/PFC sectors for net assets not recognised under GFS	g	4,368	—	—	—
In GFS Net Worth, but not in AASB 1049
Classification of GFS PNFC/PFC net worth as a liability	h	—	(89,488)	889	—

Total Convergence differences		148	(85,122)	890	148

GFS Net Worth		166,058	—	—	166,058

(a)	GFS recognises dividends to owners by the PNFC and PFC sectors as a GFS expense, whereas under AGAAP they are treated as a distribution to owners and therefore a direct reduction of accumulated funds. This difference does not flow through to the total state sector as dividends are eliminated on consolidation.
(b)	GFS does not recognise an allowance for doubtful debts as it is not a mutually agreed transaction, whereas under AGAAP an allowance for doubtful debts is recognised in the statement of financial position and doubtful debts are recognised in the statement of comprehensive income as other economic flows.
(c)	Under GFS, interest free or low interest loans are recognised based on the original amount lent, and interest is recognised based on any cash interest paid. In contrast, under AGAAP, loans are recognised initially at fair value and thereafter at amortised cost. Any difference between the original amount lent and the fair value is initially recognised to the operating result and subsequently amortised over the life of the loan. This results in the value of GFS advances being higher than AGAAP advances.
(d)	AGAAP recognises the prepaid income liability for unamortised prepaid licences in the statement of financial position. This liability is excluded from the GFS balance sheet as the prepaid income is treated as an upfront sale of a non-produced intangible asset for GFS purposes.
(e)	GFS does not recognise provisions for restoration and remediation as there is no present counterparty to the transaction. The provision liabilities (and any related capitalised asset values) are therefore lower under GFS as a result of the exclusion.
(f)	AGAAP adopts tax effect accounting whereby timing differences between accounting profit and tax profit are deferred as future income tax benefit assets or provisions for deferred tax liabilities. GFS does not recognise deferred tax. As the State’s PNFCs revalue their infrastructure, this can create large provisions for deferred tax liabilities and result in significant differences between the GFS and the AASB 1049 sector aggregates. This convergence difference also flows through to the GGS, as the GGS is the counterparty to the tax effect accounting entries recognised by the PNFC/PFC entities. However, this difference does not flow through to the total state sector as income tax equivalents are eliminated on consolidation.
(g)	In the absence of a market value for PNFC/PFCs, the value of net assets is applied as a surrogate for the general government’s equity investment in other sectors. GFS net assets do not equal AGAAP net assets because GFS balance sheets exclude certain items such as deferred taxes, allowance for doubtful debts and restoration provisions. This results in differences between the GFS and the AGAAP values for the general government’s equity investment in other sectors.
(h)	Transactions with owners as owners are excluded for the comprehensive result, however are included in the movement in GFS net worth. These type of transactions result in a convergence difference as the total change in net worth under AGAAP is disclosed before transactions with owners as owners, while under GFS, transactions with owners as owners is included in the movement in GFS net worth.
(i)	The PFNC/PFC sectors report zero net worth for GFS purposes as GFS treats the ownership interest (contributed equity) as a liability.
(j)	The Australian Bureau of Statistics requires that for the calculation of the GFS cash surplus/deficit an adjustment is made to deduct the value of assets acquired using finance leases to recognise a notional cash outflow relating to new finance leases.

Under AGAAP the cash flow statement does not recognise notional cash flows, as these are non-cash transactions.

5 - 154	Total State Sector Accounts

Note 37

Reclassifications

The following classification differences exist, between lines presented in this AASB 1049 report and GFS line presentations. While these classification differences do not affect the net operating results nor net worth aggregates, they result in different line presentations between GFS and the AASB1049 (ie AGAAP) reports.

2011-12		General Government Sector	Public Non- Financial Corporations	Public Financial Corporations	Total State Sector
Items Grossed up in GFS Operating Statements – Not in AGAAP Statements of Comprehensive Income
Transfer Payments	a	3,537	—	—	3,537
Environmental Levies	b	6	—	—	6
Transport and energy subsidies	c	—	—	—	360

Items Grossed up in AGAAP Statements of Comprehensive Income – Not in GFS
GG employee expenses and revenues – for services to PNFCs	d	—	—	—	—

Other Reclassifications on the Statements of Comprehensive Income
Dividends accrued in GFS results, but a direct movement in AGAAP	e	—	—	51	—
Income tax equivalents – return of capital in GFS, deferred income tax equivalent in AGAAP	f	78	78	—	—
Statements of Financial Position
Deferred income – payables in GFS, other liabilities in AGAAP	g	1,409	296	—	1,555
Prepaid expenses – receivables in GFS, other Non-financial assets in AGAAP	g	288	294	1	433
Rental bond assets and liabilities in GFS, but off balance sheet (trust funds) in AGAAP	h	975	—	—	975
AGAAP Equity investments in multi jurisdictional general government agencies are advance assets for GFS	i	895	—	—	895
Salaries accrued & employee on costs are provision liabilities in GFS, but payables for AGAAP	j	715	122	—	817

2010-11

Items Grossed up in GFS Operating Statements – Not in AGAAP Statements of Comprehensive Income
Transfer Payments	a	3,675	—	—	3,675
Environmental Levies	b	6	—	—	6
Transport and energy subsidies	c	—	—	—	440

Items Grossed up in AGAAP Statements of Comprehensive Income – Not in GFS
GG employee expenses and revenues – for services to PNFCs	d	324	324	—	—

Other Reclassifications on the Statements of Comprehensive Income
Dividends accrued in GFS results, but a direct movement in AGAAP equity	e	—	1,005	91	—

Statements of Financial Position
Deferred income – payables in GFS, other liabilities in AGAAP	g	1,386	266	—	1,503
Prepaid expenses – receivables in GFS, other Non-financial assets in AGAAP	g	270	294	1	415
Rental bond assets and liabilities in GFS, but off balance sheet (trust funds) in AGAAP	h	909	—	—	909
AGAAP Equity investments in multi jurisdictional general government agencies are advance assets for GFS	i	200	—	—	200
Salaries accrued & employee on costs are provision liabilities in GFS, but payables for AGAAP	j	496	112	—	587

Total State Sector Accounts	5 - 155

Note 37

(a)	New South Wales receives certain transfer payments from the Australian Government which are required to be on-passed to recipients as determined by the Australian Government. Most of these transfer payments relate to grants from the Australian Government for specific non-government schools or for local government authorities. As New South Wales has no control over the transfer payments, they are not recognised as State revenues and expenses. However, the ABS has determined that for GFS purposes the transfer payments be recognised as GFS revenues and expenses of the States and Territories. New South Wales publishes information on these excluded transfer payments as a footnote to the grants revenue and expense notes to assist users understand the full value of the amounts on-passed.
(b)	GFS requires that certain environmental levies reported by PNFCs be also recognised and grossed up in the GG sector as tax revenue and as an equivalent subsidy expense paid back to the PNFC sector, for GFS purposes only.
(c)	For Total State reporting purposes only, transport and energy subsidies paid from GGs to PNFCs for students and pensioners are eliminated from AGAAP statements. However, GFS treats the payment by the State as a gross expense, relating to a benefit paid to the household sector, and as gross revenue from the household sector for electricity sales and travel fares.
(d)	Certain staff employed in the GG sector provide services to PNFCs. Under GFS, the employee expense related to these personnel is recognised in the PNFC sector. However, under AGAAP, the employee expense and the revenue recoverable from the PNFC sector is reported in the GG sector. Similarly under AGAAP, the PNFCs record a provision expense to the GG sector, rather than an employee related expense.
(e)	Under AGAAP, dividends accrued are a direct adjustment to equity, whereas under GFS they are reported as an expense for the PNFC and PFC sectors.
(f)	Under GFS, the component of income tax equivalents related to the disposal of discontinuing operations is reported as a return of capital, rather than as a transaction. Under AGAAP, this is reported as another economic flow, similar to deferred taxes. This reclassification difference impacts both GGS and PNFC entities, as the GGS sector is the counterparty to the entries recognised in the PNFC sector.
(g)	GFS requires that deferred income and deferred expenses be classified as payables and receivables. However, they are reported as other assets and other liabilities under AASB 1049 and not as receivables/payables, as there is no present obligation to repay the deferred items.
(h)	NSW excludes rental bond assets and an equal value of deposit liabilities from the AGAAP statements of financial position as they are considered to be trust monies. However, the Australian Bureau of Statistics has advised that rental bond monies are to be recognised on balance sheet for GFS purposes, and not treated off balance sheet as trust monies. This difference does not impact key fiscal aggregates, however it results in the GFS total assets and total liabilities being grossed up compared to the AGAAP aggregates.
(i)	Certain investments in associates (to multi-jurisdictional general government entities) are not recognised in GFS as equity investments, but are treated in GFS as advances. This reclassification creates a difference between GFS and AGAAP net debt, but does not affect net financial liabilities nor net worth aggregates.
(j)	Salaries accruals and certain employee on-costs reported as payables under AGAAP are required to be classified as provision liabilities for GFS reporting purposes.

5 - 156	Total State Sector Accounts

Note 38

Note 38:	Budgetary Information on 2011-12 General Government Sector Financial Statements

THE NSW GENERAL GOVERNMENT

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2012

	Budget	Actual	Variance
	$m	$m	$m
FROM CONTINUING OPERATIONS
Revenue from Transactions
Taxation	20,558	20,660	102
Grants and Subsidies
Commonwealth General Purpose	15,205	14,289	(916)
Commonwealth National Agreements	6,806	6,806	—
Commonwealth National Partnership Payments	4,452	4,948	496
Other Grants and Subsidies	585	700	115
Sale of Goods and Services	4,857	4,961	104
Interest	533	530	(3)
Dividend and Income Tax Equivalents from Other Sectors	1,815	2,138	323
Other Dividends and Distributions	529	410	(119)
Fines, Regulatory Fees and Other	3,686	3,590	(96)

	59,026	59,032	6

Expenses from Transactions
Employee	26,034	25,425	(609)
Superannuation
Superannuation Interest Cost	845	821	(24)
Other Superannuation	2,271	2,294	23
Depreciation and Amortisation	3,056	2,978	(78)
Interest	2,087	2,061	(26)
Other Property	—	1	1
Other Operating	13,291	13,409	118
Grants and Subsidies
Current Grants and Subsidies	9,639	9,220	(419)
Capital Grants	2,521	2,143	(378)

	59,744	58,352	(1,392)

TRANSACTIONS FROM DISCONTINUING OPERATIONS	—	—	—

NET RESULT FROM TRANSACTIONS
NET OPERATING BALANCE (BUDGET RESULT FOR THE GENERAL GOVERNMENT SECTOR)	(718)	680	1,398

Amounts might not add due to rounding.

Total State Sector Accounts	5 - 157

Note 38

	Budget	Actual	Variance
	$m	$m	$m

NET OPERATING BALANCE	(718)	680	1,398

OTHER ECONOMIC FLOWS – INCLUDED IN THE OPERATING RESULT
Gain/(Loss) from superannuation	—	—	—
Gain/(Loss) from other Liabilities	225	(1,074)	(1,299)
Other Net Gains/(Losses)	326	(824)	(1,150)
Share of Earnings from Associates (excluding Dividends)	(91)	(22)	69
Dividends from Asset Sale Proceeds	12	12
Deferred Income Tax from Other Sectors	57	(727)	(784)
Other	—	96	96
Discontinuing Operations – Other Economic Flows	—	—	—

Other Economic Flows – included in Operating Result	529	(2,539)	(3,068)

OPERATING RESULT	(189)	(1,859)	(1,670)

OTHER ECONOMIC FLOWS – OTHER COMPREHENSIVE INCOME
Revaluations	3,324	5,838	2,514
Share of Earnings from Associates from Revaluations	—	546	546
Actuarial Gain/(Loss) from Superannuation	3,358	(19,407)	(22,765)
Net Gain/(loss) on equity investments in other sectors	857	(5,479)	(6,336)
Net Gain/(loss) on financial instruments at fair value	—	3	3
Other	(107)	(41)	66

Other Economic Flows – other comprehensive income	7,431	(18,540)	(25,972)

COMPREHENSIVE RESULT – TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	7,242	(20,399)	(27,642)

KEY FISCAL AGGREGATES
COMPREHENSIVE RESULT – TOTAL CHANGE IN NET WORTH BEFORE TRANSACTIONS WITH OWNERS AS OWNERS	7,242	(20,399)	(27,642)

Less: Net Other Economic Flows	(7,960)	21,079	29,040

NET OPERATING BALANCE	(718)	680	1,398

Less: Net Acquisition of Non-Financial Assets
Purchases of Non-Financial Assets	6,693	5,782	(911)
Sales of Non-financial Assets	(635)	(384)	251
Less: Depreciation	(3,056)	(2,978)	78
Plus: Change in inventories	(4)	7	11
Plus: Other Movements in Non-financial Assets
assets acquired using finance leases	148	98	(50)
other	123	179	56
Equals Total Net Acquisition of Non-Financial Assets	3,268	2,704	(565)

EQUALS: NET LENDING/(BORROWING)	(3,986)	(2,024)	1,963

Amounts might not add due to rounding.

5 - 158	Total State Sector Accounts

Note 38

Analysis of the General Government Sector Results

Budget Result

	Budget	Actual	Variation
	$m	$m	$m
Total Revenues	59,026	59,032	6
Total Expenses	59,744	58,352	(1,392)

Budget Result	(718)	680	1,398

The Budget result for the financial year ended 30 June 2012 was a surplus of $680 million. This represented a $1,398 million increase on the original 2011-12 estimate of a $718 million deficit. An analysis of the result compared to the original Budget (as presented in the 2011-12 Budget Papers) is outlined below.

Total Revenues

Total revenues increased by $6 million against budget as outlined below.

	Budget	Actual	Variation
	$m	$m	$m
Total Revenues
Taxation	20,558	20,660	102
Grants and Subsidies
Commonwealth general purpose	15,205	14,289	(916)
Commonwealth national agreements	6,806	6,806	—
Commonwealth national partnership payments	4,452	4,948	496
Other grants and subsidies	585	700	115
Sale of goods and services	4,857	4,961	104
Interest	533	530	(3)
Dividend and income tax equivalents from other sectors	1,815	2,138	323
Other dividends and distributions	529	410	(119)
Fines, regulatory fees and other	3,687	3,590	(97)

Total Revenues	59,026	59,032	6

Total State Sector Accounts	5 - 159

Note 38

Taxation

In total, taxation was $102 million over the Budget estimate.

Transfer Duty was higher ($100 million) due to large commercial transactions, while higher payroll tax revenue ($112 million) reflected stronger wages and employment growth. There were small increases motor vehicle weight tax, private transport operator levy and the casino revenues. This was partly offset by reductions in Government Guarantee Fees ($76 million) associated with lower than forecast debt and lower interest rates. Land tax was also less than forecast due to lower than expected land values ($132 million).

Grants and Subsidies

Grants and subsidies in total were $305 million lower than Budgeted.

Commonwealth general purpose payments were $916 million lower than expected mainly due to lower GST revenue ($936 million). This reflects weaker economic activity and a shift in spending to GST exempt goods and services. Commonwealth funding for natural disasters was also delayed and will now be paid in 2012-13 and 2013-14. Offsetting this is additional Commonwealth grants for transport as well as redevelopment of the Sydney Cricket Ground, the Seamless National Economy, and funding for Trade Training Centres.

Sale of Goods and Services

Sale of goods and services includes revenue from the use of government assets as well as revenue generated by agencies in their normal trading activities.

Sales of goods and services exceeded the Budget estimate by $104 million. This is mainly due to higher than forecast patient revenues and sales of medical supplies by the Ministry of Health. Both these revenues have offsetting expenditures.

Financial Distributions (Dividends and Income Tax Equivalents)

Dividends and income tax equivalent payments are paid by commercial Government businesses to ensure competitive neutrality with the private sector and encourage these businesses to make commercial investment decisions.

Dividends and taxes exceeded budget by $323 million in 2011-12 reflecting initial efficiency savings to commence funding rebates for lower income electricity users, changes in accrued tax treatment and gentrader-related payments.

Other Dividends and Distributions

Other dividends and distributions were $119 million lower than the Budget estimate. This was mainly due to the budgeted special dividend from Snowy Hydro not being paid in 2011-12. It is now budgeted to be paid in 2012-13.

5 - 160	Total State Sector Accounts

Note 38

Fines, Regulatory Fees and Other

Revenue from fines, regulatory fees and other revenues was $96 million lower than the Budget estimates. Mining royalties were $304 million less than expected, largely driven by higher exchange rates, lower than forecast contract prices and a shift towards lower grades of coal. Delays in the commencement of works at Barangaroo reduced associated contributions and the value of dwelling transfers from the Land and Housing Corporation to the Aboriginal Housing Office was less than expected.

Offsetting these lower revenues were higher than expected fine collections by the State Debt Recovery Office, contributions to the Art Gallery of NSW, recoveries associated with HIH liabilities and assignment fees for the guarantee of the Waratah train project.

Expenses

Total expenses were lower than budget by $1.4 billion as outlined below.

	Budget	Actual	Variation
	$m	$m	$m
Total Expenses
Employee Expenses (exc Superannuation)	26,034	25,425	(609)
Superannuation Interest Cost	845	821	(24)
Other Superannuation	2,271	2,294	23
Depreciation and Amortisation	3,056	2,978	(78)
Interest Expense	2,087	2,061	(26)
Other Property Expense	—	1	1
Other Operating Expense	13,291	13,409	118
Current Grants Subsidies and Other Transfers Expense	9,639	9,220	(419)
Capital Grants and Transfer Expense	2,521	2,143	(378)

Total Expenses	59,744	58,352	(1,392)

Employee Expenses (excluding Superannuation)

Employee Expenses were $609 million lower than budget.

Legislative changes in both the Workers Compensation and in Death & Disability have reduced expenses ($450 million), and delays in finalising various awards have reduced expenses ($100 million). These reductions have been offset by increased long service leave costs ($18 million) and overtime costs ($12 million), as well as the additional use of temporary staff in restructuring agencies ($38 million).

Total State Sector Accounts	5 - 161

Note 38

The lower than expected result also reflects a stricter adherence to State Wages policy guidelines, and the use of redundancies to reduce staff numbers. Redundancy payments were in excess of budget by $9 million.

Significant costs of revaluing the long service leave balances associated with the reduction in government bond yield is not included in the Budget result. This cost is included in the operating result of the State.

Superannuation Interest Cost and Other Superannuation

Superannuation Interest and Other Superannuation Costs were $1 million lower than budget.

Superannuation cost do not include the actuarial loss of $19 billion resulting from the drop in bond yields. This loss is included in other economic flows which impacts on the net worth of the State.

Depreciation and Amortisation

Depreciation and Amortisation was $78 million lower than budget.

The lower than expected cost is mainly a result delays in the capital expenditure programs across the State specifically Education ($58 million), and Health ($14 million). Increased costs ($33 million) in Department of Trade and Investment were due to first time recognition of coastal infrastructure assets.

Interest Expense

Interest Expense was $26 million lower than budget.

Lower than expected interest charges in Roads and Maritime ($16 million) due to accounting changes relating to the Maritime Trade Towers, and in NSW Self Insurance Corporation due to savings from workers compensation reforms ($12 million).

Other Operating Expense

Other Operating Expense was $118 million higher than budget.

This higher than expected result is due to increases in bad debt write-offs ($390 million) mainly due to the legal settlement of a large one-off past transaction, and private transport operator costs ($19 million), offset by savings on the use of Treasurers Advance ($125 million) and favourable insurance costs ($140 million).

Delays in Education expenditures ($100 million), in line with delayed Commonwealth funding programs, have been offset by over expenditure in the Department of Attorney General and Justice ($50 million), and Ministry of Health ($62 million).

Additional expenditure in Transport ($23 million) was offset by under-expenditure in current grants due to a series of classification changes within the Transport cluster.

5 - 162	Total State Sector Accounts

Note 38

Capital and Current Grants Subsidies and Other Transfers Expense

Capital and Current Grants Subsidies and Other Transfers Expense were $797 million lower than budget.

The lower than expected result is due to reductions in expenditure associated with the Barangaroo pedestrian tunnel ($50 million), reduced provisions for liquidated damages associated with the electricity transaction ($22 million), and lower than expected uptake in the Make Sydney Liveable scheme ($40 million).

There were also lower expenses associated with the Climate Change Fund ($110 million) due to fewer connections and poor weather impacting energy output, delays in Education expenditure as fewer new students participated in the Productivity Places National Partnership Program ($120 million), offset by increased costs of Natural Disasters due primarily the floods in Northern NSW ($25 million), and the increased costs of the Home Warranty Scheme ($95 million).

Light Rail capital grants were less than budgeted ($100 million), due to the reclassification of expenses into capital expenditure. Under-expenditure was also noted in programs for State Investment Attraction Scheme ($34 million), Regional Industries Investment Fund ($13 million), Country Towns Water Supply and Sewerage Program ($22 million) and lower than expected number of Aboriginal Land Claims processed during the year ($56 million).

The restructure of the housing portfolio resulted in previously budgeted grants to the Land and Housing Corporation of close to $100 million being spent as employee and other operating expenses for public housing by the Department of Family and Community Services.

Operating Result

The operating result is the budget result (net operating balance) less the sum of other economic flows.

The operating result for 2011-12 was a deficit of $1.859 billion. This was $1.7 billion worse than the Budget estimate. This includes the budget result which was $1.4 billion better than budget offset by a worsening of other Economic Flows of $3.1 billion.

The Other Economic Flow losses include:

•	The impact of lower bond yields on the valuation of long service leave liabilities and insurance liabilities $1.3 billion.

•

Other net losses of $1.1 billion following write offs and revaluations by Roads and Maritime Services, investment losses by NSW SICorp and derivative losses associated with the borrowings administered by the Crown Finance Entity.

•	Other flows included losses of $784 million, mostly due to reductions in income tax equivalents from PTE’s. This included increases in PTE superannuation liabilities.

Net Lending

The net lending result is the budget result (net operating balance) adjusted for acquisition and sale of non-financial assets.

Net lending was $2 billion lower than the Budget estimate primarily due to an improvement of $1.4 billion in the Budget result. The additional improvement $565 million, was due mainly to lower capital expenditures ($911 million), offset by lower asset sales ($251 million).

Total State Sector Accounts	5 - 163

Note 38

THE NSW GENERAL GOVERNMENT SECTOR

STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2012

	Budget	Actual	Variance
	$m	$m	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	3,709	6,576	2,867
Receivables	5,794	6,012	218
Tax Equivalents Receivable	249	470	221
Financial Assets at Fair Value	8,453	7,235	(1,218)
Advances paid	1,071	936	(135)
Deferred Tax Equivalents	5,429	4,733	(696)
Equity
Investments in Other Public Sector Entities	84,534	78,306	(6,228)
Investments in Associates	1,245	4,224	2,979
Other	—	12	12
Total Financial Assets	110,484	108,504	(1,980)

Non-Financial Assets
Inventories	272	284	12
Forestry Stock and Other Biological Assets	9	8	(1)
Assets Classified as Held for Sale	166	432	266
Investment Properties	497	169	(328)
Property, Plant and Equipment
Land and Buildings	60,075	62,020	1,945
Plant and Equipment	9,182	9,828	646
Infrastructure Systems	64,637	63,883	(754)
Intangibles	1,578	1,710	132
Other	1,389	1,495	106
Total Non-financial Assets	137,805	139,829	2,024

TOTAL ASSETS	248,289	248,333	44

LIABILITIES
Deposits Held	1,211	1,233	22
Payables	3,922	4,423	501
Tax Equivalents Payable		18	18
Borrowings and Derivatives at Fair Value	19	16	(3)
Borrowings at Amortised Cost	22,255	26,870	4,615
Advances Received	823	755	(68)
Employee Provisions	11,841	12,802	961
Superannuation Provision	28,870	47,181	18,311
Deferred Tax Equivalent Provision	648	780	132
Other Provisions	6,203	6,252	49
Other	2,108	2,492	384

TOTAL LIABILITIES	77,899	102,822	24,923

NET ASSETS	170,390	145,511	(24,879)

5 - 164	Total State Sector Accounts

Note 38

Analysis of the General Government Sector Statement of Financial Position

	Budget	Actual	Variance
	$m	$m	$m
NET WORTH
Accumulated Funds	35,920	10,650	(25,270)
Reserves	134,470	134,861	391

TOTAL NET WORTH	170,390	145,511	(24,879)

OTHER FISCAL AGGREGATES
Net Debt	11,074	14,127	3,053
Net Financial Liabilities	51,949	72,624	20,675

Net Debt

Net debt was $14.1 billion in June 2012. This was $3.1 billion higher than the Budget estimate reflecting mainly additional contributions to superannuation during 2011-12.

Net Financial Liabilities

Net financial liabilities were $72.6 billion at 30 June 2012. This was $20.7 billion higher than the Budget estimate due to significant increases in both superannuation liabilities ($18.3 billion) and employee provisions ($1 billion). Higher superannuation and long service level liabilities reflect a significantly lower government bond yields than expected at Budget time.

Net Worth

Net worth was $145.5 billion at 30 June 2012. This was $24.9 billion lower than the Budget estimate.

The decline in net worth reflects significant revaluations associated with lower bond yields in superannuation ($18.3 billion), and employee provisions ($1 billion), and a decline in value of other public sector entities ($6.2 billion).

Total State Sector Accounts	5 - 165

Note 38

THE NSW GENERAL GOVERNMENT SECTOR

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2012

	Budget	Actual	Variance
	$m	$m	$m
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Taxation	20,813	20,801	(12)
Sale of Goods and Services	4,995	5,046	51
Grants and Subsidies	27,056	26,640	(416)
Interest	539	521	(18)
Dividends and Income Tax Equivalents from Other Sectors	2,022	1,980	(42)
Other	6,019	6,394	375

Total Receipts	61,443	61,382	(62)

Payments
Employee Related	(25,586)	(24,755)	831
Superannuation	(3,087)	(7,673)	(4,586)
Payments for goods and services	(15,288)	(14,728)	560
Grants and Subsidies	(10,092)	(9,576)	516
Interest	(1,471)	(1,405)	66
Other	(3,127)	(3,549)	(422)

Total Payments	(58,651)	(61,686)	(3,035)

NET CASH FLOWS FROM OPERATING ACTIVITIES	2,792	(304)	(3,098)

CASH FLOWS FROM INVESTING ACTIVITIES

Non-financial Assets
Proceeds from Sale of Non-financial Assets	646	379	(267)
Purchases	(6,636)	(5,806)	830

Net Cash Flows from Investments in Non-financial Assets	(5,990)	(5,427)	563

Financial Assets (Policy Purposes)
Receipts	276	323	47
Payments	(342)	(148)	194

Net Cash Flows from Investments in Financial Assets (Policy Purposes)	(66)	175	241

Financial Assets (Liquidity Purposes)
Proceeds from Sale of Investments	16	564	548
Purchase of Investments	(696)	(393)	303

Net Cash Flows from Investments in Financial Assets (Liquidity Purposes)	(680)	171	851

NET CASH FLOWS FROM INVESTING ACTIVITIES	(6,736)	(5,081)	1,655

5 - 166	Total State Sector Accounts

Note 38

Analysis of the General Government Sector Statement of Cash Flows

	Budget	Actual	Variance
	$m	$m	$m
CASH FLOWS FROM FINANCING ACTIVITIES
Advances received	80	14	(66)
Advances repaid	(54)	(54)	—
Proceeds from borrowings	3,684	12,701	9,017
Repayments of Borrowings	(4,196)	(8,842)	(4,646)
Deposits received (net)	(169)	(147)	22
Other (net)	—	12	12

NET CASH FLOWS FROM FINANCING ACTIVITIES	(654)	3,684	4,339

NET INCREASE/(DECREASE) IN CASH HELD	(4,598)	(1,701)	2,896

Opening Cash and Cash Equivalents	(a)	8,258	(a)
Reclassification of Cash Equivalents	(a)	19	(a)

CLOSING CASH BALANCE	(a)	6,576	(a)

DERIVATION OF CASH RESULT
Net Cash Flows from Operating Activities	2,792	(304)	(3,096)
Net Cash Flows from Investments in Non-Financial Assets	(5,990)	(5,427)	563

CASH SURPLUS/(DEFICIT)	(3,198)	(5,731)	(2,533)

(a)	Not published in 2010-11 Budget Estimates.

Cash Result

The cash deficit was $5.7 billion at 30 June 2012. This was $2.5 billion higher than the Budget estimate.

The decline in cash result reflects a number of factors:

•	Cash payments made to reduce Superannuation liability by $4.6 billion.

•	A better than expected budget result $1.4 billion.

•	Reduced capital expenditure of $911 million due to poor weather and delays in Commonwealth approvals offset by lower assets sales $251 million.

Total State Sector Accounts	5 - 167

Note 39

Note 39:	Details of Consolidated Entities

The Total State Sector comprises the following entities and the entities that they control. Unless stated otherwise (below) the State has a full ownership interest in the controlled entities. Data was not consolidated for a number of small entities controlled by the state government (identified below with an asterisk) as they are not considered material for the whole-of-government purposes. For completeness, they have been listed below as part of the State reporting entity.

Only one controlled entity has a reporting date dissimilar to the 30 June Total State Sector Accounts reporting date. The reporting date for the Sydney Cricket and Sports Ground Trust (29 February) is different as it is aligned to the sporting year associated with its primary activities. It is considered impracticable and not material to the results and financial position of the Total State Sector Accounts to attempt to align the reporting period of the Trust to 30 June. Accordingly the annual financial results of the trust for its previous year (ending February) has been consolidated into 30 June based on Total State Sector Accounts.

5 - 168	Total State Sector Accounts

Note 39

General Government Sector Agencies

Aboriginal Housing Office
Agricultural Scientific Collections Trust (*)
Art Gallery of New South Wales Trust
The Australian Institute of Asian Culture and Visual Arts Limited
Art Gallery of NSW Foundation (*)
Australian Museum Trust
Barangaroo Delivery Authority
Office of the Barangaroo Authority
Belgenny Farm Agricultural Heritage Centre Trust (*)
Benerembah Irrigation District Environment
Protection Trust (*)
Benerembah Irrigation District Environment
Protection Trust Division
Border Rivers-Gwydir Catchment Management Authority
Building Insurers’ Guarantee Corporation (a)
Cancer Institute (NSW)
Cancer Institute Division
C.B. Alexander Foundation (*)
Centennial Park and Moore Park Trust
Centennial Parklands Foundation (*) (b)
Centennial Parklands Foundation Limited
Central Coast Regional Development Corporation (*)
Central West Catchment Management Authority
Chief Investigator of the Office of Transport Safety Investigations
Chipping Norton Lake Authority (*)
Combat Sports Authority of New South Wales (*)
Community Relations Commission
Office of the Community Relations Commission
Compensation Authorities Staff Division
Corporation Sole ‘Minister Administering Environmental Planning and Assessment Act, 1979’
Corporation Sole ‘Minister Administering the Heritage Act, 1977’ (*)
Crown Entity, including the Consolidated Fund and Crown Finance Entity
Dams Safety Committee (*)
Department of Attorney General and Justice
Department of Education and Communities
Commission for Children and Young People
New South Wales Technical and Further Education Commission
TAFE Commission Division (c)
Department of Family and Community Services
John Williams Memorial Charitable Trust
Department of Finance and Services
Australian Centre for Advanced Computing and Communications Pty Limited
The New South Wales Government
Telecommunications Authority
TELCO Special Purpose Division
Department of Planning and Infrastructure
Department of Premier and Cabinet
Department of Rural Fire Service
Department of Trade and Investment, Regional
Infrastructure and Services
Exhibited Animals Advisory Committee
Marine Parks Authority
NSW Innovation and Productivity Council
Poultry Meat Industry Committee
Soil Conservation Service

Department of Transport
Transport for NSW (d)
Maritime Authority of NSW (d)
Maritime Authority of NSW Division (d)
Transport Service of NSW (d)
Transport Special Services Group
Roads and Traffic Authority (d)
Roads and Traffic Authority Division (d)
Roads and Maritime Services (d)
Roads and Maritime Services Division (d)
Destination NSW (e)
Destination NSW Division (e)
Destination NSW Special Employment Division (e)
Election Funding Authority of New South Wales (*)
Electricity Tariff Equalisation Ministerial Corporation (f)
Energy Corporation of New South Wales (*)
Energy Corporation Division
Environment Protection Authority (g)
Office of the Environment Protection Authority (g)
Environment Protection Authority Special Purpose Division
Environmental Trust
Fire and Rescue NSW (h)
Game Council of New South Wales (*)
Hawkesbury-Nepean Catchment Management Authority
Health Care Complaints Commission
Office of the Health Care Complaints Commission
Health Foundation of NSW (*)
Historic Houses Trust of New South Wales
Foundation for the Historic Houses Trust of New South Wales
Foundation for the Historic Houses Trust of New South Wales Limited
Hamilton Rouse Hill Trust
Rouse Hill Hamilton Collection Pty Limited
Home Care Service of New South Wales
Home Care Service Division
Home Purchase Assistance Fund
Hunter Development Corporation
Hunter-Central Rivers Catchment Management Authority
Independent Commission Against Corruption
Independent Liquor and Gaming Authority (i)
Independent Pricing and Regulatory Tribunal
Independent Pricing and Regulatory Tribunal Division
Independent Transport Safety Regulator
Independent Transport Safety Regulator Division
Information and Privacy Commission
Infrastructure Implementation Corporation (j) (*)
Infrastructure NSW (k)
Office of Infrastructure NSW (k)
Internal Audit Bureau of New South Wales (*)
Judicial Commission of New South Wales
Lachlan Catchment Management Authority
Lake Illawarra Authority (*)
Lands Administration Ministerial Corporation (*)
Legal Aid Commission of New South Wales
Legal Aid Commission Temporary Staff Division
Office of the Legal Aid Commission
Liability Management Ministerial Corporation

Total State Sector Accounts	5 - 169

Note 39

Library Council of New South Wales
State Library of New South Wales Foundation
Livestock Health and Pest Authorities Division (*)
Long Service Corporation
Building and Construction Industry Long Service
Payments Corporation Casual Staff Division
Lord Howe Island Board (*)
Lotteries Assets Ministerial Holding Corporation (*)
Lower Murray-Darling Catchment Management
Authority
Luna Park Reserve Trust
Mine Subsidence Board (*)
Ministerial Corporation for Industry (*)
Ministerial Holding Corporation (*)
Hunter Valley Training Company Pty Ltd
Ministry for Police and Emergency Services
Ministry of Health (l)
Central Coast Local Health District (m)
Far West Local Health District (m)
Hunter New England Local Health District (m)
Illawarra Shoalhaven Local Health District (m)
Mid North Coast Local Health District (m)
Murrumbidgee Local Health District (m)
Nepean Blue Mountains Local Health District (m)
Northern NSW Local Health District (m)
Northern Sydney Local Health District (m)
South Eastern Sydney Local Health District (m)
Southern NSW Local Health District (m)
South Western Sydney Local Health District (m)
Sydney Local Health District (m)
Western NSW Local Health District (m)
Western Sydney Local Health District (m)
The Agency for Clinical Innovation
Bureau of Health Information
Clinical Education and Training Institute (n)
Clinical Excellence Commission
Forensic Mental Health Network (o)
Health Education and Training Institute (n)
Health Reform Transitional Organisation Northern (p)
Health Reform Transitional Organisation Southern (p)
Health Reform Transitional Organisation Western (p)
The Sydney Children’s Hospital District (Randwick and Westmead) (incorporating The Royal Alexandra Hospital for Children) (m)
Health Administration Corporation
Justice Health (o)
Justice and Forensic Mental Health Network (o)
Motor Accidents Authority of New South Wales
Murray Catchment Management Authority
Murrumbidgee Catchment Management Authority
Namoi Catchment Management Authority
National Art School (*)
Natural Resources Commission
Natural Resources Commission Division
New South Wales Board of Vocational Education and Training (*)
New South Wales Crime Commission
Office of the New South Wales Crime Commission
New South Wales Crime Commission Division
Office of the New South Wales Electoral Commission
New South Wales Film and Television Office
New South Wales Institute of Psychiatry (*)
New South Wales Institute of Sport (*)
New South Wales Rural Assistance Authority

Office of the Rural Assistance Authority
Northern Rivers Catchment Management Authority
NSW Businesslink Pty Ltd
NSW Food Authority
Office of the NSW Food Authority
NSW Institute of Teachers (*)
NSW Police Force
NSW Self Insurance Corporation
NSW Trustee and Guardian
Office of the Board of Studies
Board of Studies Casual Staff Division
Board of Studies Inspectors Division
Office of the Director of Public Prosecutions
Office of the Hawkesbury-Nepean (q)
Ombudsman’s Office
Parramatta Park Trust (*)
Police Integrity Commission
Office of the Police Integrity Commission
Police Integrity Commission Division
Public Service Commission (r)
Redfern-Waterloo Authority (s)
Office of the Redfern-Waterloo Authority
Rental Bond Board
Rental Bond Board Special Purpose Division
Royal Botanic Gardens and Domain Trust
Small Business Development Corporation of New South Wales (*)
Southern Rivers Catchment Management Authority
Sporting Injuries Committee (*)
State Emergency Service
State Management Council of Livestock Health and Pest Authorities (*)
State Property Authority
State Records Authority
State Rescue Board of New South Wales (*)
Superannuation Administration Corporation
Sydney Metropolitan Catchment Management Authority
Sydney Metropolitan Development Authority
Office of the Sydney Metropolitan Development Authority
Australian Technology Park Sydney Limited
Sydney Olympic Park Authority
Sydney Olympic Park Authority Casual Staff Division
Parklands Foundation Limited (t)
Technical Education Trust Fund (*)
The Audit Office of New South Wales
The Legislature
The Sesquicentenary of Responsible Government
Trust Fund (*)
The Treasury
Trustees of the Anzac Memorial Building (*)
Trustees of the Museum of Applied Arts and Sciences
Upper Parramatta River Catchment Trust (*) (u)
Water Administration Ministerial Corporation
Water Investment Trust Fund (*)
Western Catchment Management Authority
Western Sydney Parklands Trust
Wild Dog Destruction Board (*)
WorkCover Authority
WorkCover Authority Casual Staff Division
Workers Compensation Commission of New South Wales
Workers’ Compensation (Dust Diseases) Board

5 - 170	Total State Sector Accounts

Note 39

Public Non-Financial Corporations
ACN 156 211 906 Pty Ltd (v)(w)
Light Rail Construction Company Pty Limited (v)(w)
Metro Transport Sydney Pty Limited (v)(w)
Metro Transport Security Company Pty Limited (v)(w)
Pyrmont Light Rail Company Pty Limited (v)(w)
SLR Corporate Development Pty Limited (v)(w)
Sydney Light Rail Company Pty Limited (v)(w)
Ausgrid
Ausgrid Pty Limited
Downtown Utilities Pty Limited (x)
City West Housing Pty Ltd
Cobar Water Board (*)
Cobbora Holding Company Pty Ltd
Cobbora Coal Mine Pty Limited
Cobbora Rail Company Pty Limited
CCP Holdings Pty Limited
Cobbora Coal Unit Trust
Cobbora Management Company Pty Limited
Cobbora Unincorporated Joint Venture
Mid West Primary Pty Ltd
Midwest Development Corporation Pty Ltd
Rocky Point Holdings Pty Ltd
Country Rail Infrastructure Authority (w)(y)
Delta Electricity
Endeavour Energy
Eraring Energy
Essential Energy
NorthPower Energy Services Pty Limited
Forests NSW
Forestry Commission Division
Timber and Carbon Plantations Pty Ltd (z)
Hunter Region Sporting Venues Authority (aa)
Hunter Water Corporation
Hunter Water Australia Pty Ltd
Illawarra Venues Authority (aa)
Jenolan Caves Reserves Trust (*)
Landcom
Macquarie Generation
Newcastle Port Corporation

Public Financial Corporations

Fair Trading Administration Corporation
First Australian Mortgage Acceptance Corporation (FANMAC) Trusts
Lifetime Care and Support Authority of New South Wales
New South Wales Treasury Corporation
Treasury Corporation Division
TCorp Nominees Pty Limited

New South Wales Land and Housing Corporation
Rental Housing Assistance Fund
Parramatta Stadium Trust (aa)
Port Kembla Port Corporation
Public Transport Ticketing Corporation
Rail Corporation New South Wales
Trainworks Limited
Residual Business Management Corporation
Pacific Solar Pty Limited and Pacific Power (Subsidiary No 1) Pty Limited (bb)
State Rail Authority Residual Holding Corporation
State Sporting Venues Authority (*)
State Transit Authority of New South Wales (w)
State Transit Authority Division
Western Sydney Buses Division
State Water Corporation
Sydney Catchment Authority
Sydney Catchment Authority Division
Sydney Cricket and Sports Ground Trust
Sydney Cricket and Sports Ground Trust Division
Sydney Ferries (w)
Sydney Harbour Foreshore Authority
Cooks Cove Development Corporation
Sydney Harbour Authority Casual Staff Division
Sydney Metro (w)
Sydney Opera House Trust
Sydney Ports Corporation
Sydney Water Corporation
Australian Water Technologies Pty Ltd (cc)
Sydney Desalination Plant Pty Limited (cc)
Teacher Housing Authority of New South Wales
TransGrid
Venues NSW (aa)
Transport Construction Authority (w)(dd)
Waste Assets Management Corporation
Wentworth Park Sporting Complex Trust (*)
Zoological Parks Board of New South Wales
Zoological Parks Board Division

Total State Sector Accounts	5 - 171

Note 39

(*)	Data was not consolidated for a number of small entities controlled by the state government as they are not considered material for the whole-of-government purposes. For completeness, they have been listed above as part of the State reporting entity.
(a)	The agency is considered material in 2011-12 and is included in the whole-of-government consolidated financial statements. Previously, the Corporation had been considered immaterial.
(b)	The NSW Government ceased to control the Centennial Parklands Foundation during the 2011-12 financial year.
(c)	Abolished 1 December 2011 as per the Technical and Further Education Commission Amendment (Staff Employment) Act 2011
(d)	Transport for NSW, Roads and Maritime Services (replacing the Roads and Traffic Authority and the NSW Maritime Authority) and Transport Service for NSW were established on 1 November 2011 as a result of the Transport Legislation Amendment Act 2011.
(e)	Destination NSW established on 1 July 2011 under the Destination NSW Act 2011.
(f)	The Electricity Tariff Equalisation Ministerial Corporation abolished 14 June 2012 as per Electricity Supply (General) Amendment (Electricity Tariff Equalisation Fund) Regulation 2012, after the conclusion of the electricity tariff equalisation scheme
(g)	A reconstituted Environment Protection Authority and the Office of the Environment Protection Authority were established on 29 February 2012 as per the Protection of the Environment Amendment Act 2011 and the Public Sector Employment and Management (Office of the Environment Protection Authority) Order 2012 respectively.
(h)	NSW Fire Brigades changed its name to Fire and Rescue NSW effective 1 January 2011.
(i)	The agency name has been changed from “Casino, Liquor and Gaming Control Authority” to the Independent Liquor and Gaming Authority in December 2011 under the Casino Control Amendment (Change of Name) Regulation 2012.
(j)	Infrastructure Implementation Corporation was abolished on 1 July 2011 as per the Infrastructure NSW Act 2011.
(k)	Infrastructure NSW and Office of Infrastructure NSW were established at 1 July 2011 under the Infrastructure NSW Act 2011 and the Public Sector Employment and Management (Miscellaneous) Order 2011 respectively.
(l)	Ministry of Health has changed its name from Department of Health as of 5 October 2011 as per the Public Sector Employment and Management (General) Order 2011.
(m)	The word ‘Network’ in the name of the agency was replaced by ‘District’ following the Health Services Amendment (Local. Health Districts and Boards) Act 2011.
(n)	Clinical Education and Training Institute was replaced by Health Education and Training Institute as of 21 March 2012 as per the Health Services (Health Education and Training Institute) Order 2012.
(o)	As of 21 March 2012 The Forensic Mental Health Network and Justice Health are amalgamated to form the Justice and Forensic Mental Health Network under the Health Services (Justice and Forensic Mental Health Network) Order 2012.
(p)	The Health Reform Transitional Organisations (Northern, Southern and Western) were abolished 1 January 2012 as per the Health Services (Dissolution of Health Reform Transitional Organisations) Order 2012.
(q)	Office of Hamkesbury-Nepean has been abolished as of 25 June 2012 as per the State Revenue and Other Legislation Amendment (Budget Measures) Act 2012.
(r)	Established on 1 November 2011 under the Public Sector Employment and Management Amendment (Ethics and Public Service Commissioner) Act 2011.
(s)	As of 1 January 2012, the Authority concluded its operations with the transition of its functions to the Sydney Metropolitan Development Authority and other agencies as per the Redfern-Waterloo Authority Repeal Act 2011.
(t)	Parklands Foundation Limited was deregistered as of 16 May 2012.
(u)	Upper Parramatta Catchment Trust abolished as of 30 June 2012 as per the Water Management Act 2000.
(v)	Established 12 March 2012 and acquired subsidiaries 23 March 2012 as per the Public Authorities (Financial Arrangements) Amendment (Metro Transport Sydney) Regulation 2012.
(w)	Controlled entities of Department of Transport.
(x)	Downtown Utilities Pty Limited was deregistered as of 17 March 2012.
(y)	Country Rail Infrastructure Authority (CRIA) ceased operations on 1 July 2012. All assets, rights and liabilities of CRIA were transferred to Transport for NSW (TfNSW) on 1 July 2012 as a result of the Transport Legislation Amendment Act 2011.
(z)	Timber and Carbon Plantations Pty Ltd was liquidated on 7 December 2011.
(aa)	The assets, rights and liabilities of the Hunter Region Sporting Venues Authority, Illawarra Venues Authority and the Parramatta Stadium Trust were transferred to the newly constituted Venues NSW as per the Sporting Venues Authorities Amendment (Venues NSW) Act 2011 on 2 March 2012.
(bb)	Pacific Solar Pty Limited was deregistered on 9 May 2012.
(cc)	Sydney Desalination Plant Pty Limited was sold on 1 June 2012 and Australian Water Technologies Pty Ltd has been liquidated as of 31 May 2012.
(dd)	Transport Construction Authority (TCA) ceased operations on 31 March 2012. All assets, rights and liabilities of the TCA transferred to Transport for NSW (TfNSW) on 1 April 2012, in accordance with the Transport Legislation Amendment Act 2011.

5 - 172	Total State Sector Accounts

Note 40

Note 40:	Key Technical Terms used in the Financial Statements

ABS GFS Manual: The Australian Bureau of Statistics (ABS) publication Australian System of Government Finance Statistics: Concepts, Sources and Methods as updated from time to time.

advances: loans acquired or made for policy purposes rather than liquidity management purposes.

cash surplus/(deficit): net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid.

comprehensive result (total change in net worth before transactions with owners as owners): net result of all items of income and expense recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

convergence difference: the difference between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement, classification and consolidation principles and rules.

financial asset is any asset that is:

(a)	cash;

(b)	an equity instrument of another entity;

(c)	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

(d)	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

General Government Sector (GGS): an ABS classification of agencies that provide public services (such as health, education and police) or perform a regulatory function. Agencies in the GGS are funded in the main by taxation (directly or indirectly).

Government Finance Statistics (GFS): system of financial reporting developed by the International Monetary Fund and used by the Australian Bureau of Statistics to classify the financial transactions of governments and measure their impact on the rest of the economy.

key fiscal aggregates: balances useful for macro-economic analysis purposes, including assessing the impact of a government and its sectors on the economy. AASB 1049 prescribes: net worth, net operating balance, net lending/(borrowing), total change in net worth, and cash surplus/(deficit).

net cash flows from investments in financial assets (liquidity management purposes): cash receipts from liquidation or repayment of investments in financial assets for liquidity management purposes less cash payments for such investments. Investment for liquidity management purposes means making funds available to others with no policy intent and with the aim of earning a commercial rate of return.

Total State Sector Accounts	5 - 173

Note 40

net cash flows from investments in financial assets (policy purposes): cash receipts from the repayment and liquidation of investments in financial assets for policy purposes less cash payments for acquiring financial assets for policy purposes. Acquisition of financial assets for policy purposes is distinguished from investments in financial assets (liquidity management purposes) by the underlying government motivation for acquiring the assets. Acquisition of financial assets for policy purposes is motivated by government policies such as encouraging the development of certain industries or assisting citizens affected by natural disaster.

net debt: calculated as the sum of the following financial liabilities (deposits held, borrowings and derivatives and advances received) less the sum of the following financial assets (cash and deposits, advances paid and investments loans and placements).

net financial liabilities: calculated as total liabilities, less financial assets, other than equity in PNFCs and PFCs. This measure is broader than net debt as it includes significant liabilities other than borrowings such as superannuation and employee provisions, and insurance claim obligations.

net gain on equity investments in other sectors: comprises the net gains relating to the equity held by the GGS in other sector entities. It arises from a change in the carrying amount of net assets of the subsidiaries. The net gains are measured (in the absence of market values) based on the carrying amount of net assets/(liabilities) before elimination of intersector balances.

net lending/(borrowing): the financing requirement of government, calculated as the net operating balance less the net acquisition of non-financial assets. A positive result reflects a net lending position and a negative result reflects a net borrowing position.

net operating balance (net result from transactions): calculated as revenue from transactions minus expenses from transactions. It excludes gains and losses resulting from changes in price levels and other changes in the volume of assets.

net worth: an economic measure of wealth and is equal to total assets less total liabilities.

operating result: a measure of financial performance from the operations for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as ‘other comprehensive income’.

other economic flows: changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Public Financial Corporations (PFC) sector: an ABS sector classification of government controlled agencies that have one or more of the following functions:

•	That of a central bank

•	The acceptance of demand, time or savings deposits, or

•	The authority to incur liabilities (such as insurance) and acquire financial assets in the market on their own account.

The sector is also commonly referred to as the Public Financial Enterprise (PFE) sector.

5 - 174	Total State Sector Accounts

Note 40

Public Non-Financial Corporations (PNFC) sector: an ABS sector classification of government controlled agencies where user charges represent a significant proportion of revenue, and the agencies operate within a broadly commercial orientation. The sector is also commonly referred to as the Public Trading Enterprise (PTE) sector.

transactions: interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions, such as depreciation expense. Unlike revaluations, transactions generally reflect economic events that impact the economy.

End of Audited Financial Statements

Total State Sector Accounts	5 - 175

Outcomes Report

2011 – 2012

Outcomes Report	6 - 1

Uniform Presentation Framework: Outcomes Report

Purpose

The Outcomes Report presents financial aggregates according to the revised Uniform Presentation Framework (UPF) agreed by the Australian Loan Council in March 2008.

The Australian Loan Council includes each state and territory Treasurer and the Australian Treasurer. It monitors public sector finances, particularly the forecast cash surplus/deficit of governments and their future financing/investing requirements. Accordingly, the objective of the UPF is to “facilitate a better understanding of budget papers and provide for more meaningful comparisons of each government’s financial results and projections”.

The UPF financial aggregates serve a number of purposes including:

•	allowing comparisons between the financial position of Australian governments on a consistent basis

•	facilitating time series comparisons since they are relatively unaffected by changes in public sector administrative structures and

•	permitting an assessment of the impact of NSW public sector transactions on the economy by providing data classified by economic type.

Relationship with other reporting

Information in the Outcomes Report is not audited, however it has been prepared consistent with the audited Total State Sector Accounts.

The format of the aggregates is based on a reporting standard issued by the Australian Accounting Standards Board – AASB1049 Whole of Government and General Government Sector Financial Reporting.

Several tables in the Outcomes Report are consistent with those reported in the Total State Sector Accounts but are repeated here for completeness.

The Outcomes Report compares for 2011-12 the published NSW Budget with the outcome for the year. Financial aggregates are published for the following government sectors:

•	general government sector

•	public non-financial corporation (PNFC) sector

•	non financial public sector

•	public financial corporation (PFC) sector.

6 - 2	Outcomes Report

Budget estimates for the NSW Public Financial Corporations Sector are not provided as budget data is not available. In addition to the reporting requirements, a consolidated NSW Total State Public Sector Statement of Financial Position by sector (Table 1) has been included. This assists in analysis of the Statement of Financial Position for the Total State Sector.

Since the time the budget was prepared, some disclosures have been refined to provide further information. Where appropriate, budget amounts have been reclassified to report information consistent with the outcome presentation as well as to correct for any misclassifications.

Loan Council Reporting

Table 19 compares the NSW Loan Council Allocation (LCA) estimate at the time of the Budget with the result for 2011-12.

As confirmed at the 1997 Loan Council meeting, governments are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than as a component of LCAs.

Table 19 shows a LCA outcome for 2011-12 of $4.5 billion compared with the Budget-time estimate of $9 billion. This result, while better than expected, exceeds the tolerance limit of $1.5 billion.

The memorandum items included in the LCA were mainly impacted by an increased $4,582 million employer superannuation contribution funded from the sale of electricity assets. This was partially offset by lower than anticipated investment earnings.

Outcomes Report	6 - 3

Table 1:	NSW Public Sector Statement of Financial Position at 30 June 2012 (a)

	General Government	Public Non-financial Corporation	Total Non-financial Sector	Public Financial Corporations	Total State Sector
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	6,576	1,791	8,367	1,962	9,975
Receivables	6,012	2,217	5,897	841	5,902
Tax Equivalents Receivable	470	18	—	—	—
Financial Assets at Fair Value	7,235	2,196	8,982	64,018	20,777
Advances paid	936	29	454	—	454
Deferred Tax Equivalents	4,733	780	—	—	—
Equity
Investments in Other Public Sector Entitie	78,306	—	(5,124)	—	—
Investments in Associates	4,224	—	4,224	—	4,224
Other	12	4	16	—	16
Total Financial Assets	108,504	7,035	22,815	66,821	41,348
Non-Financial Assets
Inventories	284	1,167	1,451	—	1,451
Forestry Stock and Other Biological Assets	8	738	746	—	746
Assets Classified as Held for Sale	432	72	504	—	504
Investment Properties	169	580	749	—	749
Property, Plant and Equipment
Land and Buildings	62,020	51,135	113,155	17	113,172
Plant and Equipment	9,828	4,613	14,441	3	14,445
Infrastructure Systems	63,883	62,810	126,693	—	126,692
Intangibles	1,710	1,536	3,245	6	3,251
Other	1,495	432	1,777	1	1,778
Total Non-financial Assets	139,829	123,083	262,762	27	262,788

Total Assets	248,333	130,118	285,577	66,848	304,136

Liabilities
Deposits Held	1,233	91	1,324	748	1,847
Payables	4,423	3,299	6,795	33	6,053
Tax Equivalents Payable	18	465	—	5	—
Borrowings and Derivatives at Fair Value	16	309	325	69,315	69,444
Borrowings at Amortised Cost	26,870	28,619	55,039	21	2,899
Advances Received	755	511	755	—	755
Employee Provisions	12,802	2,518	15,286	2	15,289
Superannuation Provision (b)	47,181	3,740	50,921	2	50,922
Deferred Tax Equivalent Provision	780	4,733	—	—	—
Other Provisions	6,252	1,874	6,781	1,840	8,571
Other	2,492	529	2,839	6	2,845

Total Liabilities	102,822	46,688	140,066	71,972	158,625

NET ASSETS	145,511	83,430	145,511	(5,124)	145,511

6 - 4	Outcomes Report

Table 1:	NSW Public Sector Statement of Financial Position at 30 June 2012 (cont)

	General Government	Public Non-financial Corporation	Total Non-financial Sector	Public Financial Corporations	Total State Sector
	$m	$m	$m	$m	$m
Net Worth
Accumulated Funds	10,650	43,047	50,028	(5,124)	44,904
Reserves	134,861	40,383	95,483	—	100,606

TOTAL NET WORTH	145,511	83,430	145,511	(5,124)	145,511

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	5,682	(39,652)	(117,251)	(5,151)	(117,277)
Net Financial Liabilities (d)	72,624	39,652	112,127	5,151	117,277
Net Debt (e)	14,127	25,513	39,641	4,104	43,739

(a)	This table has been presented on a liquidity basis as per AASB 1049. Amounts may not add across due to inter sector eliminations.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.
(e)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.

Outcomes Report	6 - 5

Table 2:	NSW General Government Sector Statement of Comprehensive Income

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Revenue from transactions
Taxation	20,558	20,660
Grant and Subsidies
Commonwealth – general purpose	15,205	14,289
Commonwealth – national agreements	6,806	6,806
Commonwealth – national partnership payments	4,452	4,948
Other grants and subsidies	585	700
Sale of goods and services	4,857	4,961
Interest	533	530
Dividend and income tax equivalent income from other sectors	1,815	2,138
Other dividends and distributions	529	410
Fines, regulatory fees and other	3,686	3,590
Total Revenue from transactions	59,026	59,032

less Expenses from transactions
Employee	26,034	25,425
Superannuation
Superannuation interest cost	845	821
Other superannuation	2,271	2,294
Depreciation and amortisation	3,056	2,978
Interest	2,087	2,061
Other property		1
Other operating	13,291	13,409
Grants and Transfers
Current grants and transfers	9,639	9,220
Capital grants and transfers	2,521	2,143
Total Expenses from transactions	59,744	58,352

BUDGET RESULT – SURPLUS/(DEFICIT) [Net Operating Balance]	(718)	680

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	225	(1,074)
Other net gains/(losses)	326	(824)
Share of earnings from associates (excluding dividends)	(91)	(22)
Dividends from asset sale proceeds	12	12
Deferred Income Tax in the Operating Result	—	(727)
Other	57	96
Operating result (accounting basis)	(189)	(1,859)

Other economic flows – other comprehensive income
Superannuation actuarial gains/(loss)	3,358	(19,407)
Revaluations	3,324	6,384
Net gain/(loss) on equity investments in other sectors	857	(5,479)
Net gain/(loss) on financial instruments at fair value	—	3
Other	(107)	(41)

Comprehensive result – total change in net worth	7,242	(20,399)

6 - 6	Outcomes Report

Table 2:	NSW General Government Sector Statement of Comprehensive Income (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
KEY FISCAL AGGREGATES
Comprehensive result – total change in net worth	7,242	(20,399)
Less: Net other economic flows	(7,960)	21,079
equals: Budget Result – net operating balance	(718)	680
less Net acquisition of non-financial assets
Purchases of non-financial assets	6,693	5,782
Sales of non-financial assets	(635)	(384)
less Depreciation	(3,056)	(2,978)
plus Change in inventories	(4)	7
plus Other movements in non-financial assets
– assets acquired utilising finance leases	148	98
– other	123	179
equals Total Net acquisition of non-financial assets	3,268	2,704
equals Net Lending/(Borrowing) [Fiscal Balance]	(3,986)	(2,024)

Outcomes Report	6 - 7

Table 3:	NSW General Government Sector Statement of Financial Position at 30 June (a)

	2012	2012
	$m	$m
	(Budget)	(Actual)
Assets
Financial Assets
Cash and cash equivalent assets	3,709	6,576
Receivables	5,794	6,012
Tax Equivalents Receivable	249	470
Financial Assets at Fair Value	8,453	7,235
Advances paid	1,071	936
Deferred Tax Equivalents	5,429	4,733
Equity
Investments in Other Public Sector Entities	84,534	78,306
Investments in Associates	1,245	4,224
Other financial assets	—	12
Total Financial Assets	110,484	108,504
Non-Financial Assets
Inventories	272	284
Forestry Stock and Other Biological Assets	9	8
Assets Classified as Held for Sale	166	432
Investment Properties	497	169
Property, Plant and Equipment
Land and Buildings	60,075	62,020
Plant and Equipment	9,182	9,828
Infrastructure Systems	64,637	63,883
Intangibles	1,578	1,710
Other non-financial assets	1,389	1,495
Total Non-financial Assets	137,805	139,829

Total Assets	248,289	248,333

Liabilities
Deposits Held	1,211	1,233
Payables	3,922	4,423
Tax Equivalents Payable	—	18
Borrowings and Derivatives at Fair Value	19	16
Borrowings at Amortised Cost	22,255	26,870
Advances Received	823	755
Employee Provisions	11,841	12,802
Superannuation provisions (b)	28,870	47,181
Deferred Tax Equivalent Provision	648	780
Other Provisions	6,203	6,252
Other	2,108	2,492

Total Liabilities	77,899	102,822

NET ASSETS	170,390	145,511

6 - 8	Outcomes Report

Table 3:	NSW General Government Sector Statement of Financial Position at 30 June (cont)

	2012	2012
	$m	$m
	(Budget)	(Actual)
Net Worth
Accumulated Funds	35,920	10,650
Reserves	134,470	134,861

TOTAL NET WORTH	170,390	145,511

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	32,585	5,682
Net Debt (d)	11,074	14,127
Net Financial Liabilities (e)	51,949	72,624

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.
(e)	Net financial liabilities equals net financial worth excluding equity investments in other public sector entities.

Outcomes Report	6 - 9

Table 4:	NSW General Government Sector Statement of Cash Flows

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Receipts from operating activities
Receipts
Taxes received	20,813	20,801
Receipts from sales of goods and services	4,995	5,046
Grants and subsidies received	27,056	26,640
Interest receipts	539	521
Dividends and income tax equivalents	2,022	1,980
Other receipts	6,019	6,394
Total operating receipts	61,443	61,382

Cash payments for operating activities
Payments for employees	(25,586)	(24,755)
Payments for superannuation (a)	(3,087)	(7,673)
Payments for goods and services	(15,288)	(14,728)
Grants and Subsidies paid	(10,092)	(9,576)
Interest paid	(1,471)	(1,405)
Other payments	(3,127)	(3,549)
Total cash operating payments	(58,651)	(61,686)

Net cash flows from operating activities (a)	2,792	(304)

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	646	379
purchases of non-financial assets	(6,636)	(5,806)
Net Cash flows from investments in non-financial assets	(5,990)	(5,427)

Cash flows from investments in financial assets for policy purposes
Receipts	276	323
payments	(342)	(148)
Net Cash flows from investments in financial assets for policy purposes	(66)	175

Cash flows from investments in financial assets for liquidity
purposes proceeds from sale of investments	16	564
purchase of investments	(696)	(393)
Net Cash flows from investments in financial assets for liquidity purposes	(680)	171

Net Cash flows from investing activities	(6,736)	(5,081)

Cash flows from financing activities
Advances received (net)	26	(39)
Proceeds from borrowings	3,684	12,701
Repayments of borrowings	(4,196)	(8,842)
Deposits received (net)	(169)	(147)
Other (net)	—	12

Net cash flows from financing activities	(654)	3,684

Net increase/(decrease) in cash held	(4,598)	(1,701)

6 - 10	Outcomes Report

Table 4:	NSW General Government Sector Statement of Cash Flows (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Derivation of cash result
Net Cash Flows from Operating Activities (a)	2,792	(304)
Net Cash Flows from Investments in Non-Financial Assets	(5,990)	(5,427)

Cash surplus/(deficit)	(3,198)	(5,731)

Derivation of ABS GFS General Government Cash Surplus/(Deficit)
Cash surplus/(deficit)	(3,198)	(5,731)
Assets acquired under finance leases	(148)	(98)
Other financing arrangements (b)	(68)	29

ABS GFS Cash Surplus/(Deficit)	(3,414)	(5,801)

(a)	Includes additional unbudgeted superannuation contribution of $4,582 million.
(b)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 11

Table 5:	NSW General Government Sector Taxes

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Taxes on employers’ payroll and labour force	6,619	6,721
Taxes on property
Land taxes	2,482	2,350
Stamp duties on financial and capital transactions	4,424	4,452
Financial institutions’ transaction taxes	—	—
Other	111	114

Total taxes on property	7,017	6,916
Taxes on the provision of goods and services
Excises and levies	—	—
Taxes on gambling	1,804	1,815
Taxes on insurance	1,964	2,053

Total taxes on the provision of goods and services	3,769	3,868
Taxes on use of goods and performance of activities
Motor vehicle taxes	2,554	2,558
Franchise taxes	3	2
Other	596	595

Total taxes on use of goods and performance of activities	3,153	3,155

Total Taxation Revenue	20,558	20,660

6 - 12	Outcomes Report

Table 6:	NSW General Government Sector Dividend and Income Tax Equivalent Income

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Dividend and income tax revenue from the PNFC sector (a)	1,743	2,064
Dividend and income tax revenue from the PFC sector	73	74
Other dividend income	529	410

Total dividend and income tax equivalent income	2,344	2,548

(a)	Dividends include notional payments under the Gentrader contracts of $73 million compared with an original estimate of $30 million.

Outcomes Report	6 - 13

Table 7:	NSW General Government Sector Grant Revenue and Expense

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Current grants and subsidies
Current grants from the Commonwealth (a)
General purpose grants	15,205	14,289
National agreements	6,585	6,580
National partnership payments	2,154	2,144
Total	23,944	23,013
Other grants and subsidies	539	614

Total current grants and subsidies revenue	24,483	23,627

Capital grants and subsidies
Capital grants from the Commonwealth (a)
General purpose grants	—	—
National agreements	221	226
National partnership payments	2,298	2,804
Total	2,519	3,030
Other grants and subsidies	46	86

Total capital grants and subsidies revenue	2,565	3,116

Total grant revenue	27,049	26,743

Current grants, subsidies, and transfer payments to:
State/Territory Government	—	—
Local Government (a)	576	518
Private and not-for-profit sector (a)	6,003	5,964
Other sectors of government	3,060	2,738

Total current grants, subsidies, and transfer payments expense	9,639	9,220

Capital grants, subsidies, and transfer payments to:
State/Territory Government	—	—
Local Government (a)	290	254
Private and not-for-profit sector (a)	586	404
Other sectors of government	1,645	1,486

Total capital grants, subsidies, and transfer payments expense	2,521	2,143

Total grant expense	12,160	11,363

Note:

(a)	Grant revenue and expenses above exclude the following transfer payments from the Commonwealth government that New South Wales on-passes to third parties. They are not recorded as New South Wales revenue and expense as the State has not control over the amounts that it on-passes.

Transfer Receipts
Current transfer receipts for specific purposes	2,905	3,534
Capital transfer receipts for specific purposes	1	3

Total Receipts	2,906	3,537

Current transfer payments to
Local government	504	860
Private and not-for profit sector	2,400	2,675
Capital transfer payments to
Local government	—	—
Private and not-for profit sector	1	3

Total Payments	2,906	3,537

6 - 14	Outcomes Report

Table 8:	NSW General Government Sector Expenses by Function

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
General Public Services
Government superannuation benefits	133	114
Other general public services	2,445	2,389

Total Other General Public Services	2,578	2,503
Public Order and Safety
Police and fire protection services
Police services	3,011	2,895
Fire protection services	874	851
Law courts and legal services	1,224	1,286
Prisons and corrective services	1,179	1,242
Other public order and safety	100	98

Total Public Order and Safety	6,388	6,371
Education
Primary and secondary education
Primary education	4,449	4,194
Secondary education	4,870	4,336
Primary and secondary education n.e.c.	139	143
Tertiary education
University education	21	—
Technical and further education	1,738	1,732
Tertiary education n.e.c.	—	—
Pre-school education and education not definable by level
Pre-school education	276	224
Special education	883	1,421
Other education not definable by level	63	53
Transportation of students
Transportation of non-urban school children	492	513
Transportation of other students	186	183
Education n.e.c.	—	—

Total Education	13,116	12,798
Health
Acute care institutions
Admitted patient services in acute c are institutions	9,947	8,998
Non-admitted patient services in acute c are institutions	2,133	2,164
Mental health institutions	78	118
Nursing homes for the aged	100	88
Community health services
Community health services (excluding community mental health)	1,601	1,434
Community mental health	511	468
Patient transport	648	545
Public health services	633	580
Pharmaceuticals, medical aids and appliances	186	1,340
Health research	142	90
Health administration n.e.c.	55	82

Total Health	16,033	15,905

Outcomes Report	6 - 15

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Social Security
Social Security	382	379
Welfare services
Family and children services	1,166	1,197
Welfare services for the aged	457	454
Welfare services for people with a disability	2,470	2,478
Welfare services n.e.c.	448	445
Social security and welfare n.e.c.	218	213

Total Social Security	5,141	5,167

Housing and Community Amenities
Housing and community development
Housing	1,208	963
Community Development	173	185
Water supply	99	76
Sanitation and protection of the environment	1,135	1,000
Other community amenities	—	—

Total Housing and Community Amenities	2,615	2,224

Recreation and Culture
Recreation facilities and services
National parks and wildlife	366	382
Recreation facilities and services n.e.c.	305	338
Cultural facilities and services	346	456
Broadcasting and film production	7	11
Recreation and culture n.e.c.	26	25

Total Recreation and Culture	1,049	1,212

Fuel and Energy
Fuel affairs and services
Coal/Petroleum/Nuclear affairs, Fuel affairs and services n.e.c.	—	—
Gas	—	—
Electricity and other energy
Electricity	31	27
Other energy	—	—
Fuel and Energy n.e.c.	—	—

Total Fuel and Energy	31	27

6 - 16	Outcomes Report

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Agriculture, Forestry, Fishing and Hunting
Agriculture	508	513
Forestry, fishing and hunting	131	107

Total Agriculture, Forestry, Fishing and Hunting	639	620

Mining and Mineral Resources other than Fossil Fuels; Manufacturing and Construction
Mining and mineral resources other than fuels	97	74
Manufacturing	—	—
Construction	116	118

Total Mining and Mineral Resources other than Fossil Fuels;
Manufacturing and Construction	214	193

Transport and Communications Road transport
Road rehabilitation, and Aboriginal community road transport services	—	—
Road maintenance	1,988	1,828
Road transport n.e.c.	1,153	1,274
Water transport
Other water transport services	1	2
Urban water transport services	182	93
Rail transport
Urban rail transport services	2,649	2,749
Non-urban rail transport freight services	289	177
Non-urban rail transport passenger services	127	128
Air transport	—	—
Pipelines	—	—
Other transport
Multi-mode urban transport	209	296
Other transport n.e.c.	2	1
Communications	—	—

Total Transport and Communications	6,598	6,548

Other Economic Affairs
Storage, sale yards and markets	—	—
Tourism and area promotion	359	343
Labour and employment affairs
Vocational training	389	285
Other labour and employment affairs	362	302
Other economic affairs	378	263

Total Other Economic Affairs	1,488	1,192

Outcomes Report	6 - 17

Table 8:	NSW General Government Sector Expenses by Function (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Other Purposes
Public debt transactions	2,938	2,882
General purpose inter-government transactions	504	390
Natural disaster relief	31	64
Other purposes n.e.c. (a)	381	258

Total Other Purposes	3,855	3,592

Total Expenses	59,744	58,352

Notes:

n.e.c. not elsewhere classified

Budget expenditure may be reclassified to be consistent with actual expenditure.

(b)	The original budget included $300 million Advance to the Treasurer which was allocated across functions as the funds were spent in the actual year.

6 - 18	Outcomes Report

Table 9:	NSW General Government Sector Capital Expenditure by Function (a)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Purchases of Non-Financial Assets
General public services	477	390
Public order and safety	440	419
Education	740	676
Health	925	757
Social security and welfare	127	103
Housing and community amenities	138	136
Recreation and culture	164	159
Fuel and energy	—	—
Agriculture, forestry, fishing and hunting	31	20
Mining, manufacturing and construction	7	1
Transport and communications	3,454	3,076
Other economic affairs	31	22
Other purposes (b)	159	22

Total Purchases of Non Financial Assets	6,693	5,782

Assets Acquired under Finance Leases

Transport and communications	148	98

Total Assets Acquired under Finance Leases	148	98

Total Capital Expenditure	6,841	5,880

(a)	This table comprises purchases of non-financial assets as required by the UPF, effectively excluding assets acquired under finance leases. The following table provides details of the assets acquired under finance leases, sorted by policy areas, for reconciliation to the general government sector capital expenditure program.
(b)	The original budget included $140 million Advance to the Treasurer which was allocated across functions as the funds were spent in the actual year.

Outcomes Report	6 - 19

Table 10:	NSW Public Non-Financial Corporation Sector Statement of Comprehensive Income

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Revenue from Transactions
Grant and Subsidies
Commonwealth – national agreements	—	11
Commonwealth – national partnership payments	—	—
Other grants and subsidies	4,230	3,993
Sale of goods and services	14,079	14,173
Interest	169	175
Other dividends and distributions	4	—
Other	715	999
Total Revenue from transactions	19,197	19,351

Expenses from Transactions
Employee	4,040	3,770
Superannuation
Superannuation interest cost	(30)	(63)
Other superannuation	403	414
Depreciation and amortisation	3,165	3,094
Interest	2,009	1,923
Income tax expense	659	745
Other operating	7,183	7,290
Grants and Transfers
Current grants and transfers	370	143
Capital grants and transfers	1,109	30
Total Expenses from transactions	18,907	17,346
Transactions from discontinuing operations	—	(99)

Net Operating Balance – Surplus After Tax	290	1,906

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	—	(56)
Other net gains/(losses)	(132)	(3)
Dividends from asset sale proceeds	—	—
Other	11	(49)
Discontinuing operations	—	(26)
Operating result (accounting basis)	169	1,772

Other economic flows – other comprehensive income
Superannuation actuarial gains/(loss)	381	(2,167)
Revaluations	1,320	(190)
Deferred tax direct to equity	(99)	768
Net gain/(loss) on financial instruments at fair value	(5)	(100)
Other	(1,184)	(14)
Comprehensive result – total change in net worth before transactions with owners (a)	583	69

6 - 20	Outcomes Report

Table 10:	NSW Public Non-Financial Corporation Sector Statement of Comprehensive Income (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
KEY FISCAL AGGREGATES
Comprehensive result – total change in net worth before transactions with owners (a)	583	69
Less: Net other economic flows	(293)	1,837
equals: Net operating balance	290	1,906
less Net acquisition of non-financial assets
Purchases of non-financial assets	8,098	6,957
Sales of non-financial assets	(330)	(258)
less Depreciation	(3,165)	(3,094)
plus Change in inventories	76	15
plus Other movements in non-financial assets
– assets acquired utilising finance leases	358	230
– other	(917)	277
equals Total Net acquisition of non-financial assets	4,120	4,127
equals Net Lending/(Borrowing) [Fiscal Balance]	(3,829)	(2,221)

(a)	‘Total change in net worth’ is before transactions with owners as owners. Therefore, it may not equal the movement in Statement of Financial Position net worth.

Outcomes Report	6 - 21

Table 11:	NSW Public Non-Financial Corporation Sector Statement of Financial Position at 30 June (a)

	2012	2012
	$m	$m
	(Budget) $m	(Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	1,948	1,791
Receivables	2,250	2,217
Tax Equivalents Receivable	—	18
Financial Assets at Fair Value	2,215	2,196
Advances paid	27	29
Deferred Tax Equivalents	648	780
Equity
Investments in Other Public Sector Entities	—	—
Investments in Associates	—	—
Other	7	4
Total Financial Assets	7, 095	7,035

Non-Financial Assets
Inventories	1,135	1,167
Forestry Stock and Other Biological Assets	751	738
Assets Classified as Held for Sale	51	72
Investment Properties	540	580
Property, Plant and Equipment
Land and Buildings	49,331	51,135
Plant and Equipment	4,670	4,613
Infrastructure Systems	67,805	62,810
Intangibles	1,792	1,536
Other	398	432
Total Non-financial Assets	126,474	123,083

Total Assets	133,569	130,118

Liabilities
Deposits Held	72	91
Payables	3,372	3,299
Tax Equivalents Payable	244	465
Borrowings and Derivatives at Fair Value	294	309
Borrowings at Amortised Cost	32,919	28,619
Advances Received	470	511
Employee Provisions	2,211	2,518
Superannuation Provision (b)	1,231	3,740
Deferred Tax Equivalent Provision	5,429	4,733
Other Provisions	1,534	1,874
Other	463	529

Total Liabilities	48,238	46,688

NET ASSETS	85,331	83,430

6 - 22	Outcomes Report

Table 11:	NSW Public Non-Financial Corporation Sector Statement of Financial Position at 30 June (cont)

	2012	2012
	$m	$m
	(Budget)	(Actual)
Net Worth
Accumulated Funds	42,773	43,047
Reserves	42,558	40,383

TOTAL NET WORTH	85,331	83,430

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	(41,143)	(39,653)
Net Debt (d)	29,565	25,513
Net Financial Liabilities (e)	41,143	39,653

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowing, minus the sum of cash, advances paid, and financial assets at fair value.
(e)	Net financial liabilities equals total liabilities minus total financial assets.

Outcomes Report	6 - 23

Table 12:	NSW Public Non-Financial Corporation Statement of Cash Flows

	2011-12 $m	2011-12 $m
	(Budget)	(Actual)
Receipts from operating activities
Receipts
Receipts from sales of goods and services	14,318	14,367
Grants and subsidies received	4,254	4,004
Interest receipts	171	175
Other receipts	2,093	2,598
Total operating receipts	20,835	21,144

Cash payments for operating activities
Payments for employees	(4,256)	(3,677)
Payments for superannuation	(481)	(423)
Payments for goods and services	(7,216)	(7,065)
Grants and Subsidies paid	(375)	(137)
Interest paid	(1,912)	(1,981)
Income tax equivalents paid	(775)	(755)
Other payments	(1,554)	(1,951)
Tot al cash operating payments	(16,569)	(15,989)

Net cash flows from operating activities	4,266	5,155

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	331	264
Purchases of non-financial assets	(8,190)	(6,935)
Net cash flows from investments in non-financial assets	(7,859)	(6,671)

Cash flows from investments in financial assets for policy purposes
Receipts	8	2,299
Payments	(14)	(121)
Net cash flows from investments in financial assets for policy purposes	(7)	2,178

Cash Flows from Investments in financial assets for liquidity purposes
Proceeds from sale of investments	324	382
Purchase of investments	(89)	(561)
Net cash flows from investments in financial assets for liquidity purposes	234	(179)

Net cash flows from investing activities	(7,632)	(4,672)

Cash flows from financing activities
Advances received	5	58
Advances repaid	(236)	(256)
Proceeds from borrowings	4,858	6,863
Repayments of borrowings	(619)	(6,625)
Dividends paid	(1,083)	(1,092)
Deposits received (net)	(18)	—
Other financing (net)	—	—

Net cash flows from financing activities	2,907	(1,052)

Net increase/ (decrease) in cash held	(457)	(569)

6 - 24	Outcomes Report

Table 12:	NSW Public Non-Financial Corporation Statement of Cash Flows (cont)

	2010-11	2010-11
	$m	$m
	(Budget)	(Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	4,266	5,155
Net Cash Flows from Investments in Non-Financial Assets	(7,859)	(6,671)
Dividends paid	(1,083)	(1,092)

Cash surplus/(deficit )	(4,675)	(2,608)

Derivation of ABS GFS Public Non-financial Sect or Cash Surplus/(Deficit)
Cash surplus/(deficit )	(4,675)	(2,608)
Assets acquired under finance leases	(358)	(231)
Other financing arrangements (a)	91	(27)

ABS GFS Cash Surplus/(Deficit )	(4,942)	(2,866)

(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 25

Table 13:	NSW Non-Financial Public Sector Statement of Comprehensive Income

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Revenue from Transactions
Taxation	19,713	19,859
Grant and Subsidies
Commonwealth – general purpose	15,205	14,289
Commonwealth – national agreements	6,806	6,817
Commonwealth – national partnership payments	4,452	4,948
Other grants and subsidies	152	500
Sale of goods and services	17,938	18,182
Interest	635	597
Dividend and income tax from other sectors	72	73
Other dividends and distributions	532	410
Fines, regulatory fees and other	4,295	4,543
Total Revenue from transactions	69,801	70,217

Expenses from Transactions
Employee	30,034	29,187
Superannuation
Superannuation interest cost	814	758
Other superannuation	2,674	2,707
Depreciation and amortisation	6,221	6,073
Interest	4,028	3,876
Other property	—	1
Other operating	18,694	18,998
Grants and Transfers
Current grants and transfers	6,971	6,618
Capital grants and transfers	1,876	657
Total Expenses from transactions	71,313	68,874
Transactions from discontinuing operations	—	(8)

Net Operating Balance – Surplus	(1,512)	1,335

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	2
Gain/(Loss) from other liabilities	225	(1,133)
Other net gains/(losses)	194	1,182
Share of earnings from associates (excluding dividends)	(91)	(23)
Dividends from asset sale proceeds
Other	—	94
Discontinuing operations	(31)	(2,040)
Operating result (accounting basis)	(1,216)	(583)

Other economic flows – other comprehensive income
Superannuation actuarial gains/(loss)	3,739	(21,574)
Revaluations	4,644	6,192
Net gain/(loss) on equity investments in other sectors	93	(4,235)
Net gain/(loss) on financial instruments at fair value	(5)	(97)
Other	(13)	(64)

Comprehensive result – total change in net worth	7,242	(20,360)

6 - 26	Outcomes Report

Table 13:	NSW Non-Financial Public Sector Statement of Comprehensive Income (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
KEY FISCAL AGGREGATES

Comprehensive result – total change in net worth	7,242	(20,360)
Less: Net other economic flows	(8,754)	21,695
equals: Budget Result – net operating balance	(1,512)	1,335
less Net acquisition of non-financial assets
Purchases of non-financial assets	14,781	12,739
Sales of non-financial assets	(965)	(641)
less Depreciation	(6,221)	(6,073)
plus Change in inventories	72	22
plus Other movements in non-financial assets
– assets acquired utilising finance leases	506	329
– other	(794)	456
equals Total Net acquisition of non-financial assets	7,379	6,833
equals Net Lending/(Borrowing) [Fiscal Balance]	(8,891)	(5,498)

Outcomes Report	6 - 27

Table 14:	NSW Non-Financial Public Sector Statement of Financial Position at 30 June (a)

	2012 $m	2012 $m
	(Budget) $m	(Actual) $m
Assets
Financial Assets
Cash and Cash Equivalent Assets	5,657	8,367
Receivables	6,092	5,897
Financial Assets at Fair Value	10,134	8,982
Advances paid	628	454
Equity
Investments in Other Public Sector Entities	(797)	(5,124)
Investments in Associates	1,245	4,224
Other	7	16
Total Financial Assets	22,966	22,815

Non-Financial Assets
Inventories	1,407	1,451
Forestry Stock and Other Biological Assets	759	746
Assets Classified as Held for Sale	217	504
Investment Properties	1,037	749
Property, Plant and Equipment
Land and Buildings	109,406	113,155
Plant and Equipment	13,852	14,441
Infrastructure Systems	132,443	126,693
Intangibles	3,370	3,245
Other	1,624	1,777
Total Non-financial Assets	264,116	262,762

Total Assets	287,082	285,577

Liabilities
Deposits Held	1,283	1,324
Payables	6,722	6,795
Borrowings and Derivatives at Fair Value	313	325
Borrowings at Amortised Cost	54,639	55,039
Advances Received	823	755
Employee Provisions	14,021	15,286
Superannuation Provision (b)	30,101	50,921
Other Provisions	6,434	6,781
Other	2,356	2,839

Total Liabilities	116,692	140,066

NET ASSETS	170,390	145,511

6 - 28	Outcomes Report

Table 14:	NSW Non-Financial Public Sector Statement of Financial Position at 30 June (cont)

	2012 $m	2012 $m
	(Budget)	(Actual)
Net Worth
Accumulated Funds	74,658	50,028
Reserves	95,732	95,483

TOTAL NET WORTH	170,390	145,511

OTHER FISCAL AGGREGATES
Net Financial Worth (c)	(93,726)	(117,251)
Net Debt (d)	40,639	39,641
Net Financial Liabilities (e)	92,929	112,127

(a)	This table has been presented on a liquidity basis as per AASB 1049.
(b)	Superannuation liabilities are reported net of prepaid contribution assets.
(c)	Net financial worth equals total financial assets minus total liabilities.
(d)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash, advances paid and financial assets at fair value.
(e)	Net financial liabilities equals total liabilities less total financial assets excluding equity investments in other public sector entities.

Outcomes Report	6 - 29

Table 15:	NSW Non-Financial Public Sector Statement of Cash Flows

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Receipts from operating activities
Receipts
Taxes Received	20,063	20,094
Receipts from sales of goods and services	18,740	19,164
Grants and subsidies received	26,858	26,451
Interest receipts	642	592
Dividends and income tax equivalents	121	122
Other receipts	7,892	8,970
Total operating receipts	74,316	75,393

Cash payments for operating activities
Payments for employees	(29,560)	(28,195)
Payments for superannuation	(3,568)	(8,096)
Payments for goods and services	(21,296)	(20,836)
Grants and Subsidies paid	(6,031)	(5,535)
Interest paid	(3,316)	(3,319)
Other payments	(4,579)	(5,373)
Total cash operating payments	(68,350)	(71,353)

Net cash flows from operating activities	5,966	4,040

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	977	642
Purchases of non-financial assets	(14,817)	(13,010)
Net cash flows from investments in non-financial assets	(13,840)	(12,368)

Cash flows from investments in financial assets for policy purposes
Receipts	47	2,366
Payments	(356)	(211)
Net cash flows from investments in financial assets for policy purposes	(309)	2,155

Cash flows from investments in financial assets for liquidity purposes
Proceeds from sale of investments	318	517
Purchase of investments	(785)	(515)
Net cash flows from investments in financial assets for liquidity purposes	(467)	2

Net cash flows from investing activities	(14,616)	(10,211)

Cash flows from financing activities
Advances received (net)	31	(38)
Proceeds from borrowings	8,543	19,564
Repayments of Borrowings	(4,792)	(15,446)
Deposits received (net)	(187)	(146)
Other (net)	—	(7)

Net cash flows from financing activities	3,595	3,927

Net increase/(decrease) in cash held	(5,055)	(2,244)

6 - 30	Outcomes Report

Table 15:	NSW Non-Financial Public Sector Statement of Cash Flows (cont)

	2011-12	2011-12
	$m	$m
	(Budget)	(Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	5,966	4,040
Net Cash Flows from Investments in Non-Financial Assets	(13,840)	(12,368)

Cash surplus/ (deficit )	(7,873)	(8,328)

Derivation of ABS GFS Total Non-financial Public Sector Cash Surplus/(Deficit)
Cash surplus/ (deficit )	(7,873)	(8,328)
Assets acquired under finance leases	(506)	(329)
Other financing arrangements (a)	23	270

ABS GFS Cash Surplus/(Deficit)	(8,356)	(8,388)

(a)	Comprises of movements in payables and receivables of a capital nature.

Outcomes Report	6 - 31

Table 16:	NSW Public Financial Corporations Statement of Comprehensive Income (a)

2011-12
$m
(Actual)
Revenue from Transactions
Grant and Subsidies
Sale of goods and services	452
Interest	3,690
Other dividends and distributions	36
Other	—
Total Revenue from transactions	4,178

Expenses from Transact ions
Employee	16
Superannuation	1
Depreciation and amortisation	6
Interest	3,284
Income tax expense	23
Other property	1
Other operating	430
Curent grants and subsidies	2
Total Expenses from transactions	3,763

Net Operating Balance	415

Other economic flows included in the operating result
Other net gains/(losses)	(4,599)
Other	—
Operating result (accounting basis)	(4,184)
Comprehensive result – total change in net worth before transactions with owners	(4,184)

KEY FISCAL AGGREGATES

Comprehensive result – total change in net worth before transactions with owners	(4,184)
Less: Net other economic flows	4,599
equals: net operating balance	415
less Net acquisition of non-financial assets
Purchases of non-financial assets	9
Sales of non-financial assets	—
less Depreciation	(6)
plus Change in inventories	—
plus Other movements in non-financial assets	—
– assets acquired utilising finance leases	—
– other	—
equals Total Net acquisition of non-financial assets	3
equals Net Lending/(Borrowing) [Fiscal Balance]	412

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.

6 - 32	Outcomes Report

Table 17:	NSW Public Financial Corporations Sector Statement of Financial Position at 30 June (a)(b)

2012
$m
(Actual)
$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	1,962
Receivables	841
Financial Assets at Fair Value	64,018
Advances paid	—
Equity	—
Investments in associates	—
Other	—
Total Financial Assets	66,821

Non-Financial Assets
Inventories	—
Investments	—
Property, Plant and Equipment	—
Land and Buildings	17
Plant and Equipment	3
Infrastructure Systems	—
Intangibles	6
Other	1
Total Non-financial Assets	27

Total Assets	66,848

Liabilities
Deposits Held	748
Payables	33
Tax Equivalents Payable	5
Borrowings and Derivatives at Fair Value	69,315
Borrowings at Amortised Cost	21
Advances Received	—
Employee Provisions	2
Superannuation Provision (c)	2
Other Provisions	1,840
Other	6

Total Liabilities	71,972

NET ASSETS	(5,124)

Outcomes Report	6 - 33

Table 17:	NSW Public Financial Corporations Sector Statement of Financial Position at 30 June (cont)

2012
$m
(Actual)
Net Worth
Accumulated Funds	(5,124)
Reserves	—

TOTAL NET WORTH	(5,124)

OTHER FISCAL AGGREGATES
Net Financial Worth (d)	(5,151)
Net Debt (e)	4,104
Net Financial Liabilities (f)	5,151

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.
(b)	This table has been presented on a liquidity basis as per AASB 1049.
(c)	Superannuation liabilities are reported net of prepaid contribution assets.
(d)	Net financial worth equals total financial assets minus total liabilities.
(e)	Net Debt equals the sum of deposits held, advances received and borrowings, minus the sum of cash advances paid on financial assets of fair value.
(f)	Net financial liabilities equals total liabilities minus financial assets.

6 - 34	Outcomes Report

Table 18:	NSW Public Financial Corporations Sector Statement of Cash Flows (a)

2011-12
$m
(Actual)
Receipts from operating activities
Receipts
Taxation	(4)
Receipts from sales of goods and services	451
Grants and subsidies received	—
Interest receipts	3,604
Other receipts	54
Total operating receipts	4,105

Cash payments for operating activities
Payments for employees	(19)
Payments for superannuation	(1)
Payments for goods and services	(87)
Grants and subsidies	(2)
Interest paid	(3,122)
Income tax equivalents paid	(31)
Other payments	(7)
Total cash operating payments	(3,269)

Net cash flows from operating activities	836

Cash flows from investing activities
Cash flows from investments in non-financial assets
Sales of non-financial assets	—
Purchases of non-financial assets	(8)
Net cash flows from investments in non-financial assets	(8)

Net cash flows from investments in financial assets for policy purposes

Cash flows from investments in financial assets for liquidity purposes
Proceeds from sale of investments	15,333
Purchase of investments	(20,583)
Net cash flows from investments in financial assets for liquidity purposes	(5,250)

Net cash flows from investing activities	(5,258)

Cash flows from financing activities
Advances received (net)
Proceeds from borrowings	52,308
Repayments of borrowings	(47,296)
Dividends paid	(91)
Deposits received (net)	—
Other (net)	—

Net cash flows from financing activities	4,921

Net increase/ (decrease) in cash held	499

Outcomes Report	6 - 35

Table 18:	NSW Public Financial Corporations Sector Statement of Cash Flows (cont)

2011-12
$m
(Actual)
Derivation of cash result
Net Cash Flows from Operating Activities	836
Net Cash Flows from Investments in Non-Financial Assets	(8)
Dividends Paid	(91)

Cash surplus/ (deficit)	737

Derivation of ABS GFS Public Financial Corporation Sector Cash Surplus/(Deficit)
Cash surplus/ (deficit)	737
Assets acquired under finance leases	—
Other financing arrangements (b)	—

ABS GFS Cash Surplus/(Deficit)	737

(a)	The Uniform Presentation Framework does not require the publishing of the results of the Public Financial Corporation Sector at budget time and mid-year; therefore a Budget column is not available.
(b)	Comprises of movements in payables and receivables of a capital nature.

6 - 36	Outcomes Report

Table 19:	2011-12 Loan Council Allocation Estimates for NSW

	Budget-time Estimate	Actual
	2011-12	2011-12
	$m	$m
General government sector cash (surplus) / deficit	3,198	5,731
PNFC sector cash (surplus) / deficit (a)	4,675	2,608
Non-financial public sector cash (surplus) / deficit (b)	7,873	8,328
Acquisitions under finance leases and similar arrangements (c)	483	59
Equals ABS GFS cash (surplus) / deficit	8,356	8,388
Minus Net cash flows from investments in financial asset for policy purposes (d)	(309)	2,155
Plus Memorandum items (e)	302	(1,721)

Loan Council Allocation (LCA)	8,967	4,512

Notes:
(a)	Public Non-financial Corporation (PNFC) Sector.
(b)	Does not directly equate to the sum of the General Government and PNFC cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus/deficit.
(d)	This item is the negative of net advances paid under a cash accounting framework.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases, that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that Loan Council has agreed should not be included in LCAs—for example, the funding of more than employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.

Private Sector Infrastructure

As confirmed at the 1997 Loan Council meeting, governments are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the government’s termination liabilities in a case of private sector default and disclosed as a footnote to, rather than a component of, Loan Council Allocations.

Contracts entered into in 2011-12.

None to be reported.

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